Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

CRYOLIFE, INC.,

CRYOLIFE GERMANY HOLDCO GMBH,

JOLLY BUYER ACQUISITION GMBH,

JOTEC AG,

THE SECURITYHOLDERS LISTED ON SCHEDULE 1 HERETO, AND

LARS SUNNANVÄDER, as the Securityholder Representative

Dated as of October 10, 2017

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 10, 2017 by and among CryoLife, Inc., a Florida corporation (“CryoLife”), CryoLife Germany HoldCo GmbH, a German GmbH (“Parent”), Jolly Buyer Acquisition GmbH, a Swiss GmbH (“Buyer”), JOTEC AG, a Swiss AG (the “Company”), the securityholders of the Company listed on Schedule 1 hereto (the “Securityholders”) who have signed this Agreement below,  and Lars Sunnanväder (the “Securityholder Representative”). Each person or entity noted above is referred to as a “Party” and collectively as the “Parties”, and references to Schedules and Exhibits refer to the Schedules and Exhibits attached to this Agreement, unless otherwise noted.

RECITALS

A.The Company and each of the subsidiaries of the Company listed in Schedule 2 (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) design, develop, market and sell aortic and vascular surgical and endovascular medical devices and accessories (including but not limited to thoracic medical devices and accessories) (the “Business”), including the Company Products (as defined in this Agreement), all of which are listed and described in Schedule 3.

B.The Securityholders are currently the holders of 101,923 of all issued and outstanding Shares (as defined in this Agreement), representing approximately 94.4% of the Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the  Securityholders desire to sell to Buyer and Buyer desires to purchase from the Securityholders, all of the Shares held by the Securityholders immediately prior to Closing (the “Acquisition”).

C.Upon the terms and subject to the conditions set forth in this Agreement, the $225,000,000 in consideration payable by Buyer for 100% of the Shares, subject to adjustments set forth in this Agreement and the escrow amount described below, will be paid partially in U.S. Dollars and partially in shares of CryoLife Common Stock, to be allocated among the Securityholders as described in Schedule 4 which schedule shall be updated prior to Closing (the “Consideration Schedule”).

D.In connection with the Acquisition, (i) at the Closing, the holders of the Shareholder Loans (as defined in this Agreement) desire to sell and transfer the Shareholder Loans to Buyer for the amount of principal and interest then outstanding under the Shareholder Loans (the “Consideration for the Shareholder Loans”) and Buyer desires to purchase the Shareholder Loans to be allocated among the holders of the Shareholder Loans as described in the Consideration Schedule, (ii) prior to the Closing, the Securityholders desire to purchase the Shares they do not own from the other shareholders of the Company (each a “Minority Shareholder” and collectively the “Minority Shareholders”); (iii) prior to the Closing, the Securityholders who granted the Shareholder Options (each an “Option Grantor” and collectively the “Option Grantors”) desire to redeem the Shareholder Options (as defined in this Agreement) from the holders of such Shareholder Options; and (iv) following Closing, subject to Closing occurring, certain Securityholders shall pay the bonus or change of control payments (subject to the terms of the respective Contracts between the recipients of such bonuses and such Securityholders) to Employees of the Company or any Company Subsidiaries in connection with the Acquisition.

E.Contemporaneously with the execution and delivery of this Agreement, Buyer and the Securityholder Representative are entering into the escrow agreement attached as Exhibit A (the “Escrow Agreement”), to be effective as of the Closing Date subject to Closing occurring, and a portion of the cash consideration otherwise payable in connection with the Acquisition shall be placed in an escrow account with U.S. Bank, N.A., in its capacity as escrow agent (the “Escrow Agent”), pursuant to the Escrow Agreement as partial security for any amounts payable for indemnification claims and other payment obligations, as described in this Agreement.

F.Contemporaneously with the execution and delivery of this Agreement by the Parties, the Key Employee (as defined in this Agreement) is executing one or more documents with CryoLife or one of its subsidiaries (each a “Key Employee Document” and collectively, the “Key Employee Documents”), each to be effective as of the Closing Date subject to Closing occurring.

G.Contemporaneously with the execution and delivery of this Agreement, as a material inducement to Candy, Parent and Buyer to enter into this Agreement, each of the Securityholders is entering into a Contract not to compete with the Business or solicit employees or customers of the Business following the Acquisition, in substantially the form of Exhibit B (the “Securityholder Agreement”), each to be effective as of the Closing Date subject to Closing occurring.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

Article I

DEFINITIONS

1.1Definitions.  For all purposes of this Agreement, the defined terms set forth on Schedule 5 are hereby incorporated in this Agreement.

Article II

PURCHASE AND SALE

2.1Sale and Purchase of the Shares.  On the terms and subject to the conditions of this Agreement, at the Closing, (a) the Securityholders shall sell, transfer, assign, convey and deliver to Buyer all of the Shares owned by the Securityholders as of the Closing Date immediately prior to Closing (the “Sold Shares”; each a “Sold Share”) free and clear of any Liens, and (b) Buyer shall purchase and acquire all Sold Shares, free and clear of any Liens, for the consideration described in Section 2.4.

2.2Shareholder Loans, Shares of Minority Shareholders, Shareholder Options and Bonuses.

(a)Shareholder Loans:  On the terms and subject to the conditions of this Agreement, at the Closing, the holders of the Shareholder Loans shall sell and transfer to Buyer and CryoLife shall or shall cause Buyer to acquire the Shareholder Loans from the holders thereof, for the consideration described in Section 2.4.

(b)Shares of Minority Shareholders. Between the date of this Agreement and the Closing and at such time as the Securityholders reasonably believe will enable as many Shares as possible not owned by the Securityholders, yet, to be acquired from the Minority Shareholders prior to the Closing Date subject to Closing occurring, the Securityholders shall acquire as many Shares as possible not owned by the Securityholders as of the date hereof from the Minority Shareholders subject to Closing occurring.

(c)Shareholder Options.  On the terms and subject to the conditions of this Agreement, prior to the Closing, the Option Grantors shall redeem the Shareholder Options subject to the Closing occurring and shall terminate prior to the Closing subject to Closing occurring all rights under or related to the Shareholder Options.

(d)Shareholder Bonuses. On the terms and subject to the conditions of this Agreement, any Securityholders who committed to pay or otherwise pay a bonus or change of control payment to Employees of the Company or any Company Subsidiaries (each a “Bonus Payor” and collectively the “Bonus Payors”) in connection with the Acquisition shall pay subject to Closing occurring such bonuses or change of control payments at the latest one (1) Business Day following the Closing.

(e)Documentation. The Securityholders, including each of the holders of the Shareholder Loans, the Option Grantors and Bonus Payors, shall execute and shall apply commercially reasonable efforts to have the recipients of the Shareholder Options and the bonus or change of control payments execute all such documents and take all such other actions as may be necessary to confirm the foregoing actions to occur at or prior to the Closing, as applicable.

(f)Required Withholding Tax. Half of the amount payable to holders of Shareholder Options pursuant to this Section 2.2 will be withheld by the Option Grantors on behalf of the holders of Shareholder Options who are employees of any of the Company Subsidiaries and paid by the Option Grantors on behalf of the holder of the Shareholders Option to the relevant Company Subsidiary at the latest one (1) Business Day following the Closing to satisfy the employee and employer portion of any associated Taxes, social security or similar obligations required to be deducted or withheld therefrom under any provision of applicable Law (a “Required Withholding Tax”) and the Bonus Payors shall withhold half of the bonus or change of control amount payable to each of the Employees any of the Company Subsidiaries pursuant to this Section 2.2 and pay such withheld amounts on behalf of the Employees receiving such bonuses or change of control payments to the relevant Company Subsidiary at the latest one (1) Business Day following the Closing to satisfy any associated Required Withholding Tax. In the event that the amount so withheld and paid falls short of the amount required to be paid to the applicable Governmental Authority with respect to (A) a Shareholder Option or (B) a bonus or change of control amounts payable by the Bonus Payors, the shortfall of such Required Withholding Tax shall be paid upon demand of the Buyer at the option of the Buyer either to the Company or applicable Company Subsidiary directly by the former holder of a Shareholder Option or the applicable Employee to the applicable Governmental Authority. The Company will cause the relevant Company Subsidiary to release any excess amount not used to pay the Required Withholding Tax (the “Excess Withholding Amount”) to the applicable Employee or former holder of a Shareholder Option upon the relevant Company Subsidiary’s receipt of reasonable satisfactory evidence as to the existence and calculation of an Excess Withholding Amount.

2.3Closing.  Unless the Securityholders holding a majority of the Shares Representative and Buyer mutually agree in writing to a different date and time, the Acquisition will take place at 12:01 a.m. Eastern Time on the fifth (5th) Business Day following the date on which the satisfaction or written waiver (to the extent legally permissible) of the conditions precedent set forth in Article VIII occurs and continues. The Acquisition shall take place remotely by facsimile, e-mail or other electronic communication, unless another method is mutually agreed upon in writing by Buyer and the Securityholder Representative. The consummation of the Acquisition is referred to as the “Closing.” The date and time upon which the Closing is effective shall be referred to herein as the “Closing Date.”

2.4Purchase Price.

(a)Payments of Closing Consideration and Consideration for Shareholder Loans.  On the terms and subject to the conditions of this Agreement, including the provisions of Section 2.2 and Section 2.4(b) and the adjustment set forth in Section 3.1, in full consideration for the transfer of all of the Sold Shares to Buyer and the purchase of the Shareholders Loans by Buyer,  at the Closing, CryoLife shall pay or cause Buyer to pay to the Paying Agent for further distribution by the Paying Agent to each of the Securityholders their respective portion of (i) the Closing Consideration and (ii) the Consideration for Shareholder Loans as set forth on the Consideration Schedule and, in the case of the CryoLife Common Stock comprising a portion of the Closing Consideration, CryoLife shall irrevocably instruct American Stock Transfer & Trust Company, LLC (the “Transfer Agent”) to reflect in book entry form the issuance of shares of CryoLife Common Stock to such Securityholders, as set forth on the Consideration Schedule.

The Paying Agent shall distribute the cash portion of the Closing Consideration and the Consideration for Shareholder Loans by an irrevocable bank wire transfer of immediately available funds to accounts designated in writing by the Securityholders, as set forth on the Consideration Schedule. For the avoidance of doubt, when the parties determined the Closing Consideration, they agreed that the items mentioned in Schedule 12 are already reflected in the Closing Consideration and shall thus not be further considered whatsoever, neither for purposes of the net debt Acquisition Consideration adjustment, nor for any breach of representation or warranty, nor for any indemnification or otherwise.

(b)Escrow.  On the Closing Date and subject to the terms and conditions of this Agreement, including the provisions of Section 9.3, CryoLife shall or shall cause Buyer to deposit with the Escrow Agent an amount in cash equal to the Escrow Amount. The Securityholders’ respective Pro Rata Portions of the Escrow Amount shall equal in the aggregate the Escrow Amount.

(c)Withholding Taxes. Notwithstanding any other provision in this Agreement, Buyer, the Company, the Paying Agent and the Escrow Agent shall have the right to deduct and withhold from any payments to be made hereunder such amounts as are required to be deducted or withheld therefrom under any provision of applicable Law, and to reasonably request any necessary Tax forms, as applicable, and any similar information. To the extent that any such amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld and paid amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such required deductions or withholdings, such Person shall indemnify Buyer, the Company and the Escrow Agent for any liability to any Governmental Authority for such required deductions or withholdings together with all related Losses. None of the Company or any other Party shall be liable to a holder of the Shareholder Loans or the Shareholder Options or any bonuses or change of control payments for any amount properly paid to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding anything to the contrary in this Section 2.4(c), the Buyer shall be responsible for any deductions or withholdings from payments to be made to Securityholders pursuant to this Agreement that are imposed by a jurisdiction other than Switzerland or Germany (or, in each case, any political subdivision thereof) solely as a result of the Buyer acquiring, or being deemed to have acquired, the Company through an entity organized under the laws of the jurisdiction imposing such deduction or withholding and, for the avoidance of doubt, not as the sole result of the status of any Securityholder as a citizen or Tax resident of the jurisdiction imposing such deduction or withholding, and in such case the amount of the payment due shall be increased to an amount which (after making any Tax deductions) leaves an amount equal to the payment which would have been due if the Tax deductions made had not been required.

2.5Consideration Schedule.  No later than three (3) Business Days before the Closing, the Company shall deliver to Buyer and Paying Agent the updated Consideration Schedule (to reflect the purchase by one or several of the Securityholders of Shares from the Minority Shareholders) setting forth (i) the name and mailing address of each Securityholder; (ii)

the Sold Shares and the sold Shareholder Loans held by each Securityholder, in each case as of immediately prior to the Closing; (iii) each Securityholder’s Pro Rata Portion of the Escrow Amount; (iv) the Estimated Net Debt and each Securityholder’s Pro Rata Portion of Estimated Net Debt; (v) each Securityholder’s Pro-Rata Portion of the Closing Consideration (including the amount of cash and number of shares of CryoLife Common Stock to which such Securityholder is entitled), payable to each such Securityholder with respect to their respective Sold Shares;  (vi) each Securityholders’ share of the Consideration for the Shareholder Loans and (vii) as applicable, with respect to any Shares issued on or after January 1, 2011 or any other Shares, in each case constituting a “covered security” under Treasury Regulation § 1.6045-1(a)(15), the cost basis and date of issuance of such Shares or Shares. The Paying Agent shall be responsible for the distribution of such amounts delivered to the Paying Agent. Upon (i) paying the Escrow Amount to the Escrow Agent, (ii) payment of the Consideration for the Shareholder Loans and the cash portion of the Closing Consideration to the Paying Agent, and (iii) instructing the Transfer Agent to reflect in book entry form the issuance of the CryoLife Common Stock issuable as Closing Consideration to the Securityholders as set forth in the Consideration Schedule, CryoLife, Parent and Buyer shall have fulfilled their respective obligations with respect to the Closing, subject to the Acquisition Consideration adjustment set forth in Article III.

2.6Exchange Procedures.

(a)Shares.  At Closing, the Company and each of the Securityholders shall take such steps that are required for Buyer to be registered as the owner of all of the Sold Shares in the share register of the Company and deliver to Buyer such other notices and documentation, duly executed on behalf of the Company if necessary, confirming that Buyer is entered in the register as sole owner of the Sold Shares, accompanied by a copy of such register duly signed by the Company’s board of directors (the “Board of Directors”) or such other evidence as is necessary, customary and appropriate that Buyer has been registered as the sole owner of all Sold Shares, free and clear of any Liens.  In particular, the Securityholders shall deliver or cause to be delivered to the Buyer at Closing: (i) the original share certificates representing the Sold Shares, each duly endorsed in blank by the respective Securityholder; (ii) the original minutes of the meeting of the Board of Directors approving the acquisition of the Sold Shares by the Buyer and the entry of the Buyer as owner of the Sold Shares with full voting rights in the share register of the Company; and (iii) the original share register of the Company as of the Closing Date, duly signed by the Board of Directors, in which the Buyer is registered as the owner of the Sold Shares with full voting rights, free and clear of any Liens.  Upon Closing, the Buyer shall be recorded as the sole owner of all Sold Shares in the Company’s share register, and in accordance with the terms and subject to the conditions set forth in this Agreement, each Securityholder shall receive from Buyer in exchange therefor the Pro Rata Portion of the Closing Consideration to which each such Securityholder is entitled pursuant to Section 2.5,  as set forth on the Consideration Schedule, which for purposes of clarification shall be subject to adjustment as provided in Section 3.1.

(b)Resignation of Officers and Directors.  At the Closing, the Securityholders shall deliver to Buyer a written resignation from each of the officers and directors of each of the Company and the Company Subsidiaries in form and substance that will allow Buyer to cause such resignations to be effective as of or promptly following the Closing.

(c)Declaration of Beneficial Owner.  At the Closing, the Buyer shall deliver to the Company a notification of beneficial ownership regarding the Sold Shares in accordance with article 697j of the Swiss Code of Obligations.

(d)Joint Closing Actions / Deemed Occurrence of the Closing Actions.    All actions to be taken and documents to be delivered by the Parties at Closing as set forth in this Agreement are deemed to have (i) been taken, executed and delivered simultaneously and (ii) occurred only if and when all such actions and documents have been taken, executed and delivered. In case Closing does not occur, the Parties undertake to use their commercially reasonable best efforts to unwind all Closing actions initiated or taken.

Article III

ACQUISITION CONSIDERATION ADJUSTMENT

3.1Acquisition Consideration Adjustment.

(a)No later than three (3) Business Days prior to Closing, the Company shall deliver to Buyer a written statement of its reasonable good faith estimate of the Net Company Debt as at the Closing Date (the “Estimated Net Debt”), together with a reasonably detailed explanation of the calculation thereof. The amount of the Estimated Net Debt shall be reflected in the calculation of the Closing Consideration to be paid by Buyer at Closing pursuant to Section 2.4.

(b)Within sixty (60) days after the Closing Date, CryoLife shall cause to be prepared and delivered to the Securityholder Representative a statement setting forth the calculation of the Net Company Debt as of the Closing Date, together with a reasonably detailed explanation of the calculation thereof (the “Company Net Debt Statement”) and a statement setting forth the calculation of the adjustment amount to the Acquisition Consideration (if any) based on the difference between the Estimated Net Debt and the Company Net Debt determined pursuant to the Company Net Debt Statement (this statement, collectively with the Company Net Debt Statement, the “Closing Adjustment Statement”).

(c)Within sixty (60) days following receipt by the Securityholder Representative of the Closing Adjustment Statement, the Securityholder Representative shall deliver written notice to CryoLife of any dispute it has with respect to the preparation or content of the Closing Adjustment Statement.  If the Securityholder Representative does not notify CryoLife in writing of a dispute with respect to the Closing Adjustment Statement within such sixty (60)-day period, pursuant to a written notice describing in reasonable detail the specific calculations that are disputed and the basis for such dispute, such Closing Adjustment Statement will be final, conclusive and binding on the Parties. If the Securityholder Representative notifies CryoLife in writing of a dispute with respect to the Closing Adjustment Statement within such sixty (60)-day period, pursuant to a written statement describing in reasonable detail the specific calculations that are disputed and the basis for such dispute, CryoLife and the Securityholder Representative shall negotiate in good faith to resolve such dispute.  If CryoLife and the Securityholder Representative, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Securityholder Representative advises CryoLife of its objections, then CryoLife and the Securityholder Representative jointly shall be entitled to engage the Arbitration Firm to resolve such dispute. As promptly as practicable thereafter (and, in any event, within fifteen (15) days after the Arbitration Firm’s engagement), the Securityholder Representative shall submit any unresolved elements of its objection to the Arbitration Firm in writing (with a copy to CryoLife), supported by any documents and arguments upon which it relies. As promptly as practicable thereafter (and, in any event, within fifteen (15) days following the Securityholder Representative’s submission of such unresolved elements), CryoLife shall submit its response to the Arbitration Firm (with a copy to the Securityholder Representative) supported by any documents and arguments upon which it relies.  CryoLife and the Securityholder Representative shall request that the Arbitration Firm render its determination within fifteen (15) days following its receipt of CryoLife’s response. The scope of the disputes to be resolved by the Arbitration Firm shall be limited to the unresolved items to which the Securityholder Representative objected.  In resolving any disputed item, the Arbitration Firm may not assign a value to any item greater than the greatest value claimed for such item by either Party or less than the smallest value claimed for such item by either Party.  All determinations made by the Arbitration Firm will be final, conclusive and binding on the Parties.  The Arbitration Firm shall have the authority to allocate all fees and costs of the Arbitration Firm in resolving any disputed item to the non-prevailing party, as determined by the Arbitration Firm.

(d)If Net Company Debt (as finally determined after the Closing pursuant to Section 3.1(c)) exceeds the Estimated Net Debt delivered prior to the Closing by the Company to Buyer pursuant to Section 3.1(a), then the Acquisition Consideration will be adjusted downward by such excess amount and the Securityholders shall, within (10) Business Days, pay Buyer an amount of cash by wire transfer of immediately available funds an amount equal to (i) the Net Company Debt (as finally determined after the Closing pursuant to Section 3.1(c))  minus (ii) the Estimated Net Debt (such amount described in clauses (i) and (ii) collectively, the “Downward Adjustment Amount”) in accordance with their respective Pro Rata Portion of the Downward Adjustment Amount or, at Buyer’s request, the Securityholder Representative and Buyer shall deliver a joint written authorization to the Escrow Agent within two (2) Business Days from the date on which Net Company Debt is finally determined pursuant to Section 3.1(c) authorizing the Escrow Agent to release to Buyer from the Indemnity Escrow Fund, within three (3) Business Days from the date of such authorization an amount equal to the Downward Adjustment Amount.  Any fees and costs of the Arbitration Firm to be borne by the Securityholders pursuant to Section 3.1(c) shall be paid directly by the Securityholders in accordance with their respective Pro Rata Portion.

(e)If Net Company Debt (as finally determined after the Closing pursuant to Section 3.1(c))  is below the Estimated Net Debt delivered prior to the Closing by the Company to Buyer pursuant to Section 3.1(a), then the Acquisition Consideration will be adjusted upward by such excess amount and CryoLife shall or shall cause Buyer to, within ten (10) Business

Days, pay the Paying Agent for further distribution to each of the Securityholders, as if such amount had been distributed at Closing, by wire transfer of immediately available funds an amount equal to (i) the Estimated Net Debt Net minus (ii) Net Company Debt (as finally determined after the Closing pursuant to Section 3.1(c)) (such amount described in clauses (i) and (ii) collectively, the “Upward Adjustment Amount”) in accordance with their respective Pro Rata Portions of the Upward Adjustment Amount, or at Buyer’s request (ii) the Securityholder Representative and Buyer shall deliver a joint written authorization to the Escrow Agent within two (2) Business Days from the date on which Net Company Debt is finally determined pursuant to Section 3.1(c) authorizing the Escrow Agent to release from the Indemnity Escrow Fund, within three (3) Business Days from the date of such authorization to the Paying Agent, for further distribution to each of the Securityholders in proportion to their respective Pro Rata Portions, an amount of cash equal to the Upward Adjustment Amount.  Any fees and costs of the Arbitration Firm to be borne by the Securityholders pursuant to Section 3.1(c) shall be paid directly by the Securityholders in accordance with their respective Pro Rata Portion.

(f)The adjusted payment obligations contemplated in this Section 3.1 shall be treated for all purposes as adjustments to the Acquisition Consideration, except as otherwise required by applicable Law.

Article IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SECURITYHOLDERS

Each of the Securityholders severally (and not jointly) hereby represents and warrants to CryoLife, Parent, and Buyer, subject to such exceptions as are disclosed in the Company Disclosure Schedule (as defined below) (specifically referencing the appropriate section (e.g. 4.7), subsection (e.g. 4.7(b)) and paragraph (e.g. 4.7(b)(i), as applicable)  (it being understood and hereby agreed that (i) a matter is deemed to be disclosed in the Company Disclosure Schedule for the purposes of this Article IV if such matter is included in the Company Disclosure Schedule in sufficient detail to enable Buyer, Parent and CryoLife, upon a diligent review of the Company Disclosure Schedule (together with documents and information included therein, which have been made available to Buyer), to reasonably understand the appropriate sections, subsections and paragraphs, as applicable, of the Company Disclosure Schedule to which such disclosure applies and to reasonably assess the nature, scope, importance and relevance of the disclosed matter and the impact of such disclosure on the Company, the Company Subsidiaries, CryoLife, Parent and Buyer and (ii) except with respect to Fundamental Representations, the fair disclosure statement in Section 4.11 shall apply for the purposes of this Article IV), on the date hereof and as of the Closing Date (other than the representations and warranties which are made as of a specified date, which speak only as of such date), and covenants and agrees, as follows:

4.1Authority;  Non-Contravention; Approvals.

(a)Such Securityholder has all requisite power and authority to execute and deliver this Agreement and the Related Agreements to which such Securityholder is a party, and to perform the transactions contemplated in this Agreement and the Related Agreements to which such Securityholder is a party.  This Agreement has been, and upon the execution of the Related Agreements to which such Securityholder is a party, the Related Agreements will be, duly executed and delivered by such Securityholder and, assuming the due authorization, execution and delivery of this Agreement by CryoLife, Parent, and Buyer, constitutes and upon CryoLife’s, Parent’s and Buyer’s execution of the applicable Related Agreements will constitute, valid and binding obligations of such Securityholder, enforceable against such Securityholder in accordance with their respective terms.

(b)The execution and delivery by such Securityholder of this Agreement and the Related Agreements to which he, she or it is a party and the performance of the transactions contemplated in this Agreement and the Related Agreements to which he, she or it is a party do not and will not (i) result in a material violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under, the terms, conditions or provisions of any Contract or other instrument of any kind to which such Securityholder or such Securityholder’s Affiliates is now a party or by which such Securityholder or any of its assets may be bound or affected; or (ii) result in a material violation of any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to such Securityholder.

(c)No declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained by or made such Securityholder in connection with or as a result of the execution and delivery of this Agreement and the Related Agreements to which such Securityholder is a party or the performance by such Securityholder of the transactions contemplated in this Agreement and the Related Agreements to which such Securityholder is a party.

4.2Title to Sold Shares.  Such Securityholder has, and will deliver to Buyer at Closing, good and marketable title, free and clear of all Liens, to the Sold Shares that the Consideration Schedule indicates are owned by such Securityholder.  If such Securityholder holds a Shareholder Loan, the principal and interest due under such Shareholder Loan is accurately reflected in the Consideration Schedule. Other than as provided for in this Agreement and that certain shareholders agreement dated May 1, 2005, by and among the Company and the other parties thereto (the “Shareholders Agreement”), such Securityholder is not a party to any voting trust, proxy, or other Contract or understanding with respect to any of the Shares or other Company Securities held by such Securityholder.  Such Securityholder is party to the Shareholders Agreement, and prior to the Closing, shall comply or shall have complied with their obligations under the Shareholders Agreement with respect to the transactions contemplated hereby. As of the date hereof, the Sold Shares set forth on Section 5.2(a) of the Company Disclosure Schedule opposite such Securityholder’s name represent such Securityholder’s entire right, title and interest in and to the shares of the share capital of the Company as of the date hereof.  As of the Closing Date, the Sold Shares set forth in the Consideration Schedule opposite such Securityholder’s name represent such Securityholder’s entire right, title and interest in and to the shares of the share capital of the Company as of the Closing Date. Such Securityholder has not breached or violated any provision of the Shareholders Agreement.

4.3Litigation.  There is no proceeding pending that relates to this Agreement or the transactions contemplated in this Agreement or, to the knowledge of such Securityholder, threatened, against or affecting such Securityholder that challenges the validity or enforceability of this Agreement with respect to such Securityholder or seeks to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated in this Agreement with respect to such Securityholder or that could reasonably be expected to impair or delay such Securityholder’s ability to consummate the transactions contemplated in this Agreement.

4.4Interest in Intellectual Property.  Neither such Securityholder nor any of its Affiliates has any rights, title or interest in, or right or permission to use, any Intellectual Property of the Company or any of its Subsidiaries or Intellectual Property used by the Company or any Company Subsidiary or necessary for the operation of the Business as currently conducted.

4.5Brokers’ and Finders’ Fees.  Such Securityholder has not, directly or indirectly, entered into any Contract that will cause the Company, any Company Subsidiary or Buyer to incur, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated in this Agreement. Such Securityholder is not, nor has such Securityholder engaged any intermediary that is, a registered Swiss securities dealer for the purposes of Swiss securities transfer tax.

4.6Interested Party Transactions.

Except as set forth in Section 5.16 of the Company Disclosure Schedule and other than (i) standard benefits generally made available to all Employees, (ii) standard director, manager and/or officer indemnification Contracts approved by the Company or the relevant Company Subsidiary, and (iii) the purchase of Shares and the issuance of Company Options, in each case pursuant to Contracts that have been made available to Buyer or its counsel, there are no Contracts, or understandings between such Securityholder or any Affiliate or family member thereof, on the one hand, and the Company or any Company Subsidiary, on the other.  Other than pursuant to the Shareholder Loans, neither the Company nor any Company Subsidiary has any obligation for indebtedness for borrowed money to such Securityholder or any Affiliate or family member thereof.

4.7Investment Representations, Warranties and Covenants.

(a)This Agreement is made by Parent, CryoLife, Buyer, the Company and each of the Company Subsidiaries with such Securityholder in reliance upon such Securityholder’s representations, warranties and covenants made in this Section 4.7.

(b)Such Securityholder has been advised and acknowledges that:

(i)the shares of CryoLife Common Stock issuable pursuant to this Agreement have not been, and when issued, will not be registered under the Securities Act, the securities laws of any State of the United States or the securities laws of any other country;

(ii)in issuing and selling the shares of CryoLife Common Stock issuable pursuant to this Agreement to such Securityholder pursuant hereto, CryoLife is relying upon the “safe harbor” provided by Regulation S and/or on Section 4(a)(2) under the Securities Act;

(iii)it is a condition to the availability of the Regulation S “safe harbor” that the shares of CryoLife Common Stock issuable pursuant to this Agreement not be offered or sold in the United States or to a U.S. person until the expiration of a six-month “distribution compliance period,” if CryoLife is a “reporting issuer,” as defined in Regulation S (or a one-year “distribution compliance period” if CryoLife is not a “reporting issuer” as defined in Regulation S) following the Closing Date; and

(iv)notwithstanding the foregoing, prior to the expiration of the six-month “distribution compliance period,” if CryoLife is a “reporting issuer,” as defined in Regulation S (or the one-year “distribution compliance period,” if CryoLife is not a “reporting issuer,” as defined in Regulation S), after the Closing (the “Restricted Period”), the shares of CryoLife Common Stock issuable pursuant to this Agreement may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement, and either: (A) if the offer or sale is within the United States or to or for the account of a U.S. person (as such terms are defined in Regulation S), the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to a person other than a U.S. person.

(c)As used herein, the term “United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia, and the term “U.S. person” (as defined in Regulation S) means:

(i)a natural person resident in the United States;

(ii)any partnership or corporation organized or incorporated under the laws of the United States;

(iii)any estate of which any executor or administrator is a U.S. person;

(iv)any trust of which any trustee is a U.S. person;

(v)any agency or branch of a foreign entity located in the United States;

(vi)any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(vii)any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated and (if an individual) resident in the United States; and

(viii)a corporation or partnership organized under the laws of any foreign jurisdiction and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

(d)As used herein, the term “Non-U.S. person” means any person who is not a U.S. person or is deemed not to be a U.S. person under Rule 902(k)(2) of the Securities Act.

(e)Such Securityholder agrees that with respect to the shares of CryoLife Common Stock issuable pursuant to this Agreement, until the expiration of the Restricted Period:

(i)such Securityholder, its agents or its representatives have not and will not solicit offers to buy, offer for sale or sell any of the shares of CryoLife Common Stock issuable pursuant to this Agreement, or any beneficial interest therein in the United States or to or for the account of a U.S. person; and

(ii)notwithstanding the foregoing, the shares of CryoLife Common Stock issuable pursuant to this Agreement may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (A) if the offer or sale is within the United States or to or for the account of a U.S. person (as such terms are defined in Regulation S), the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. person; and

(iii)such Securityholder shall not engage in hedging transactions with regard to the shares of CryoLife Common Stock issuable pursuant to this Agreement unless in compliance with the Securities Act.

The foregoing restrictions are binding upon subsequent transferees of the shares of CryoLife Common Stock issuable pursuant to this Agreement, except for transferees pursuant to an effective registration statement or valid exemption from registration. Such Securityholder agrees that after the Restricted Period, the shares of CryoLife Common Stock issuable pursuant to this Agreement may be offered or sold within the United States or to or for the account of a U.S. person only pursuant to applicable securities laws.

(f)Such Securityholder has not engaged nor is he, she or it aware that any party has engaged, or that any Non-U.S. person will engage or cause any third party to engage, in any directed selling efforts (as such term is defined in Regulation S) in the United States with respect to the shares of CryoLife Common Stock issuable pursuant to this Agreement.

(g)Such Securityholder: (i) is domiciled and, if applicable, has its principal place of business outside the United States; (ii) certifies it is not a U.S. person and is not acquiring the shares of CryoLife Common Stock issuable pursuant to this Agreement for the account or benefit of any U.S. person; and (iii) at the time of the Closing Date, such Securityholder or persons acting on such Securityholder’s behalf in connection with the transactions contemplated by this Agreement will be located outside the United States.

(h)At the time of offering to such Securityholder and communication of such Securityholder’s order to purchase the shares of CryoLife Common Stock issuable pursuant to this Agreement and at the time of such Securityholder’s execution of this Agreement, such Securityholder or persons acting on such Securityholder’s behalf in connection therewith were located outside the United States.

(i)Such Securityholder person is not a “distributor” (as defined in Regulation S) or a “dealer” (as defined in the Securities Act).

(j)Such Securityholder acknowledges that CryoLife shall make a notation in its stock books regarding the restrictions on transfer set forth in this Section 4.7 and shall transfer such shares on the books of Parent only to the extent consistent therewith.

In particular, such Securityholder acknowledges that CryoLife shall refuse to register any transfer of the shares of CryoLife Common Stock issuable pursuant to this Agreement not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

4.8Tax Status.

(a)Such Securityholder certifies that it is not a U.S. Tax Person.

(b)As used herein, the term “U.S. Tax Person” means:

(i)an individual who is a citizen of the United States;

(ii)an individual who is a resident of the United States for U.S. federal income tax purposes;

(iii)a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

(iv)a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

(v)an estate the income of which is subject to U.S. federal income tax regardless of its source; or

(vi)a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

4.9Lock-Up Period.  Such Securityholder hereby agrees that such Securityholder shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any securities of CryoLife or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of CryoLife held by such Securityholder from the Closing Date through the date that is six (6) months following the Closing Date.  Parent may impose stop-transfer instructions with respect to securities subject to the foregoing restriction until the end of such period. Such Securityholder agrees that during such time when this Section 4.9 is applicable to any of Securityholder’s shares of CryoLife Common Stock, any transferee of such Securityholder’s shares of CryoLife Common Stock or other securities of Parent shall be bound by this Section 4.9.

4.10Restrictive Legends.  Such Securityholder understands and agrees that each book entry or certificate held by such Securityholder representing the shares of CryoLife Common Stock issuable pursuant to this Agreement, or any other securities issued in respect of the shares of CryoLife Common Stock issuable pursuant to this Agreement upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legends (in addition to any legend required by this Agreement or under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THIS CERTIFICATE MUST BE SURRENDERED TO THE ISSUER OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE, HYPOTHECATION OR ANY OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF THE ISSUER.

Any transferee of a holder of CryoLife Common Stock acquired hereby shall take such CryoLife Common Stock subject to the restrictions set forth in this Section 4.10.

4.11Fair Disclosure.    Solely with respect to the Securityholders’ representations and warranties in this Article IV that are not Fundamental Representations (it being understood and agreed that this Section 4.11 shall not apply to the Fundamental Representations):

(a)Such representations and warranties that are not Fundamental Representations are subject to the matters that are fairly disclosed in the Company Disclosure Schedule or the materials made available to Buyer in the electronic data room maintained by the Company at the folder titled “Project Jelly”, located at https://eu1.merrillcorp.com/bidder/index_frame.do?projectId=224838 (the “VDR”);  provided, however, that, in so far as the VDR is concerned, only matters that were fairly disclosed in the VDR as of 11:59 p.m. Eastern Time on August 31, 2017 shall receive the benefit of the fair disclosure treatment set forth in this Section 4.11, and materials subsequently added to the VDR shall not qualify such representations or warranties;

(b)Any document to the extent included in the VDR (as of 11:59 p.m. Eastern Time on August 31, 2017)  is deemed to be disclosed generally for the purposes of this Article IV and will be deemed an exception for the applicable representations and warranties contained in this Article IV that are not Fundamental Representations, solely with respect to the portion of the document included in the VDR;

(c)Except with respect to Fundamental Representations, as to which this Section 4.11 shall not apply, a matter is deemed to be fairly disclosed for the purposes of this Article IV if such matter is included in the VDR (as of 11:59 p.m. Eastern Time on August 31, 2017)  or in the Company Disclosure Schedule in sufficient detail to enable Buyer, Parent and CryoLife, upon a diligent review of the documents included in the VDR or included in the Company Disclosure Schedule (together with documents and information included therein that have been made available to Buyer), to reasonably assess the nature, scope, importance and relevance of the disclosed matter and the impact of such disclosure on the Company, the Company Subsidiaries, CryoLife, Parent and Buyer; and

(d)In the event that the Company Disclosure Schedule omits disclosure with respect to the applicable representations and warranties provided in this Article IV, but fair disclosure is provided in the VDR (as of 11:59 p.m. Eastern Time on August 31, 2017), the materials in the VDR will take precedence.

Article V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE COMPANY SUBSIDIARIES

Each of the Securityholders severally (and not jointly) hereby represents and warrants to CryoLife, Parent and Buyer on the date hereof and as of the Closing Date (other than the representations and warranties which are made as of a specified date, which speak only as of such date), subject to such exceptions as are disclosed in the disclosure schedule (specifically referencing the appropriate section (e.g. 5.11), subsection (e.g. 5.11(b)) and paragraph (e.g. 5.11(b)(iii), as applicable) supplied by the Company to CryoLife, Parent and Buyer on the date hereof (the “Company Disclosure Schedule”) (it being understood and hereby agreed that (i) a matter is deemed to be disclosed in the Company Disclosure Schedule for the purposes of this Article V if such matter is included in the Company Disclosure Schedule in sufficient detail to enable Buyer, Parent and CryoLife, upon a diligent review of the Company Disclosure Schedule (together with documents and information included therein, which have been made available to Buyer), to reasonably understand the appropriate sections, subsections and paragraphs, as applicable, of the Company Disclosure Schedule to which such disclosure applies and to reasonably assess the nature, scope, importance and relevance of the disclosed matter and the impact of such disclosure on the Company, the Company Subsidiaries, CryoLife, Parent and Buyer and (ii) except with respect to Fundamental Representations, the fair disclosure statement in Section 5.33 shall also apply for the purposes of this Article V), as follows:

5.1Organization of the Company.  The Company is a Swiss AG duly organized and validly existing under the Laws of Switzerland.  Each of the Company Subsidiaries is duly organized, validly existing and in (to the extent such phrase is recognized in the applicable jurisdiction) good standing under the Laws of the applicable jurisdiction noted for such entity in Schedule 2. The Company and each of the Company Subsidiaries have the corporate power to own its properties and to carry on its business as currently conducted.  The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and (to the extent such phrase is recognized in the applicable jurisdiction) in good standing as a foreign corporation in each jurisdiction in which such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has made available a true and correct copy of its certificate of incorporation and bylaws or comparable governing documents, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to Buyer.  Section 5.1 of the Company Disclosure Schedule lists the directors, officers, and managers of the Company and each of the Company Subsidiaries as of the date hereof.  The Business and the operations now being conducted by the Company and the Company Subsidiaries are not now and have never been conducted by the Company or any of the Company Subsidiaries under any other name. Section 5.1 of the Company Disclosure Schedule lists (a) each jurisdiction in which the Company is qualified or licensed to do business, to the extent required by Law (b) each jurisdiction in which each of the Company Subsidiaries is qualified or licensed to do business, to the extent required by Law and

(c)  every state or foreign jurisdiction in which the Company or any of the Company Subsidiaries has employees or facilities.

5.2Company Capital Structure.

(a)The Shares set forth on Section 5.2(a)(i) of the Company Disclosure Schedule are the only shares of the share capital of the Company issued and outstanding, and, as of the Closing Date, the Company has no shares of the share capital of the Company, other than such Shares, authorized, issued or outstanding.  As of the date hereof, the Company Securities are held by the Persons with the registered addresses and in the numbers as set forth on Section 5.2(a)(ii) of the Company Disclosure Schedule. All issued and outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents of the Company, or any Contract to which the Company is a party or by which it is bound (save for the Shareholders Agreement which will be terminated with regard to the Securityholders on the Closing Date subject to Closing occurring), and have been issued in compliance with all applicable Laws. All certificates representing Shares have been correctly and validly issued and not been cancelled. Neither the Company nor any of the Company Subsidiaries has or will have suffered or incurred any Liability, arising out of the issuance, redemption, or repurchase of any Company Securities or the repayment, conversion or purported conversion of the Company Promissory Notes, or out of any Contracts or arrangements relating to any of the Company Securities (including any amendment of the terms of any such Contract or arrangement).  Except as contemplated in this Agreement, there are no declared or accrued but unpaid dividends with respect to any of the Shares.  A complete and detailed description of the capitalization of each of the Company Subsidiaries, including the names and amounts held by the holders of interests in each of the Company Subsidiaries as of the date hereof, is set forth on Section 5.2(a)(iv) of the Company Disclosure Schedule.    All issued and outstanding shares or equity interests in the Company Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the organizational documents of the Company Subsidiaries, or any Contract to which a Company Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Laws.

(b)Section 5.2(b) of the Company Disclosure Schedule lists each stock option plan and each other plan for equity compensation maintained or sponsored by the Company or any of the Company Subsidiaries.  Other than the Shareholder Options to be redeemed as provided in Section 2.2(c), there are no options, warrants, calls, rights, Convertible Securities, commitments or Contracts of any character, written or oral, to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound obligating the Company or any Company Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the share capital of the Company or any of the Company Subsidiaries.  Other than the Shareholder Options to be redeemed as provided in Section 2.2(c), there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other rights, rights of any type, the value of which is determined by reference in whole or in part to the value of the share capital of the Company or any of the Company Securities (whether payable in cash, property or otherwise).

Except as provided in Section 5.2(b) of the Company Disclosure Schedule, each of the Shareholder Options was granted to and is held by Employees of JOTEC GmbH who currently reside in Germany. Other than the Shareholder Loans provided on the Consideration Schedule, there are no Company Promissory Notes. Except as set forth in Section 5.2(b) of the Company Disclosure Schedule (such schedule to contain the Shareholders Agreement), there are no voting trusts, proxies, or other Contracts or understandings with respect to the voting securities of the Company or any of the Company Subsidiaries.  Except as set forth in Section 5.2(b) of the Company Disclosure Schedule (such schedule to contain the Shareholders Agreement), there are no Contracts to which the Company or any of the Company Subsidiaries is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Securities or any securities of any of the Company Subsidiaries.  The Consideration Schedule is complete and correct. At the Closing, the allocation of Acquisition Consideration set forth in the Consideration Schedule will comply with the Charter Documents of the Company and applicable Law and will not result in any violation of any Contract between the Company on the one hand and any of the Securityholders, on the other hand.  All Securityholders that hold a share of the share capital of the Company are parties to the Shareholders Agreement. To the Knowledge of the Company, none of the Securityholders has breached or violated any provision of the Shareholders Agreement.  As a result of the Acquisition, and assuming the satisfaction of the payment obligations of CryoLife, Parent and Buyer herein, Buyer will be the sole record and beneficial holder of all Sold Shares of the Securityholders, which will represent at least ninety-four percent (94%) of the issued and outstanding shares of the Company’s share capital.

5.3Subsidiaries.  The Company has never had, at any time during the ten (10) year period immediately preceding the date hereof, any subsidiaries other than the Company Subsidiaries and those that are listed in Section 5.3 of the Company Disclosure Schedule.  Neither the Company nor any Company Subsidiary has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make, or is bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any other Person.  Except as set forth in Section 5.3 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any Person.

5.4Authority.  The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated in this Agreement and such Related Agreements. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated in this Agreement and the Related Agreements have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize, execute and deliver the Agreement and any Related Agreements to which it is a party or the transactions contemplated in this Agreement or such Related Agreements. This Agreement has been approved by the Board of Directors.  This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, shall constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.

5.5No Conflict.

(a)Except as set forth on Section 5.5(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated in this Agreement and such Related Agreements, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Material Contract, or (iii) any Law applicable to the Company, any of the Company Subsidiaries or any of their respective properties (whether tangible or intangible) or assets, except in the case of (iii) for immaterial violations of a Law.

(b)Section 5.5(b) of the Company Disclosure Schedule identifies all consents, waivers and approvals of, and notices to parties to any Material Contract as are required thereunder in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any such Company Subsidiary, is a party or the consummation of the transactions by the Company or any such Company Subsidiary, contemplated in this Agreement or the Related Agreements.  Following the Closing, the Company and each Company Subsidiary will be permitted to exercise all of their respective rights under such Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or such Company Subsidiary would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated in this Agreement not occurred.

5.6Governmental Consents.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, tribunal, judicial, legislative or administrative agency, body or commission or other federal, state, county, local or foreign, governmental or regulatory authority, instrumentality, agency, department, ministry, administrative body, or commission or other public or quasi-public legal authority (each, a “Governmental Authority”), is required by, or with respect to, the Company or any of the Company Subsidiaries, in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any such Company Subsidiary is a party or the consummation of the transactions by the Company or any such Company Subsidiary, contemplated in this Agreement or the Related Agreements, except for immaterial consents, notices, waivers, approvals, orders or authorizations; provided, however, that this representation and warranty does not apply to the extent CryoLife, Parent or Buyer would be solely responsible for any filings with any Governmental Authority.

 5.7Company Financial Statements.

(a)Section 5.7(a) of the Company Disclosure Schedule sets forth the Company’s (i) audited, consolidated balance sheets as of December 31, 2015 and December 31, 2016, and the audited, consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods ended December 31, 2015 and December 31, 2016 (the “Year-End Financials”), and (ii) unaudited, consolidated balance sheet at June 30, 2017 (the “Balance Sheet Date”), and the related unaudited, consolidated statements of income and cash flow for the six (6) month period ended June 30, 2017 (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) have been prepared on a consistent basis throughout the periods indicated and consistent with each other.  The Financials, prepared in accordance with GAAP, present in all material respects the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein.   The Financials have been prepared in accordance with GAAP, provided that the Interim Financials are subject to ordinary year-end adjustments that are not expected to be material in the aggregate.  The Company’s unaudited, consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.

(b)The Accounts Receivable of the Company and each of the Company Subsidiaries have or will have arisen from bona fide arm’s length transactions in the ordinary course of business of the Company or such Company Subsidiaries, consistent with their respective past practices.  There has not been any material adverse change in the collectability of such Accounts Receivable during the twelve (12) month period ending on the Balance Sheet Date.  Section 5.7(b) of the Company Disclosure Schedule sets forth a list of all such Accounts Receivable that are more than ninety (90) days past due as of the Balance Sheet Date, and of all such Accounts Receivable classified as doubtful accounts on the Current Balance Sheet.  All Accounts Payable of the Company have or will have arisen from bona fide arm’s length transactions in the ordinary course of business of the Company and the Company Subsidiaries, consistent with their respective past practices.  Since December 31, 2016, the Company and each of the Company Subsidiaries has paid its Accounts Payable in the ordinary course of business of the Company and the Company Subsidiaries consistent with their respective past practices.

(c)Except for usual consignment stocks consistent with past practice, the Company has no Company Products placed with its customers under an understanding permitting their return to the Company other than pursuant to a breach of warranty.

5.8No Undisclosed Liabilities.  Neither the Company nor any of the Company Subsidiaries has any Liabilities that (a) as of the end of December 31, 2016, have not been reflected in the Year-End Financials if required by GAAP to be so reflected, or (b) have not arisen in the ordinary course of business of the Company or such Company Subsidiary, consistent with their respective past practices, since December 31, 2016 in an amount that exceeds €100,000 in any one case or €250,000 in the aggregate.

5.9Internal Controls.  The Company maintains books and records reflecting the assets and Liabilities of the Company and the Company Subsidiaries that are in accordance with applicable Law and are in all material respects accurate.  The Company maintains a system of internal accounting controls designed to provide reasonable assurances (in light of the Company’s consolidated size and privately held status) that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; and (c) account receivables are recorded accurately and adequate procedures are implemented to effect the collection thereof on a timely basis, provided, however, that the Parties agree that U.S. financial reporting and disclosure Laws are not applicable when evaluating the accuracy of this sentence.  There are no significant deficiencies in the design or operation of the Company’s internal controls over financial reporting that could be reasonably expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report consolidated financial data, provided, however, that the Parties agree that U.S. financial reporting and disclosure Laws are not applicable when evaluating the accuracy of this sentence.  To the Knowledge of the Company, there has been no fraud, whether or not material, that involved management or other Employees who have a significant role in the Company’s internal control over financial reporting.

5.10No Changes.  Except for immaterial changes or developments or actions in the ordinary course of business of the Company and the applicable Company Subsidiary consistent with their respective past practices, since December 31, 2016, there has not been, occurred or arisen any:

(a)other than as contemplated in this Agreement, transaction by the Company or any Company Subsidiary, except in the ordinary course of business of the Company and such Company Subsidiary, consistent with their respective past practices, as conducted on that date and consistent with past practices;

(b)amendments or changes to the Charter Documents, other than as contemplated in this Agreement;

(c)capital expenditure or commitment by the Company or any Company Subsidiary exceeding €100,000 individually or €250,000 in the aggregate (inclusive of all ordinary course capital expenditures and commitments);

(d)payment, discharge or satisfaction of any claim or Liability, other than payments, discharges or satisfactions in the ordinary course of business of the Company and the Company Subsidiaries, consistent with their respective past practices, of Liabilities reflected or reserved against in the Year-End Financials or arising in the ordinary course of business of the Company and the Company Subsidiaries, consistent with their respective past practices, since December 31, 2016;

(e)destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or Customer of the Company or any of the Company Subsidiaries (whether or not covered by insurance), in each case to the Knowledge of the Company;

(f)change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of the Company Subsidiaries, other than as required by applicable Law;

(g)revaluation by the Company or any of the Company Subsidiaries of any of their respective assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or Accounts Receivable or change in pricing of any of the Company Products or services;

(h)declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Securities, or any split, combination or reclassification in respect of any Company Securities, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for Company Securities (other than shares of the share capital of the Company issued upon the exercise or conversion of the Convertible Securities), or any direct or indirect repurchase, redemption, or other acquisition by the Company of any Company Securities (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(i)hiring or termination of any Employee,  promotion, demotion or other change to the employment status or title of any officer of the Company or any of the Company Subsidiaries, or resignation or removal of any director or manager of the Company or any of the Company Subsidiaries, except in the ordinary course of business of the Company or any of the Company Subsidiaries consistent with their respective past practices;

(j)increase in or other change to the salary, employment status, title or other compensation (including equity based compensation whether payable in cash, securities or otherwise) payable or to become payable by the Company or any of the Company Subsidiaries to any of the Employees, or the declaration, adoption, Contract, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company or any of the Company Subsidiaries of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person (except amendments required to comply with applicable Law), in each case except in the ordinary course of business of the Company or any of the Company Subsidiaries consistent with their respective past practices;

(k)other than as contemplated in this Agreement, Contract, covenant, instrument, lease, license or commitment to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective material assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any Contract, covenant, instrument, lease, license or commitment to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective material assets are bound, other than Contracts, covenants, instruments, leases, licenses or commitments entered into in the ordinary course of business of the Company or such Company Subsidiary, consistent with their respective past practices;

(l)other than as contemplated in this Agreement, sale, lease, license or other disposition of any of the material assets (whether tangible or intangible) or properties of the Company or any of the Company Subsidiaries outside of the ordinary course of business of the Company or such Company Subsidiary, consistent with their respective past practices, including the sale of any Accounts Receivable, or any creation of any security interest in such assets or properties;

(m)loan by the Company or any of the Company Subsidiaries to any Person, or purchase by the Company or any of the Company Subsidiaries of any debt securities of any Person, except for advances to employees for travel and business expenses in the ordinary course of business of the Company or the Company Subsidiaries, consistent with their respective past practices;

(n)incurrence by the Company or any of the Company Subsidiaries of any Indebtedness, amendment of the terms of any outstanding loan Contract, guaranteeing by the Company or any of the Company Subsidiaries of any Indebtedness, issuance or sale of any debt securities of the Company or any of the Company Subsidiaries or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business of the Company or such Company Subsidiary, consistent with their respective past practices;

(o)waiver or release of any right or claim of the Company or any of the Company Subsidiaries, including any write-off or other compromise of any Accounts Receivable, or change in practices or procedures with respect to the collection of Accounts Receivable or extension of any other incentive with respect thereto, in each case outside the ordinary course of business of the Company or any Company Subsidiary, consistent with their respective past practices;

(p)other than as contemplated in this Agreement, (i) sale, lease, license, assignment, or transfer by the Company or any of the Company Subsidiaries to any Person of any Company Intellectual Property or execution, modification, termination, or amendment of any Contract to which the Company or any of the Company Subsidiaries is a party with respect to the Company Intellectual Property with any Person or with respect to the Intellectual Property Rights of any Person, in each case, excluding standard end user licenses and Contracts and similar Contracts entered into in the ordinary course of business of the Company or such Company Subsidiary, in each case consistent with their respective past practices, (ii) purchase, assignment, or license of any Intellectual Property Rights or execution, modification, termination, or amendment of any Contract to which the Company or any of the Company Subsidiaries is a party with respect to the Intellectual Property Rights of any Person, (iii) Contract, termination, modification, or amendment of an existing Contract to which the Company or any of the Company Subsidiaries is a party with respect to the development of any Technology or Intellectual Property Rights with a third party, or (iv) change in pricing or royalties set or charged by the Company or any of the Company Subsidiaries to their customers or licensees or in pricing or royalties set or charged by Persons who have licensed Technology or Intellectual Property Rights to the Company or any of the Company Subsidiaries, other than pursuant to the terms of such Contracts or in the ordinary course of business of the Company or such Company Subsidiary, consistent with their respective past practices;

(q)entering into a Contract or material modification to any Contract pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Product, except in the ordinary course of business of the Company and the Company Subsidiaries, consistent with their respective past practices;

(r)lease, license, sublease, or other occupancy of any Leased Real Property by the Company or any Company Subsidiary;

(s)Contract by the Company or any of the Company Subsidiaries, or any Employee on behalf of the Company or any of the Company Subsidiaries, to do any of the things described in the preceding clauses (a) through (p) of this Section 5.10 (other than negotiations with CryoLife and its representatives regarding the transactions contemplated in this Agreement and the Related Agreements); or

(t)Company Material Adverse Effect.

5.11Tax Matters.

(a)Defined Terms.

(i)Taxes.  For purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (A) any and all federal, state, local and foreign taxes, assessments and other Governmental Authority charges, duties, impositions and liabilities, including taxes based upon or measured by income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, public imposts or fees, social security (or similar charges including health, unemployment and pension insurance), unemployment, disability, payroll, recapture, escheat, employment, social contributions, national insurance contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto (including any penalty or addition for failure to file any Tax Return), whether disputed or not, (B) any liability for the payment of any amounts of the type described in clause (A) of this Section 5.11(a)(i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (C) any liability for the payment of any amounts of the type described in clauses (A) or (B) of this Section 5.11(a)(i) as a result of any obligation to indemnify any other Person or as a result of any obligation under any Contract or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(ii)Applicable Tax Law.  For purposes of this Agreement, the term “Applicable Tax Law” shall mean, with respect to the Company or a Company Subsidiary, as the case may be, any Law relating to Taxes (including regulations, judicial doctrines, and other official pronouncements of any Governmental Entity charged with interpreting such applicable Law) applicable to (A) such entity (B) such entity’s properties or income, or (C) such entity’s direct or indirect shareholders with respect to such entity’s income.

(b)Tax Representations.

(i)Neither the Company nor any of the Company Subsidiaries (i) was created or organized under the laws of the United States, any state thereof, or the District of Columbia or (ii) treated as a United States corporation pursuant to Section 7874(b) of the Code.

(ii)The Company and the Company Subsidiaries have prepared and timely filed all federal, state, local and foreign returns, declarations, reports, claims for refund, estimates, information statements and reports, that are due, including any attachments or schedules thereto and any amendments thereof relating to all Taxes (“Tax Returns”) concerning or attributable to the Business, the Company, the Company Subsidiaries or the operations or assets of the Company or any of the Company Subsidiaries and such Tax Returns are true and correct in all material respects and have been completed in compliance with applicable Law, except for an immaterial violation of Law.

(iii)All Taxes due and required to be paid up to the Closing Date have been timely paid.  Neither the Company nor any of the Company Subsidiaries is liable to pay any penalty, fine, surcharge, interest or similar amount in relation to Taxes.

(iv)To the Knowledge of the Company, no Minority Shareholder is a U.S. Tax Person.

(v)There is no claim against the Company, any of the Company Subsidiaries or any of the assets of the Company or the Company Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to the Company, any of the Company Subsidiaries or any of the assets of the Company or the Company Subsidiaries.  To the Knowledge of the Company, no Tax audits or administrative or judicial proceedings are being conducted, pending or threatened with respect to the Company, any of the Company Subsidiaries or any of the assets of the Company or the Company Subsidiaries.  The Company and the Company Subsidiaries have not received notice of any claim made by an authority in a jurisdiction where the Company, or any of the Company Subsidiaries, does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(vi)Except as provided in Section 5.11(b)(vi) of the Company Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any of the Company Subsidiaries or any waiver or Contract for any extension of time for the assessment or payment of any Tax of or with respect to the Company or any of the Company Subsidiaries. Except for

changes that are immaterial in amount, individually and collectively, or developments or actions in the ordinary course of business of the Company and the applicable Company Subsidiary consistent with their respective past practices, since December 31, 2016, there has not been (i) any adoption of any change to any material Tax election or Tax accounting method, (ii) the execution of or agreement to any closing Contract with respect to Taxes, (iii) an assertion of any Tax claim or assessment (other than for Taxes that arise and become due and payable in the ordinary course of business of the Company and the Company Subsidiaries, consistent with their respective past practices), or (iv) any settlement or compromise of any Tax claim or assessment.

(vii)To the Knowledge of the Company, except as provided in Section 5.11(b)(vii) of the Company Disclosure Schedule, no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any Company Subsidiary.

(viii)The Company has made available to Buyer copies of all Tax Returns for the Company and the Company Subsidiaries filed for all periods for which the applicable statute of limitations period has not expired.

(ix)To the Knowledge of the Company, the Company and the Company Subsidiaries have timely paid or withheld with respect to their Employees and other third parties, all Taxes required to be withheld, and have timely paid over any such withheld Taxes to the appropriate authorities.

(x)To the Knowledge of the Company, as of the end of December 31, 2016, neither the Company nor any of the Company Subsidiaries had liabilities for unpaid Taxes that had not been accrued or reserved on the Year-End Financials (excluding any reserves for deferred Taxes), whether asserted or unasserted, contingent or otherwise.

(xi)None of the property of the Company or any of the Company Subsidiaries is subject to any tax partnership Contract or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Applicable Tax Law.

(xii)No asset or liability of the Company or any of the Company Subsidiaries is a debt obligation that, to the Knowledge of the Company and pursuant to any Applicable Tax Law, results in (a) the denial or deferral of interest deductions to the issuer or (b) the receipt of interest income by the holder in excess of such obligation’s stated interest.

(xiii)There are (and immediately following the Closing there will be) no Liens on any assets of the Company or any assets of the Company Subsidiaries currently existing, pending or threatened attributable to Taxes, other than statutory Liens for Taxes not yet due and payable.

(xiv)Neither the Company nor any of the Company Subsidiaries has (a)  ever been a member of a group of entities (1) filing a single Tax Return on behalf of all such entities with respect to any Tax or (2) where the income, gain, deductions, losses, or other items or attributes of the members of such group is consolidated or otherwise aggregated with that of other members of the group for the purposes of determining the Tax liability of the group (any such group, a “Tax Group”), (b) ever been a party to any Tax sharing, indemnification, allocation or similar Contract or arrangement nor does the Company or any of the Company Subsidiaries owe any amount under such a Contract or arrangement (excluding, for purposes of this Section 5.11(b)(xiv), commercial Contracts entered into in the ordinary course of business of the Company or any of the Company Subsidiaries the primary purpose of which does not relate to Taxes), (c) any liability for the Taxes of any Person under any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, or by operation of Law, by Contract or otherwise, and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(xv)Neither the Company nor any Company Subsidiary owns, or has owned in a five-year period ending on the Closing Date, an interest in real property (including an interest in a mine, well, or other natural deposit) located in the United States or the Virgin Islands.

(xvi)Neither the Company nor any Company Subsidiary has been a party to any transaction or series of transactions that could reasonably be considered fraudulent or criminal under any applicable Law relating to the avoidance of Tax.

(xvii)The Company and the Company Subsidiaries use the accrual method of accounting for tax purposes.  To the Knowledge of the Company, neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of:  (a) a change in its method of accounting; (b) any transfer pricing allocation required pursuant to any Applicable Tax Law; (c) any closing agreement or other agreement entered into with a Governmental Authority related to Taxes; (d) any transaction between the Company, or a Company Subsidiary, and another member of such entity’s Tax Group; (e) an installment sale or open transaction disposition made on or prior to the Closing Date; (f) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; or (g) a prepaid amount received on or prior to the Closing Date.

(xviii)Neither the Company nor any Company Subsidiary has entered into any Contract or arrangement (including “rulings”) with any Tax authority or is subject to a special regime with regard to the payment of Taxes.  Neither the Company nor any Company Subsidiary is a party to any Contract with any Tax authority that would be terminated or adversely affected as a result of the transactions contemplated in this Agreement.

(xix)To the Knowledge of the Company, the Company and the Company Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday, Tax subsidy or other Tax reduction Contract or order (“Tax Incentive”), and the consummation of the transactions contemplated in this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xx)To the Knowledge of the Company, all of the Company’s property and the Company Subsidiaries’ property that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of the Company’s property or the Company Subsidiaries’ property constitutes omitted property for property tax purposes.

(xxi)No Form 8832 (Entity Classification Election) has been filed with the Internal Revenue Service with respect to the Company or any Company Subsidiary. Neither the Company’s nor any Company Subsidiary’s classification for tax purposes has changed under any applicable Law since January 1, 2016. Neither the Company’s nor any Company Subsidiary’s jurisdiction of organization has changed since January 1, 2016.

(xxii)Neither the Company nor any Company Subsidiary is or has been engaged in a trade or business within the United States for U.S. federal income tax purposes (including through a United States branch, office, or other fixed place of business, through an employee or other agent located in the United States, or otherwise).

(xxiii)To the Knowledge of the Company, neither the Company nor any Company Subsidiary is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of (a) having, or being deemed to have, a permanent establishment, fixed place of business, or similar presence in such other country or (b) being a Tax resident in such other country.

(xxiv)To the Knowledge of the Company, all payments by, to or among the Company and the Company Subsidiaries comply with all applicable transfer pricing requirements imposed by any Governmental Authority.

(xxv)Neither the Company nor any Company Subsidiary is a party to any contract or arrangement with a Governmental Authority pursuant to which tax on gain realized upon the transfer of assets to the Company or any Company Subsidiary was deferred (any such agreement, a “Gain Recognition Agreement”). Any gain deferred pursuant to a Gain Recognition Agreement to which a Company or Company Subsidiary is a party will not be realized as a result of  the consummation of the transactions contemplated under this Agreement.

5.12Restrictions on Business Activities.  There is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of the Company Subsidiaries is a party or otherwise binding upon the Company or any of the Company Subsidiaries which has the effect of prohibiting or materially impairing any business practice of the Company or any of the Company Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of the Company Subsidiaries, the conduct of business by the Company or any of the Company Subsidiaries or otherwise limiting the freedom of the Company or any of the Company Subsidiaries to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries have entered into any Contract under which the Company or such Company Subsidiary is prohibited or materially restricted from selling, licensing, manufacturing or otherwise distributing or providing any Company Products to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.

5.13Title to Properties; Absence of Liens and Encumbrances.

(a)Neither the Company nor any of the Company Subsidiaries owns any real property, nor has the Company or any of the Company Subsidiaries ever owned any real property.  Section 5.13(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any of the Company Subsidiaries or otherwise used or occupied by the Company or any of the Company Subsidiaries (the “Leased Real Property”), and sets forth all leases, lease guaranties, licenses, subleases, Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments thereof (“Lease Agreements”). The Company has made available to Buyer true, correct and complete copies of all Lease Agreements. All such Lease Agreements are in full force and effect and are valid and enforceable against the Company or the relevant Company Subsidiary, as applicable, in accordance with their respective terms.  To the Knowledge of the Company, there is not, under any of the Lease Agreements, any existing material default or material event of default (or event which with notice or lapse of time, or both, would constitute a material default) of the Company or any of the Company Subsidiaries, as applicable, or to the Knowledge of the Company, any other party thereto.  The Company and the Company Subsidiaries, as applicable, currently occupy all of the Leased Real Property for the operation of their businesses, and there are no other parties occupying, or with a right to occupy, the Leased Real Property.

(b)All Leased Real Property is in commercially reasonable operating condition and repair and is suitable for the conduct of the Company’s business or the business of the applicable Company Subsidiary as presently conducted therein.  Neither the operation of the Company or any of the Company Subsidiaries on their respective Leased Real Property nor, to the Knowledge of the Company, such Leased Real Property, violates any Law relating to such property or operations thereon.  Neither the Company nor any Company Subsidiary is a party to any Contract or subject to any claim that could require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property.

(c)The Company and each of the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Year-End Financials, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(d)All equipment owned or leased by the Company or any Company Subsidiary currently in use and held for future use is (i) adequate for the conduct of the business of the Company or such Company Subsidiary as currently conducted and as currently proposed to be conducted, and (ii) in commercially reasonable operating condition, regularly and properly maintained, subject to normal wear and tear.

5.14Intellectual Property.

(a)The Company presently owns all right, title, and interest in and to, or has a valid and enforceable license to use all Intellectual Property currently used by the Company or any Company Subsidiary in their respective businesses (the “Company Intellectual Property”). The Company or the Company Subsidiaries exclusively own all of the Company Intellectual Property the Company or the Company Subsidiaries purport to own. Except as set forth in Section 5.14(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has entered into any Contract or transaction (or taken any other action that has a similar effect) with any Securityholder, Employee, or, in each case, their respective Affiliates or family members that transferred ownership of, or granted any license of any rights, title or interest in, or any right or permission to use Company Intellectual Property to any such Person.

(b)Section 5.14(b) of the Company Disclosure Schedule lists all Registered Intellectual Property Rights owned by, or filed in the name of, the Company or any of the Company Subsidiaries (the “Company Registered Intellectual Property Rights”) and in each case listing, as applicable (i) the name of the applicant or registrant and current owner of record, (ii) the date of application or issuance, (iii) the registration or application number, and (iv) the relevant jurisdiction as to each and any material proceedings or actions before any court, tribunal (including the European Patent Office (the “EPO”), the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

(c)Section 5.14(c) of the Company Disclosure Schedule accurately and fully identifies each Company Product that is, has been, or is currently proposed to be made commercially available or otherwise provided to end users and each research and development project that the Company has proposed to commercialize (by name, title, version number, and other appropriate identifiers).

(d)To the Knowledge of the Company, each item of Company Registered Intellectual Property Rights is valid and subsisting.  To the Knowledge of the Company all necessary filing, registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in Europe, the United States, or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. During the prosecution of any Patents within the Company Registered Intellectual Property Rights (“Company Patents”), to the Knowledge of the Company, all material prior art to Company Patents of which the Company was aware was adequately disclosed to or considered by the respective patent offices.

(e)In each case in which the Company or any of the Company Subsidiaries has acquired or purported to acquire ownership of any Intellectual Property from any Person, the

Company or such Company Subsidiary, as applicable, has obtained a valid and enforceable assignment under applicable Law sufficient to irrevocably transfer all right, title, and interest in that Intellectual Property to the Company or the Company Subsidiary, as applicable, and, to the extent that Intellectual Property constitutes Registered Intellectual Property, to the Knowledge of the Company, in accordance with, applicable Laws, the Company has recorded each such assignment with each relevant Governmental Authority, including the PTO, EPO, the U.S. Copyright Office, or their respective equivalents in any relevant jurisdiction, as the case may be.

(f)[Intentionally omitted]

(g)Each item of the Company Intellectual Property is free and clear of any Liens other than those set forth on Section 5.14(g) of the Company Disclosure Schedule.

(h)Neither the Company nor any Company Subsidiary has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use (in any field of use), or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Rights that are or were Company Intellectual Property, to any other Person, or (ii) permitted the Company’s or any Company Subsidiary’s rights in any Company Intellectual Property to enter into the public domain. Either the Company or a Company Subsidiary has the exclusive right to bring infringement actions with respect to the Company Intellectual Property if any Person has the right to bring any such infringement actions.

(i)Section 5.14(i) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned or otherwise conveyed or provided or made available to the Company or any of the Company Subsidiaries (or Contract pursuant to which the Company or any Company Subsidiary receives an authorization, immunity, covenant not to sue, access to, or some other license or right with respect to Intellectual Property, including any implied or statutory licenses arising by virtue of any applicable Law), other than (a) Invention Assignment Agreements and Contracts with third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company or a Company Subsidiary, and (b) non-exclusive licenses to third-party software that are not otherwise material to the Business (the “In-Licensed Intellectual Property”). Complete and correct copies of all Contracts required to be listed on Section 5.14(i) of the Company Disclosure Schedule have been made available to Buyer.  Except for Contracts required to be listed on Section 5.14(i) of the Company Disclosure Schedule, to the Knowledge of the Company (i) all Technology used in the Business was written and created solely by either (a) Employees acting within the scope of their employment who have signed Invention Assignment Agreements and waived their right to sue for any moral rights that they may have in any of the Company Intellectual Property or (b) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company or a Company Subsidiary, and, to the Knowledge of the Company, waived any and all claims that they may have in connection with any non-assignable Intellectual Property Rights, including any moral rights, and (ii) no third party owns or has any rights to any of the Company Intellectual Property.

(j)Section 5.14(j) of the Company Disclosure Schedule accurately identifies all milestones, royalties, fees, commissions and other amounts payable by the Company or a Company Subsidiary, including identification of the payee, to any other Person for the use, exploitation, modification or maintenance of any of the In-Licensed Intellectual Property or other Intellectual Property used by the Company or any Company Subsidiary or in connection with the Business.

(k)Section 5.14(k)(i) of the Company Disclosure Schedule accurately identifies each Company IP Contract, other than Company IP Contracts on the Company’s or any Company Subsidiary’s standard form and other than Company IP Contracts under which neither the Company nor any Company Subsidiary has any ongoing rights or obligations.  Neither the Company, any of the Company Subsidiaries, nor any predecessors of the foregoing, have exclusively licensed, sold, or exclusively assigned any Technology Intellectual Property Right to any Person not identified in Section 5.14(k)(ii) of the Company Disclosure Schedule.  Except as set forth in Section 5.14(k)(iii) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is bound by, and none of the Company Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any Company Subsidiary to use, exploit, license, transfer, assert or enforce any of the Company Intellectual Property anywhere in the world, other than pursuant to non-exclusive licenses under the Company Intellectual Property granted by the Company or the Company Subsidiaries in the ordinary course of business, consistent with their respective past practices.  Complete and correct copies of all Contracts required to be listed on Section 5.14(k)(i) of the Company Disclosure Schedule have been made available to Buyer.

(l)The Company Intellectual Property, together with the In-Licensed Intellectual Property constitutes all of the Technology and Intellectual Property Rights used in the conduct of the Business, including the design, development, marketing, manufacture, use, import and sale of any Company Product (including, to the Knowledge of the Company, Company Products currently under development).  Except as set forth in Section 5.14(l) of the Company Disclosure Schedule, upon the Closing, to the Knowledge of the Company, the Company will own or possess sufficient rights to all Technology and Intellectual Property Rights that are used in the operation of the Business and without infringing, misusing, or misappropriating the Intellectual Property Rights of any Person.

(m)Except as disclosed in Section 5.14(m) of the Company Disclosure Schedule, none of the Contracts relating to In-Licensed Intellectual Property will terminate, or may be terminated by a third party, solely by the passage of time within 120 days after the Closing Date.

(n)There are no licenses or other Contracts between the Company or any Company Subsidiary, on the one hand, and any other Person with respect to Company Intellectual Property or other Technology or Intellectual Property Rights used in the Business under which there is any material dispute regarding the scope of such Contract, or either party’s performance under such Contract including with respect to any payments to be made or received by the Company or any Company Subsidiary thereunder.

(o)To the Knowledge of the Company, the operation of the Business, including the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any Company Product (other than Company Products currently under development), has not infringed, misappropriated or otherwise violated, does not infringe, misappropriate or otherwise violate, and to the Knowledge of the Company, will not infringe, misappropriate or otherwise violate, when conducted by the Company and/or any Company Subsidiary following the Acquisition in a manner consistent with the operation of the Company and the Company Subsidiaries prior to the Acquisition, any Intellectual Property Rights of any Person, violate any applicable right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any applicable jurisdiction.  Neither the Company nor any Company Subsidiary has received notice from any Person claiming that such operation or any act, any Company Product (including Company Products currently under development) or Technology of the Company or any Company Subsidiary infringes, misappropriates or otherwise violates any Intellectual Property Rights of any Person, or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor). Neither the Company nor any Company Subsidiary is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential infringement, misappropriation or other violation or unlawful use claim (other than indemnification provisions in Company IP Contracts that are materially consistent with the standard forms of Company IP Contracts made available to Buyer).

(p)[Intentionally omitted].

(q)To the Knowledge of the Company, no Person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.

(r)The Company has taken reasonable steps that, to the Knowledge of the Company, are required to protect the Company’s rights in confidential information and trade secrets of the Company or any Company Subsidiary or provided by any other Person to the Company or any Company Subsidiary.  Without limiting the foregoing, the Company or a Company Subsidiary, as applicable, has obtained from each Employee and/or any other Person (including any consultant, service provider or intern) who has contributed independently or jointly to the creation, development, invention, conception, or discovery of any Company Intellectual Property a signed, valid and enforceable Contract that includes (i) confidentiality obligations in favor of the Company or such Company Subsidiary, as applicable, (ii) an effective and valid assignment to the Company or such Company Subsidiary, as applicable of all right, title and interest in and to all Intellectual Property Rights and Technology created, developed, invented, conceived or discovered by such Person relating to the Business (including the rights to transfer, license, amend and modify such Intellectual Property and including all claims and demands that may be associated with such Intellectual Property), and (iii) a waiver of any and all moral rights (to the extent possible under applicable Law) or a consent to use the Company Intellectual Property in connection with the Business and addressing the moral rights that such

Person may possess in such Intellectual Property (collectively, the “Invention Assignment Agreements”).

(s)Except as disclosed in Section 5.14(s) of the Company Disclosure Schedule, no Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment or settlement Contract or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of the Company Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property.

(t)To the Knowledge of the Company, no (i) Company Product or publication of the Company or any Company Subsidiary, (ii) material published or distributed by the Company or any Company Subsidiary, or (iii) conduct or statement of the Company or any Company Subsidiary constitutes false advertising or otherwise violates any Law, except for immaterial violations of a Law.

(u)Except as set forth in Section 5.14(u) of the Company Disclosure Schedule, no government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of the Company Intellectual Property and, to the Knowledge of the Company, no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.  No rights have been granted by the Company or, to the Knowledge of the Company, are due under applicable Law to any Governmental Authority with respect to any Company Product, or under any Company Intellectual Property other than the same standard commercial rights as are granted by the Company or the Company Subsidiaries to commercial end users of the services of the Company and/or the Company Subsidiaries in the ordinary course of business, consistent with their respective past practices.  Except as set forth on Section 5.14(u) of the Company Disclosure Schedule, to the Knowledge of the Company, no Employee who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, or was under any grants from any Governmental Authority or private source, performing research sponsored by any Governmental Authority or private source or subject to any employment Contract or invention assignment or nondisclosure Contract or other obligation with any third party that could adversely affect the rights of the Company or a Company Subsidiary, as applicable, in such Intellectual Property Rights or the ability to consummate the Acquisition, during a period of time during which such Employee was also performing services for the Company or a Company Subsidiary.

(v)To the Knowledge of the Company, neither the Company nor any Company Subsidiary has collected, used or disclosed any Personal Information in violation of any Company Privacy Policy.  To the Knowledge of the Company, the Company and each Company Subsidiary has complied with all applicable Laws, privacy rights of third parties, contractual obligations and privacy policies relating to the privacy of users of Company Products and websites and/or to the collection, use, storage, registration and transfer of any Personal Information collected by or on behalf of the Company or any Company Subsidiary (collectively, “Privacy Obligations”).  To the Knowledge of the Company, the execution, delivery and performance of this Agreement complies with all applicable Privacy Obligations.  True and correct copies of all Company Privacy Policies and all customer or other third-party privacy policies with which the Company or any Company Subsidiary is obligated to comply are attached to Section 5.14(v) of the Company Disclosure Schedule.  To the Knowledge of the Company, the Company and the Company Subsidiaries have at all times made all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any Company Privacy Policy or in any such materials has been inaccurate, misleading, or deceptive or in violation of any applicable Laws.  To the Knowledge of the Company, the Company and each Company Subsidiary has reasonable and appropriate security measures in place to protect any Personal Information they receive from illegal or unauthorized access, use, or disclosure (except for immaterial illegal or unauthorized access, use or disclosure) including a written information security program that includes appropriate controls that have been regularly tested and reviewed.  To the Knowledge of the Company, no person has gained unauthorized access to any Personal Information held by the Company or any Company Subsidiary, or otherwise held or processed on their behalf.  To the Knowledge of the Company, the consummation of the contemplated transactions, including any transfer of Personal Information resulting from such transactions will not materially violate any applicable Privacy Obligation as it currently exists or as it existed at any time during which any of such Personal Information was collected or obtained.  Neither the Company nor any Company Subsidiary has been notified of, nor is the subject of, any regulatory investigation or proceeding related to data security or privacy.  To the Knowledge of the Company, no Person (including any Governmental Authority) has made any claim or commenced any proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Personal Information by the Company, a Company Subsidiary, or any of the Employees.

(w)Section 5.14(w) of the Company Disclosure Schedule lists all industry standards bodies and similar organizations of which either the Company or any Company Subsidiary is a member, to which any of them has been a contributor or in which any of them has been a participant.  Neither the Company nor any Company Subsidiary is or ever was a member in, a contributor to, or participant in any industry standards body or similar organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other Person any license or right to any Technology or Intellectual Property Rights.

(x)Section 5.14(x) of the Company Disclosure Schedule accurately identifies all Social Media Accounts that the Company or any of the Company Subsidiaries use, operate or maintain, including in connection with marketing or promoting, in connection with any Company Products or the Business.

(y)To the Knowledge of the Company, none of the Company Products (other than Company Products currently under development) (i) contains any defect, vulnerability, or error that materially and adversely affects the use, functionality, security, or performance of such Company Product or the Company Intellectual Property or any product or system containing or used in conjunction with such Company Product or the Company Intellectual Property; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, security, or performance of such Company Product or the Company Intellectual

Property or any product or system containing or used in conjunction with such Company Product or the Company Intellectual Property. To the Knowledge of the Company, Section 5.14(y) of the Company Disclosure Schedule accurately identifies all known bugs, defects, vulnerabilities, and errors in each version of Company Product.

5.15Agreements, Contracts and Commitments.    All Material Contracts are listed in Section 5.15 of the Company Disclosure Schedule.   True, correct, and complete copies of all Material Contracts have been made available to CryoLife. The Company and each of the Company Subsidiaries is in material compliance with and is not in material breach or material default under and have not received written notice that they have materially breached or materially defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have Knowledge of any event that could reasonably be expected to constitute such a material breach or material default by the Company or any Company Subsidiary with the lapse of time, giving of notice or both.  Each Material Contract is in full force and effect with respect to the Company and the relevant Company Subsidiary, and, to the Knowledge of the Company, no third party obligated to the Company or any Company Subsidiary pursuant to any such Material Contract is subject to any material default thereunder.  To the Knowledge of the Company, no party to a Material Contract has any intention of terminating such Material Contract or reducing by more than five percent (5%) the volume of business such party conducts with the Company or the relevant Company Subsidiary.

5.16Related Party Transactions.

(a)Except as set forth in Section 5.16 of the Company Disclosure Schedule and other than (i) standard benefits generally made available to all Employees, and (ii) standard director, manager and/or officer indemnification Contracts approved by the Company or the relevant Company Subsidiary, , in each instance, approved and reflected in the written minutes of the Board of Directors or the governing body of such Company Subsidiary (in either case, as made available to CryoLife), there are no Contracts or understandings between the Company or any Company Subsidiary, on the one hand, and the Relevant Employee or any Affiliate or family member thereof, on the other hand (each, a “Related Party”). Neither the Company nor any of the Company Subsidiaries has any Accounts Receivable from any Person that is a Related Party. The Company is not in violation or breach of, nor to the Knowledge of the Company has any event occurred that, with or without notice or lapse of time or both, would constitute a violation or breach under, any Contract or understanding listed or required to be listed in Section 5.16 of the Company Disclosure Schedule.

(b)Except as set forth in Section 5.16 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is indebted, directly or indirectly, to any Related Party, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all Employees employed by the Company or such Company Subsidiary, as applicable.  Except as set forth in Section 5.16 of the Company Disclosure Schedule, no  Related Party is directly or indirectly, indebted to the Company or any Company Subsidiary or has any (i) to the Knowledge of the Company, commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any customers, suppliers, service providers, joint venture partners, licensees or competitors of the Company or any Company Subsidiary; (ii) direct or indirect ownership interest in any firm or corporation of which the Company or any Company Subsidiary is an Affiliate or with which the Company or any Company Subsidiary has a business relationship, or any firm or corporation which competes with the Company or any Company Subsidiary, except that the Key Employee may own stock in (but not exceeding one percent (1%) of the issued and outstanding capital stock of) publicly traded companies that may compete with the Company or a Company Subsidiary; or (iii) financial interest in any contract with the Company or any Company Subsidiary.

5.17Health Care Legal Compliance.

(a)To the Knowledge of the Company, neither the Company, the Company Subsidiaries nor any of their respective Employees or distributors, directly or indirectly, has committed any violation of any Health Care Legal Requirement, including but not limited to using any funds for any illegal contribution, gift, entertainment or other unlawful expense to a healthcare provider or customer, except for an immaterial violation of a Law.  To the Knowledge of the Company, no event has occurred or is likely to occur that could reasonably be expected to constitute any violation of any Health Care Legal Requirement by the Company or any of the Company Subsidiaries in connection with the Company Products.  To the Knowledge of the Company, the Company and each of the Company Subsidiaries is complying with all Laws applicable to privacy or security of individually identifiable health information, except for an immaterial violation of a Law.  To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has suffered any unauthorized acquisition, access, use or disclosure of any individually identifiable health information that, individually or in the aggregate, compromises the security or privacy of such individually identifiable health information.

(b)Neither the Company, the Company Subsidiaries, nor, to the Knowledge of the Company, any of the Employees has been excluded, suspended or debarred from participating in any state-run health care program or been subject to any sanction by any Governmental Authority or been convicted of any health care related crime.  To the Knowledge of the Company, no such exclusions or suspensions are threatened nor is there any basis for such exclusions or suspensions.

5.18Company Authorizations.  Each consent, license, permit, grant, clearance, approval or other authorization under applicable Law (i) pursuant to which the Company or any Company Subsidiary currently operates or holds any interest in any of its properties, (ii) which is required for the operation of the business of the Company and the Company Subsidiaries as currently conducted, or (iii) which provides the Company or a Company Subsidiary a benefit in the operation of their respective business as currently conducted (each a “Company Authorization” and collectively, “Company Authorizations”), has been issued or granted to the Company or one or more of the Company Subsidiaries, as applicable.  The Company Authorizations are in full force and effect.  No suspension, cancellation or other lapse of any Company Authorization is pending by or at the behest of any Governmental Authority or other Person, or to the Knowledge of the Company, threatened.  All Company Authorizations shall remain in full force and effect immediately after giving effect to the Acquisition.  Neither the Company nor any of the Company Subsidiaries has received any communication from any

Governmental Authority or been notified that any Company Authorization related to any of the Company Products has been withdrawn or modified or that such an action is under consideration.  There has been no recall, detention, withdrawal, seizure, or termination or suspension of manufacturing requested or threatened relating to the Company Products, and no field notifications, field corrections or alerts.  To the Knowledge of the Company, no Governmental Authority is considering limiting, suspending, or revoking any Company Authorizations or changing the marketing classification or labeling of any Company Products.  To the Knowledge of the Company, there is no false information or significant omission in any product application or product-related submission to any Governmental Authority.  The Company and each of the Company Subsidiaries have obtained all necessary Company Authorizations related to the Company Products distributed and sold by the Company or any of the Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries has received any notice that any Governmental Authority seeks any additional conditions on the distribution or sale of Company Products in a jurisdiction covered by a Company Authorization. Without limiting the foregoing: (i) JOTEC Brazil has provided a written request to Neomex, or the Company shall or shall cause JOTEC Brazil to provide a written request to Neomex prior to Closing, for the transfer to JOTEC Brazil of the product registries in Brazil for the Specified Company Products;  (ii) the Company or Company Subsidiaries have obtained and currently maintain all required registrations from each applicable medicinal or public health Governmental Authority in the Specified Countries; and (iii) no product registrations (except as provided in Section 5.18 of the Company Disclosure Schedule) are expired nor shall any product registrations expire within twelve (12) months of the date hereof. To the Knowledge of the Company, any third party that is a manufacturer, contractor, or agent for the Company or any of the Company Subsidiaries is in compliance with all Laws insofar as they pertain to the manufacture of the Company Products or any related product components or inputs, except for any immaterial violations of any Law.  The distributors on behalf of the Company or any of the Company Subsidiaries have obtained and currently maintain all required registrations from each applicable medicinal or public health Governmental Authority having jurisdiction over any geographic area in which the Company or any of the Company Subsidiaries or the distributors currently sells the Company Products.

5.19Litigation.  Except as set forth in Section 5.19 of the Company Disclosure Schedule, there is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, the Company Subsidiaries, any of their respective properties (tangible or intangible) or any of their respective officers, managers or directors (in their capacity as such). To the Knowledge of the Company there is no investigation, audit, or other proceeding pending or threatened, against the Company, the Company Subsidiaries, any of their respective properties (tangible or intangible) or any of their respective officers, managers or directors (in their capacity as such) by or before any Governmental Authority.  No Governmental Authority has, in writing, at any time challenged or questioned the legal right of the Company or the Company Subsidiaries to conduct their respective operations as presently or previously conducted. To the Knowledge of the Company, there is no action, suit, claim or proceeding of any nature pending or threatened against any individual or entity who has a right pursuant to applicable Law or Contract to indemnification from the Company or any Company Subsidiary related to facts and circumstances existing prior to the Closing, nor are there, to the Knowledge of the Company, any facts or circumstances that could reasonably be expected to give rise to such an action, suit, claim or proceeding.

5.20Corporate and Business Records.  The corporate and business records of the Company and each Company Subsidiary made available to CryoLife contain materially complete and accurate records of the corporate actions and proceedings and business activity of the Company.

5.21Environmental Matters.  The Company and each Company Subsidiary (i) is and, during the surviving time periods of all applicable statutes of limitation, has been in compliance in all material respects with all Environmental Laws; (ii) has not received any written notice of any alleged claim, complaint, violation of, or Liability under, any Environmental Law (including any claim or complaint from any employee alleging exposure to Hazardous Materials) (collectively, an “Environmental Claim”) and, to the Knowledge of the Company, there are no conditions, occurrences or circumstances related to the operations of the Company or any Company Subsidiary that are or are reasonably likely to result in the receipt of such notice; (iii) has not disposed of, emitted, discharged, or released (collectively, “Released”), or handled, stored, transported or used any Hazardous Materials or arranged for the Release or handling, storage or transportation of any Hazardous Materials in a manner that has resulted, or is reasonably likely to result, in an Environmental Claim; (iv) has not entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of (A) Environmental Laws or (B) Hazardous Materials related to activities of the Company or any Company Subsidiary; and (v) has made available to CryoLife complete and correct copies of all records and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or any Company Subsidiary conducted at the request of, or otherwise in the possession or control of the Company or any Company Subsidiary.

5.22Brokers’ and Finders’ Fees.  Neither the Company nor any Company Subsidiary has incurred, nor will any of the foregoing incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or the Related Agreements or any transaction contemplated in this Agreement or the Related Agreements.

5.23Employee Benefit Plans and Compensation.

(a)Schedule.  Section 5.23(a)(1) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, in each case pursuant to which the Company or any Company Subsidiary has any obligation.

(b)Documents.  The Company has made available to CryoLife (i) correct and complete copies of all documents in effect from and after the date of this Agreement embodying each Company Employee Plan and all related trust documents,  including all amendments thereto (ii) all material written Contracts in effect from and after the date of this Agreement relating to each Company Employee Plan, including administrative service agreements and group insurance Contracts, and (iii) all reports filed with any Governmental Authority and any other material correspondence to or from any Governmental Authority relating to any Company Employee Plan, in each case with respect to this clause (iii) in the five (5) years preceding the date of this Agreement. Each Company Employee Plan is not subject to United States Law and is maintained primarily in respect to Employees who are located outside the United States (each, a “Foreign Benefit Plan”). Neither the Company nor any Company Subsidiary has made any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Buyer, or as required by this Agreement), or to enter into any Company Employee Plan.

(c)Employee Plan Compliance.  Each Company Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Laws that are applicable to such Company Employee Plan.  No Company Employee Plan has unfunded liabilities that, as of the Closing, will not be offset by insurance or fully accrued.  Except as required by Law, no condition exists that,  would prevent the Company or any Company Subsidiary from terminating or amending any Company Employee Plan at any time for any reason without liability to the Company or any of the Company Subsidiaries (other than ordinary administration expenses or routine claims for benefits).  All employer and employee contributions to each Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect to a Foreign Benefit Plan have been paid in full or will be paid in full prior to the Closing.  The fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is, to the Knowledge of the Company, sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated in this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.  Each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(d)No U.S. Employees or Plans.  Neither the Company nor any of the Company Subsidiaries has ever maintained, established sponsored, participated in or contributed to any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to ERISA or any other Company Employee Plan benefiting Employees located in the United States or subject to United States Law.  Neither the Company nor any of the Company Subsidiaries have any Employees located in the United States or subject to any Law of the United States or any state or locality within the United States.

(e)No Post-Employment Obligations.  No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by applicable Law, and neither the Company nor any Company Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by applicable Law.

(f)Effect of Transaction.  The execution of this Agreement and the Related Agreements and the consummation of the transactions contemplated in this Agreement and the Related Agreements will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust, loan or Law that will or may result in any payment (whether of severance pay, bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation, increase in benefits or obligation to fund benefits with respect to any Current Employee.

(g)Employment Matters.  The Company has provided an anonymized list of the hiring date, annual salary, commissions, and bonus of each the Current Employee (except for Current Employees who are paid on an hourly wage) as of the date made available to CryoLife.  To the Knowledge of the Company, no Relevant Employee intends to terminate his or her employment for any reason. The Company and each Company Subsidiary is in material compliance with all applicable foreign, federal, state and local Laws (except for immaterial violation of a Law) respecting employment, employment practices, terms and conditions of employment, worker or employee classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, plant closings or mass layoffs, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, holiday pay, bonuses, commissions, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice and applicable Law).  Except as set forth in Section 5.23(g) of the Company Disclosure Schedule, since December 31, 2016, there have been no and there are no actions, suits, claims, audits, investigations, or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company, the Company Subsidiaries, or any of the Employees relating to any Employee, Employee Agreement or Company Employee Plan.  Since December 31, 2016, there have been no and there are no pending or threatened or reasonably anticipated claims or actions against the Company, the Company Subsidiaries, or any Company trustee under any worker’s compensation policy or long-term disability policy.  Neither the Company nor any Company Subsidiary is party to a conciliation agreement, consent decree, or Contract or order with any federal, state, or local agency or Governmental Authority with respect to employment practices.  Neither the Company nor any Company Subsidiary has any liability with respect to any misclassification of: (a) any person as an independent contractor rather than as an employee, (b) any Employee leased from another employer, or (c) any Employee currently or formerly classified as exempt from overtime wages in accordance with the applicable Law.

(h)Labor.  No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any Company Subsidiary is pending, or to the Knowledge of the Company, threatened or reasonably anticipated.  The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees and any such activities or proceedings.  Except as set forth in Section 5.23(h) of the Company Disclosure Schedule, there are no actions, suits, claims, audits, investigations, administrative matters, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters, wages, benefits, medical or family leave, classification, safety or discrimination matters involving any Employee, including claims of wage and/or hour violations, unfair business practices, unfair labor practices, discrimination, harassment or wrongful termination complaints.  Neither the Company nor any Company Subsidiary is a party to a current reconciliation agreement, consent decree, or Contract or order with any Governmental Authority with respect to employment practices. Neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of applicable Law. Neither the Company nor any Company Subsidiary is presently, nor have they in the past, been a party to, or bound by, any collective bargaining agreement or union Contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary.

(i)No Interference or Conflict.  To the Knowledge of the Company, no Securityholder, Current Employee, or equity holder of the Company or any Company Subsidiary is obligated under any Contract, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the Company’s business.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Business as currently conducted or as currently proposed to be conducted nor any activity of any of the Current Employees in connection with the carrying on of the Business as presently conducted or as currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of the Current Employees is now bound.

5.24Insurance.  Section 5.24 of the Company Disclosure Schedule lists all insurance policies (except for car insurances policies) and fidelity bonds covering the assets, business, equipment, properties, operations, and Current Employees of the Company or any of the Company Subsidiaries.  There is no claim by the Company or any Company Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds.  In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and the Company

Subsidiaries are otherwise in material compliance with the terms of such policies and bonds.  Such policies and bonds are enforceable in accordance with their terms.

5.25Compliance with Laws.

(a)The Company and each of the Company Subsidiaries have complied with, are not in violation of, and have not received any written notices of any suspected, potential or actual violation with respect to, any applicable Law by the Company, any of the Company Subsidiaries or any Employee or other representative of the Company or any of the Company Subsidiaries, except for immaterial violation of a Law.

(b)The Company and each of the Company Subsidiaries have been, within the preceding five (5) years, and are currently, fully in compliance with all applicable Anti-Corruption and Anti-Bribery Laws in any jurisdiction in which the Company or any Company Subsidiary conducts business, except for immaterial violation of a Law. To the Knowledge of the Company, there are no current actions, conditions or circumstances pertaining to the Company’s or the Company Subsidiaries’ activities that could reasonably be expected to give rise to any legitimate future legal claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions against the Company or any Company Subsidiary under any applicable Anti-Corruption and Anti-Bribery Laws.  The Company and each Company Subsidiary has established and maintains a compliance program and reasonable internal controls and procedures which, to the Knowledge of the Company, are appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws.

(c)To the Knowledge of the Company, no officer, director or manager of the Company or any Company Subsidiary has been:  (i) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him/her from, or otherwise imposing limits or conditions on his or her engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iii) found by a court of competent jurisdiction in a civil action to have violated any applicable commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

5.26Export and Import Control Laws.  The Company and the Company Subsidiaries have, within the preceding five (5) years, conducted their respective export and import transactions in accordance with all applicable Export and Import Control Laws, except for immaterial violation of a Law. Without limiting the foregoing: (i) each of the Company and the Company Subsidiaries has obtained all material export licenses, registrations and other approvals required for its respective exports of products, software, services, and technologies under applicable Export and Import Control Laws; (ii) each of the Company and the Company Subsidiaries is in material compliance with the terms of all applicable Export and Import Approvals; (iii) neither the Company nor any of the Company Subsidiaries has received any communication alleging that it is not or may not be in compliance with, or has, or may have, any liability under any such applicable export licenses, registrations or other approvals, or otherwise in respect of any applicable Export and Import Control Laws; (iv) there are no pending or, to the Knowledge of the Company, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against either the Company or any of the Company Subsidiaries with respect to any applicable Export and Import Control Laws; and (v) there are no actions, conditions or circumstances pertaining to the Company’s or any of the Company Subsidiaries’ export or import transactions that could reasonably be expected to give rise to any legitimate future legal claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions against the Company or any Company Subsidiary under any applicable Export and Import Control Laws.  Further, without limiting the foregoing:

(a)Except as set forth in Section 5.26(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have never conducted business, including but not limited to exporting, reexporting, transferring or otherwise providing any products, software, services, or technologies to a person in a country subject to a comprehensive embargo by the United States for end-use in any such country.

(b)Except as set forth in Section 5.26(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have not, without any required approval or authorization from any Governmental Authority, conducted business, directly or indirectly, including but not limited to exporting, reexporting, transferring or otherwise providing any products, software, services, or technologies, to a person subject to sanctions imposed by any Governmental Authority, including but not limited to a person listed on or owned or controlled by a person listed on the U.S. Treasury Department’s List of Specially Designated Nationals, and the U.S. Commerce Department’s List of Denied Persons or Entity List.

(c)No approvals from a Governmental Authority are required for the Company or any of the Company Subsidiaries to retain any Export and Import Approvals following the consummation of the Acquisition.

5.27Bank Accounts, Letters of Credit and Powers of Attorney.  Section 5.27 of the Company Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the respective businesses and operations of the Company and the Company Subsidiaries (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company or any Company Subsidiary (setting forth, in each case, the financial institution issuing such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of the Company or any Company Subsidiary.  The Company has made available to Buyer true, correct and complete copies of each letter of credit and each power of attorney described in Section 5.27 of the Company Disclosure Schedule.

5.28Customers and Suppliers.

(a)Section 5.28(a) of the Company Disclosure Schedule sets forth the top ten (10) customers, resellers, and/or distributors by revenue, of the Company and each Company Subsidiary for the fiscal years ended December 31, 2015 and December 31, 2016, (collectively, the “Customers” and each, a “Customer”).  Except to the extent disclosed on Section 5.28(a) of the Company Disclosure Schedule, during the last twelve (12) months, no Customer has canceled or otherwise terminated its relationship with the Company or the Company Subsidiary with which it has a relationship, or has decreased materially its usage or purchases of the Company Products.  To the Knowledge of the Company, no Customer has any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or the Company Subsidiary with which it has a relationship or to decrease materially its usage, purchase or distribution of the Company Products.

(b)Section 5.28(b) of the Company Disclosure Schedule sets forth a list of the top ten (10) suppliers, by aggregate purchase value, of the Company and each of the Company Subsidiaries to whom the Company or a Company Subsidiary made payments during the fiscal year ended December 31, 2016 showing, with respect to each, the name, address and dollar volume involved (collectively, the “Suppliers”).  During the last twelve (12) months, no Supplier has terminated or materially reduced its business with the Company or any Company Subsidiary.

5.29Warranties to Customers.  The Company has made available to Buyer a copy of the standard terms and conditions of sale, lease or license by the Company and each of the Company Subsidiaries (including applicable warranty and indemnity provisions).  No Company Product is subject to any guaranty, warranty, or other indemnity that extends beyond, in any material respect, the applicable standard terms and conditions of sale, lease or license other than ordinary remedies for breach of contract pursuant to general principles of applicable Law.

5.30Products.  Except as set forth in Section 5.30 of the Company Disclosure Schedule, since December 31, 2016, neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any distributor of the Company or any of the Company Subsidiaries, has received a claim for or based upon (i) breach of product or service warranty or guaranty or similar claim; (ii) strict liability in tort; (iii) negligent design of product, negligent provision of services; or (iv) any other complaint or allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of the Company Products, in each case that would result in material liability to the Company or any Company Subsidiary in excess of the warranty reserve reflected on the Financials. There is no claim, action, suit, investigation or proceeding pending against the Company or any Company Subsidiary, or to the Knowledge of the Company, threatened, relating to alleged defects in the Company Products.

5.31Utilization of Assets.  At the Closing, the assets owned by the Company and the Company Subsidiaries and used to make Products and conduct the Business will materially be the same as the Company and Company Subsidiaries have utilized during the two (2) years prior to the Closing Date.

5.32Disclosure. To the Knowledge of the Company, no representation or warranty made by the Company, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by the Company, any Company Subsidiary, any Securityholder or their respective Affiliates pursuant to this Agreement or the Related Agreements or in connection with the Acquisition, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

5.33Fair Disclosure. Solely with respect to the Company’s representations and warranties in this Article V that are not Fundamental Representations (it being understood and agreed that this Section 5.33 shall not apply to the Fundamental Representations):

(a)Such representations and warranties that are not Fundamental Representations are subject to the matters that are fairly disclosed in the Company Disclosure Schedule or the materials made available to Buyer in the VDR; provided, however, that, in so far the VDR is concerned, only matters that were fairly disclosed in the VDR as of 11:59 p.m. Eastern Time on August 31, 2017 shall receive the benefit of the fair disclosure treatment set forth in this Section, and materials subsequently added to the VDR shall not qualify the representations or warranties;

(b)Any document to the extent included in the VDR (as of 11:59 p.m. Eastern Time on August 31, 2017) is deemed to be disclosed generally for the purposes of this Article V and will be deemed an exception for all applicable representations and warranties contained in this Article V that are not Fundamental Representations, solely with respect to the portion of the document included in the VDR;

(c)Except with respect to Fundamental Representations, as to which this Section 5.33 shall not apply, a matter is deemed to be fairly disclosed for the purposes of this Article V if such matter is included in the VDR (as of 11:59 p.m. Eastern Time on August 31, 2017) or in the Company Disclosure Schedule in sufficient detail to enable Buyer, Parent and CryoLife, upon a diligent review of the documents included in the VDR or included in the Company Disclosure Schedule (together with documents and information included therein that have been made available to Buyer), to reasonably assess the nature, scope, importance and relevance of the disclosed matter and the impact of such disclosure on the Company, the Company Subsidiaries, CryoLife, Parent and Buyer; and

(d)In the event that the Company Disclosure Schedule omits disclosure with respect to the applicable representations and warranties provided in this Article V, but fair disclosure is provided in the VDR (as of 11:59 p.m. Eastern Time on August 31, 2017), the materials in the VDR will take precedence.

Article VI

REPRESENTATIONS AND WARRANTIES OF CRYOLIFE, PARENT, AND BUYER

CryoLife, Parent, and Buyer hereby severally and jointly represent and warrant to the Securityholders that on the date hereof and as of the Closing Date, as follows (other than the representations and warrants which are made as of a specified date, which speak only as of such date), subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by CryoLife, Parent, and Buyer to the Company on the date hereof (the “Parent Disclosure Schedule”) (it being understood and hereby agreed that the disclosure set forth in each section and subsection of the Parent Disclosure Schedule shall qualify (a) the representations and warranties set forth in the corresponding section or subsection of this Article VI and (b) any other representations and warranties set forth in this Article VI if it is reasonably apparent on the face of such disclosure that the disclosure applies to such other representations and warranties), as follows:

6.1Organization, Standing and Power.  CryoLife is a corporation duly organized and validly existing and in good standing under the Laws of the State of Florida.  CryoLife has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would not reasonably be expected to have a CryoLife Material Adverse Effect.  Parent is a German GmbH duly organized and validly existing under the laws of Germany.  Buyer is a Swiss GmbH duly organized and validly existing under the laws of Switzerland.

6.2Authority.  Each of CryoLife, Parent, and Buyer has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated in this Agreement and the Related Agreements.  The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated in this Agreement and the Related Agreements have been duly authorized by all necessary corporate action on the part of each of CryoLife, Parent and Buyer. This Agreement and any Related Agreements to which CryoLife, Parent or Buyer is a party have been duly executed and delivered by CryoLife, Parent or Buyer, as applicable, and constitute the valid and binding obligations of CryoLife, Parent or Buyer, as applicable, enforceable against CryoLife, Parent or Buyer, as applicable, in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.  At the Closing, CryoLife shall have authorized the issuance of CryoLife Common Stock to be delivered to the Securityholders.

6.3No Conflict. The execution and delivery by CryoLife, Parent, and Buyer of this Agreement and any Related Agreement to which CryoLife, Parent, or Buyer is a party, and the consummation of the transactions contemplated in this Agreement and such Related Agreements, will not conflict with or result in any violation of or default under (with or without notice, laps of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the charter documents of CryoLife, Parent, and Buyer, or (ii) any Law applicable to CryoLife, Parent, and Buyer or any of their respective properties (whether tangible or intangible) or assets, except with respect to (ii) for any immaterial violations of Law.  As of the date hereof, each of CryoLife, Parent and Buyer is in compliance with and has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of its material contracts (as filed with the SEC and referenced as exhibits to CryoLife’s most recent Annual Report on Form 10-K, or as subsequently filed in SEC Documents filed by CryoLife prior to the date of this Agreement), nor has any event occurred or become likely to occur that could reasonably be expected to constitute such a breach, violation or default with the lapse of time, giving of notice or both.  As of the date hereof, to the Knowledge of CryoLife, Parent and Buyer, no party obligated to CryoLife, Parent or Buyer pursuant to any such material contract is in default thereunder.

6.4Capitalization.  CryoLife’s Form 10-Q filed with the SEC on July 25, 2017 accurately describes CryoLife’s authorized and issued and outstanding capital stock as of June 30, 2017 and shares of common stock reserved for issuance pursuant to CryoLife’s incentive equity plans and other similar arrangements. There have been no material changes in CryoLife’s capitalization since June 30, 2017.

6.5Litigation.  Except as described in the SEC Documents, there are no actions, suits, proceedings or investigations pending against CryoLife,  a CryoLife Subsidiary, Parent or Buyer or any of their respective properties (nor has CryoLife, Parent or Buyer received written notice of any threat thereof) before any Governmental Authority. Except as described in the SEC Documents, neither CryoLife, nor any CryoLife Subsidiary, nor Parent nor Buyer is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any Government Authority. Except as described in the SEC Documents, there is no action, suit or proceeding initiated by CryoLife,  any CryoLife Subsidiary, Parent or Buyer currently pending or which CryoLife,  a CryoLife Subsidiary, Parent or Buyer currently intends to initiate.

6.6Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to CryoLife, Parent, or Buyer in connection with the execution and delivery of this Agreement and any Related Agreements to which CryoLife, Parent, or Buyer is a party or the consummation of the transactions contemplated in this Agreement and the Related Agreements, except for immaterial consents, notices, waivers, approvals, orders or authorizations and except as may be required under applicable securities Laws which will be timely filed within the applicable periods therefor.

6.7Issuance of CryoLife Common Stock.  The shares of CryoLife Common Stock to be issued pursuant to Article II upon the Closing will have been, when issued in accordance with the terms of this Agreement, duly authorized and validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any preemptive rights.

6.8Private Placement.  Assuming the accuracy of the representations made by the Securityholders pursuant to Section 4.7 of this Agreement, no registration under the Securities Act is required for the offer and issuance of the CryoLife Common Stock by CryoLife as contemplated in this Agreement.

6.9Operations of Parent and Buyer.  Each of Parent and Buyer was formed solely for the purpose of engaging in the Acquisition.  Each of Parent and Buyer has engaged only in business activities in contemplation of the Acquisition and has conducted its operations only as contemplated in this Agreement.

6.10SEC Documents.  For at least twelve (12) calendar months immediately preceding the date hereof, CryoLife has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) (all of the foregoing filed prior to the date hereof, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). True, correct and complete copies of the SEC Documents are available on the EDGAR system. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of CryoLife included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied, during the periods involved (except (A) as may be otherwise indicated in such financial statements or the notes thereto, or (B) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of CryoLife as of the dates thereof and the consolidated results of operations and cash flows of CryoLife for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments.

6.11Solvency.  Assuming (a) the accuracy of the representations and warranties of the Company set forth in Article IV and Article V (ignoring for the purposes of this Section 6.11 all materiality qualifiers, such as “material”, “in all material respects” and “Material Adverse Effect”, in  Article IV and Article V),  (b) the accuracy of the financial information (both historical and projected) provided to CryoLife, Parent and Buyer by the Company and the Company Subsidiaries prior to the date of this Agreement and (c) the satisfaction or waiver of the conditions set forth in Sections 8.1 and 8.2, and after giving effect to the transactions contemplated in this Agreement, including the Financing and the payment of the Closing Consideration, payment of all amounts required to be paid by CryoLife, Parent or Buyer at the Closing pursuant to this Agreement, and payment of all of CryoLife’s, Parent’s and Buyer’s related fees and expenses, CryoLife,  the CryoLife Subsidiaries,  Parent and Buyer, taken together as a whole, will be Solvent as of the Closing and immediately after the consummation of the Closing. For purposes of the foregoing, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person, as of the Closing Date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of the definition of “Solvent”, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated in this Agreement with the intent to hinder, delay or defraud either present or future creditors of CryoLife, Parent or Buyer.

6.12Financing.

(a)CryoLife has delivered to the Company complete and correct copies of (i) the executed debt commitment letter (including all exhibits, annexes, schedules and term sheets and the executed fee letter (which have been redacted to omit fees, expenses, price caps, securities demand and economic “flex” terms) (the “Fee Letter”) attached thereto or contemplated thereby (the “Commitment Letter”) that have been issued to CryoLife, Parent or Buyer or to which CryoLife, Parent or Buyer is a party, pursuant to which the certain Financing Sources (“Committed Lenders”) have committed to provide the debt financing contemplated thereby (the “Financing”) for the purpose of, among other things,  funding the cash portion of the Closing Consideration contemplated in this Agreement.

(b)The aggregate net cash proceeds to CryoLife, Parent or Buyer of the Financing (after giving effect to any related fees or expenses) will, if funded in accordance with the terms of the Commitment Letter, provide sufficient funds to CryoLife, Parent or Buyer to pay the cash portion of the Closing Consideration at the Closing and the other amounts due and payable at the Closing by CryoLife, Parent or Buyer pursuant to the terms and provisions of this Agreement. To the Knowledge of CryoLife, Parent and Buyer, the obligations of the Commitment Letter to fund the entire amount of the Financing under the Commitment Letter are not subject to any condition or contingency, including any subsequent approval process, other than the conditions explicitly set forth in the Commitment Letter (such conditions, as so explicitly set forth in the Commitment Letters as of the date hereof or as amended in accordance with the provisions hereof, the “Financing Conditions”). Assuming due authorization, execution and delivery by each other Person party thereto (other than CryoLife, Parent or Buyer), the Commitment Letter (and the commitments of the Committed Lenders to provide the Financing set forth therein) has been duly executed by CryoLife, Parent or Buyer and, to the Knowledge of CryoLife, Parent and Buyer, each other Person party thereto, and constitutes a legal, valid and binding obligation of CryoLife, Parent or Buyer and, to the Knowledge of CryoLife, Parent and Buyer, each other Person party thereto, enforceable against CryoLife, Parent or Buyer and, to the Knowledge of CryoLife, Parent and Buyer, each other Person party thereto in accordance with its terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies. CryoLife, Parent or Buyer has fully paid, or caused to be fully paid, any and all commitment or other fees or amounts which are due and payable on or prior to the date of this Agreement pursuant to the Commitment Letter. There are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the Financing except for the Commitment Letter and Fee Letter.

6.13CryoLife Operational Representations.   With respect to changes, events or effects, in each case solely to the extent arising during the period commencing on the date of the last filing of a SEC Document prior to the date of this Agreement and the Closing Date, and excepting (i) changes, events or effects disclosed in the SEC Documents or Parent Disclosure Schedule and (ii) changes, events or effects that would not be material to investors in the CryoLife Common Stock:

(a)Buyer Authorizations.  Each consent, license, permit, grant, clearance, approval or other authorization under applicable Law (i) pursuant to which CryoLife, any CryoLife Subsidiary, Parent or Buyer currently operates or holds any interest in any of its properties, (ii) which is required for the operation of the business of CryoLife, any CryoLife Subsidiary Parent or Buyer as currently conducted, or (iii) which provides CryoLife, any CryoLife Subsidiary Parent or Buyer  a benefit in the operation of their respective business as currently conducted (each a “Buyer Authorization” and, collectively, the “Buyer Authorizations”) is in full force and effect. No suspension, cancellation or other lapse of any Buyer Authorization is pending by or at the behest of any Governmental Authority or other Person, or to the Knowledge of CryoLife, Parent, or Buyer, threatened. All Buyer Authorizations shall remain in full force and effect immediately after giving effect to the Acquisition.  Neither CryoLife, nor any CryoLife Subsidiary, nor Parent nor Buyer has received any communication from any Governmental Authority or been notified that any Buyer Authorization related to any of the products of CryoLife, any CryoLife Subsidiary, Parent or Buyer has been withdrawn or modified or that such an action is under consideration.  There has been no recall, detention, withdrawal, seizure, or termination or suspension of manufacturing requested or threatened relating to the products of CryoLife, a CryoLife Subsidiary, Parent, or Buyer, and no field notifications, field corrections or alerts.  To the Knowledge of CryoLife, Parent and Buyer, no Governmental Authority is considering limiting, suspending, or revoking any Buyer Authorizations or changing the marketing classification or labeling of any products of CryoLife, any CryoLife Subsidiary, Parent or Buyer.  To the Knowledge of CryoLife, Parent, and Buyer, there is no false information or significant omission in any product application or product-related submission to any Governmental Authority.  CryoLife, each CryoLife Subsidiary, Parent, or Buyer possess all necessary Buyer Authorizations related to the products of CryoLife, any CryoLife Subsidiary Parent, and Buyer distributed and sold by CryoLife, Parent, and Buyer, and neither CryoLife, nor Parent, nor Buyer has received any notice that any Governmental Authority seeks any additional conditions on the distribution or sale of the products of CryoLife, any CryoLife Subsidiary Parent, or Buyer in a jurisdiction covered by a Buyer Authorization. To the Knowledge of CryoLife, Parent, and Buyer, any third party that is a manufacturer, contractor, or agent for CryoLife, any CryoLife Subsidiary Parent, or Buyer is in compliance with all Laws insofar as they pertain to the manufacture of the products of CryoLife, any CryoLife Subsidiary Parent, or Buyer or any related product components or inputs.  To the Knowledge of CryoLife, Parent and Buyer, the distributors on behalf of CryoLife, any CryoLife Subsidiary, Parent or Buyer currently maintain all required registrations from each applicable medicinal or public health Governmental Authority having jurisdiction over any geographic area in which CryoLife, the CryoLife Subsidiaries, Parent or Buyer or the distributors currently sells the products of CryoLife, any of the CryoLife Subsidiaries, Parent, or Buyer.

(b)Compliance with Laws.  CryoLife, each CryoLife Subsidiary, Parent, and Buyer have complied with, are not in violation of, and have not received any written notices of any suspected, potential or actual violation with respect to, any applicable Law by CryoLife, such CryoLife Subsidiary, Parent, Buyer or any of their respective employees or other representative of CryoLife, such CryoLife Subsidiary, Parent or Buyer, except for immaterial violation of a Law.  CryoLife, each CryoLife Subsidiary, Parent, and Buyer are currently fully in compliance with all applicable Anti-Corruption and Anti-Bribery Laws in any jurisdiction in which CryoLife, such CryoLife Subsidiary, Parent or Buyer conducts business, except for immaterial violation of a Law. To the Knowledge of the CryoLife, Parent, and Buyer, there are no actions, conditions or circumstances pertaining to CryoLife’s, the CryoLife Subsidiaries’, Parent’s, or Buyer’s activities that could reasonably be expected to give rise to any legitimate future legal claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions against CryoLife, any such CryoLife Subsidiary, Parent, or Buyer under any applicable Anti-Corruption and Anti-Bribery Laws. CryoLife, each CryoLife Subsidiary, Parent, and Buyer maintain a compliance program and reasonable internal controls and procedures which, to the Knowledge of CryoLife, Parent, and Buyer, are appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws. To the Knowledge of CryoLife, Parent, and Buyer, no officer, director or manager of CryoLife, any CryoLife Subsidiary, Parent, or Buyer has been:  (i) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him/her from, or otherwise imposing limits or conditions on his or her engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iii) found by a court of competent jurisdiction in a civil action to have violated any applicable commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(c)Products. Since the date of the last filing of a SEC Document prior to the date of this Agreement, neither CryoLife, nor any CryoLife Subsidiary, nor Parent, nor Buyer, nor, to the Knowledge of CryoLife, Parent, and Buyer, any distributor of CryoLife, any CryoLife Subsidiary, Parent, or Buyer, has received a claim for or based upon (i) breach of product or service warranty or guaranty or similar claim; (ii) strict liability in tort; (iii) negligent design of product, negligent provision of services; or (iv) any other complaint or allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of the products of CryoLife, any CryoLife Subsidiary, Parent, or Buyer, in each case that would result in material liability to CryoLife, any CryoLife Subsidiary, Parent, or Buyer in excess of the incurred but not reported (IBNR) reserve for product liability claims reflected in the financial statements of CryoLife contained in the SEC Documents.

6.14Disclosure.    To the Knowledge of CryoLife, Parent, and Buyer, no representation or warranty made by CryoLife, Parent, and Buyer, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by CryoLife, Parent, Buyer, or their respective Affiliates pursuant to this Agreement or the Related Agreements or in connection with the Acquisition, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

Article VII

ADDITIONAL AGREEMENTS

7.1Preservation of Business.  During the Interim Period, except (a) as required or expressly permitted by this Agreement, (b) subject to applicable Law, with the prior written consent of Buyer (such consent not to be unreasonably withheld),  or (c) as required by applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, be operated only in the ordinary course of businesses and consistent with their respective past practices, and preserve intact their respective businesses and assets, including, but not limited to: (1) maintaining their material assets and properties in the ordinary course of business in substantially the same manner historically maintained, reasonable wear and tear, damage by fire and other casualty excepted; (2) promptly repairing, restoring or replacing all material assets and properties in the ordinary course of business consistent with past practice; (3) upon any damage, destruction or loss to any of their material assets or properties, applying any and all insurance proceeds, if any, received with respect thereto to the prompt repair, replacement and restoration thereof as reasonably necessary for the operation of the business of the Company and the Company Subsidiaries; (4) complying in all material respects with all applicable Laws; (5) taking all actions necessary to be in compliance in all material respects with all Material Contracts and to maintain the effectiveness of all Company Authorizations; (6) notifying Buyer in writing of the commencement of any Litigation by or against the Company or any of the Company Subsidiaries; and (7) paying all accounts payable and pursuing collection of its accounts receivable in the ordinary course of business, consistent with past practices. The

Company shall not issue any Company Securities during the Interim Period and shall cause the Company Subsidiaries not to issue any securities during the Interim Period.

7.2Exclusivity.    During the Interim Period, except as otherwise provided herein, the Company shall not, and shall cause the Company Subsidiaries and its and their respective Affiliates and Representatives not to, directly or indirectly, solicit, initiate, knowingly encourage or assist, or respond to the submission of any proposal or offer from any Person relating, with respect to the Company or any of the Company Subsidiaries, to any (i) liquidation, dissolution or recapitalization, (ii) merger or consolidation, (iii) acquisition or purchase of all or a significant portion of the assets of, or any equity interest in, the Company or any of the Company Subsidiaries or (iv) similar transaction or business combination (a “Competing Transaction”), nor participate in any or continue any ongoing discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage, any effort or attempt by any Person to pursue or effect a Competing Transaction or enter into any Contract with respect to a Competing Transaction.  The Company shall, and shall instruct the Company Subsidiaries and all Representatives and Affiliates acting on its and their behalves to immediately cease any existing activities, discussions and negotiations with any Persons with respect to any of the foregoing.  Immediately upon the commencement of the Interim Period, the Company shall instruct each Person (other than CryoLife, Parent, Buyer and their Representatives) in possession of confidential information about the Company or any of the Company Subsidiaries that was furnished pursuant to a confidentiality Contract within the prior twelve (12) months in connection with any actual or potential Competing Transaction or other proposal by such Person to acquire the Company or any of the Company Subsidiaries (or any portion thereof) to promptly return or destroy all such information, subject to the terms of such confidentiality Contract.

7.3Confidentiality.  Each of Parent, Buyer and the Company hereby agrees that the information obtained in any investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated in this Agreement, shall be governed by the terms of the Non-Disclosure Agreement entered into by and between the Company and CryoLife as of May 24, 2017 (the “Confidentiality Agreement”) and by the confidentiality restrictions set forth in the first sentence of Section 6 of Exhibit A to the letter of intent dated May 23, 2017 by and between the Company and CryoLife (the “Letter of Intent”).  Notwithstanding such provision of the Letter of Intent, the Securityholders or the Company may contact the other shareholders of the Company so that the Securityholders may acquire from such shareholders as many Shares as possible, not owned by the Securityholders as of the date hereof.  The Securityholders will be solely responsible for any and all Liability arising from communications between the Securityholders and the Minority Shareholders that are not approved by CryoLife in advance.

7.4Expenses.  If the Acquisition is not consummated, all costs, fees and expenses incurred in connection with the Acquisition including all legal, accounting, financial advisory, consulting, and all other costs, fees and expenses of third parties (including, in the case of the Company and the Company Subsidiaries, any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Section 7.8 hereof) incurred by a Party, or for which a Party is responsible, in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated in this Agreement shall be the obligation of the respective Party incurring such costs, fees and expenses; provided, however, that CryoLife shall reimburse the Company for reasonable out-of-pocket costs and expenses incurred by the Company in connection with the preparation of the Audited Annual Financials and Quarterly Financials and reasonable out-of-pocket costs and expenses incurred by the Company to fulfill the duties of the Company, the Company Subsidiaries and the Representatives set forth in Section 7.9(b). If the Acquisition is consummated, in addition to any obligations set forth in Article IX, the Securityholders on a Pro Rata Basis shall bear all costs, fees and expenses they incurred in connection with the Acquisition with respect to third party providers of any of the Securityholders (the “Securityholder Expenses”).  The costs, fees and expenses incurred by the Company or the Company Subsidiaries in connection with the Acquisition, including the preparation, negotiation and effectuation of the terms and conditions of this Agreement, and the transactions contemplated in this Agreement with respect to third party providers, including the fees and expenses incurred by the Company and/or any of the Company Subsidiaries in engaging legal, accounting, audit, investment banking, and tax advisors, and the portion of the any Securityholder’s expenses the Company or any Company Subsidiary is obligated to pay (if any) are collectively referred to in this Agreement as “Third Party Expenses”.  All such Third Party Expenses will be paid by the Company and/or the Company Subsidiaries prior to the Closing; provided, however, that: (i) prior to the Closing, CryoLife shall reimburse the Company for reasonable out-of-pocket costs and expenses incurred by the Company for the preparation of the Audited Annual Financials and Quarterly Financials and any reasonable out-of-pocket costs and expenses incurred by the Company to fulfill the duties of Company, the Company Subsidiaries and the Representatives set forth in Section 7.9(b); (ii) the fees and expenses of the Escrow Agent and Paying Agent will be borne 50% by Buyer and 50% by the Securityholders (in accordance with their respective Pro Rata Portions), (iii) the costs incurred obtaining third party consents required in connection with or as a result of the consummation of the Acquisition, including a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under any Material Contract, shall be borne 50% by CryoLife and 50% by the Securityholders (in accordance with their respective Pro Rata Portions), provided, however, that (A) all such costs incurred in obtaining third party consents from Persons who are Related Parties shall be borne by the Securityholders (in accordance with their respective Pro Rata Portions), and (B) all amounts payable in connection with the Acquisition with respect to the loans described in clauses (i) and (ii) of the definition of “Company Debt,” including any consent fees, shall be borne by the Securityholders, to the extent not already included in the Company Debt and the Acquisition Consideration adjustment set forth in Article III.

7.5Transfer Taxes.   If the Company and the Securityholders are not, and have not engaged an intermediary that is, a registered Swiss securities dealer for the purposes of Swiss securities transfer tax (i.e., Umsatzabgabe) and have not taken any other action that would result in (or failed to take an action that would have avoided) the imposition of such Swiss securities transfer tax, the Buyer shall bear any such Swiss securities transfer tax that is imposed by Law on the transfer of the Sold Shares contemplated by this Agreement as a result of the

Buyer being, or engaging an intermediary that is, a registered Swiss securities dealer. If the Buyer bears such Swiss securities transfer tax pursuant to this Section 7.5, such Swiss securities transfer tax shall not (a) be a credit against payment of the Acquisition Consideration, (b) result in an adjustment to the Acquisition Consideration, or (c) entitle CryoLife, Parent, Buyer, or any Affiliate thereof to any indemnification hereunder.

7.6[Intentionally omitted].

7.7Public Disclosure.  Except as may be required to comply with the requirements of any applicable Law, neither the Company nor the Securityholders nor their respective agents, representatives or advisors shall issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated in this Agreement without the prior approval (which approval will not be unreasonably withheld or delayed) of Buyer.  Notwithstanding anything in this Agreement to the contrary, CryoLife, Parent and Buyer may issue press releases or other public announcements and make such filings as required by or appropriate under applicable Law.  CryoLife and the Company shall issue a press release following the Closing that is mutually agreeable to CryoLife and the Securityholder Representative.

7.8Consents.  The Company and each of the Company Subsidiaries shall use reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contract as are required under such Material Contract in connection with the Acquisition or for any such Material Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Company and the Company Subsidiaries under such Material Contract from and after the Closing.

7.9Additional Documents and Further Assurances; Reasonable Efforts.

(a)Subject to the terms and conditions provided in this Agreement, each of the CryoLife, Parent, Buyer and Company shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated in this Agreement, to satisfy the conditions to the obligations to consummate the Acquisition, to obtain all necessary waivers, consents and approvals and to effect all necessary or appropriate registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated in this Agreement for the purpose of securing to the Parties the benefits contemplated in this Agreement and for the purposes of enabling CryoLife to satisfy the financial statement requirements required in connection with the Acquisition, including CryoLife’s obligation to file a Form 8-K in connection with the Closing and to file on a timely basis a Form 8-K/A, including the Company’s Audited Annual Financial Statements and Quarterly Financials (in each case as defined in Section 7.9(b)).

(b)Without limiting the foregoing, the Company shall, and shall cause the Company Subsidiaries to, and shall use commercially reasonable efforts to cause the Current Employees and other representatives of the Company and the Company Subsidiaries

(collectively, “Representatives”) to, cooperate with reasonable requests from CryoLife, Parent or Buyer to assist in the arrangement and consummation of the Financing, including but not limited to (i) promptly furnishing to CryoLife, Parent, Buyer and their respective Financing Sources such financial, marketing and other information and materials relating to the Company and each of the Company Subsidiaries that is customary or reasonably requested for the completion of the Financing, or for the preparation of offering, marketing or information documents to be used in connection with the same; (ii) actively assist with the marketing efforts of CryoLife, Parent, Buyer, and the Financing Sources, including participation in meetings with, and delivering management reports to, the Financing Sources acting as lead arrangers or agents for the prospective lenders and purchasers of the Financing, and attending presentations, roadshows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing; (iii) delivering in English (A) audited consolidated balance sheets and related audited statements of comprehensive income (loss), stockholders’ equity and cash flows of the Company and the Company Subsidiaries (including notes to the consolidated financial statements in accordance with U.S. generally accepted accounting principles (the “Audited Annual Financials”) for each of the two (2) most recently ended fiscal years that have ended at least ninety (90) days prior to the Closing Date, and (B) unaudited consolidated balance sheets and related unaudited statements of comprehensive income (loss) and cash flows of the Company and the Company Subsidiaries (including notes to the consolidated financial statements in accordance with U.S. generally accepted accounting principles) (the “Quarterly Financials”) for the year-to-date period for each fiscal quarter beginning with the quarter ended June 30, 2017 and for any subsequent fiscal quarter that ends forty-five (45) or more calendar days prior to the Closing Date;  (iv) causing the Company’s independent accountants to provide reasonable assistance to CryoLife, Parent, and the Buyer consistent with their customary practice (including to consent to the use of their audit reports on the consolidated financial statements of the Company and the Company Subsidiaries in any materials relating to the Financing, in CryoLife’s Form 8-K in connection with the Closing and related Form 8-K/A, and in CryoLife’s future registration statements and proxy statements if required to be filed with such documents); (v) using reasonable best efforts to assist CryoLife, Parent, and Buyer in connection with the preparation of pro forma financial information and financial statements necessary or reasonably required by the Financing Sources; (vi) to the extent requested reasonably in advance, providing to the Financing Sources, at least five (5) Business Days prior to the Closing Date, all customary and reasonable documentation and other information required by regulatory authorities with respect to the Company and each of the Company Subsidiaries under applicable “know your customer” and anti‑money laundering rules and regulations, including without limitation the USA PATRIOT Act of 2001, as amended;  and (vii) take all actions as may be reasonably requested by the CryoLife, Parent or the Buyer in connection with the repayment of existing Indebtedness of the Company and the Company Subsidiaries that is contemplated to be repaid, or commitments with respect thereto, terminated, pursuant to this Agreement or the Commitment Letter.

(c)Nothing in Section 7.9(b) shall require such cooperation to the extent it would (i) cause any representation or warranty in this Agreement to be breached, or (ii) cause any condition to Closing set forth in Article VIII to fail to be satisfied or otherwise cause any breach of this Agreement.  None of the Company or any of the Company Subsidiaries shall have any Liabilities for any breach any obligation under Section 7.9(b).

(d)The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Financing, provided such logos are used in a customary manner that would not be reasonably expected to harm or disparage the Company or any Company Subsidiary or the reputation or goodwill of the Company or any Company Subsidiary.

(e)Notwithstanding anything to the contrary provided herein or in the Confidentiality Agreement, CryoLife, Parent, and Buyer shall be permitted to share all information subject to such Contracts with its potential financing sources, subject to customary confidentiality undertakings by such potential financing sources with respect thereto.

7.10Section 338(g) Election.

(a)The parties acknowledge and agree that the transactions contemplated in this Agreement are fully taxable transactions for U.S. federal income Tax purposes.  CryoLife, in its sole discretion, may make or cause to be made an election pursuant to Section 338(g) of the Code with respect to the acquisition of the Company and the Company Subsidiaries pursuant to this Agreement.

7.11Indirect Partial Liquidation.

(a)CryoLife, Parent and the Buyer covenant and undertake to the Securityholders and Minority Shareholders who sold their Shares between the date hereof and the Closing Date to one or several Securityholders that they will refrain, and will cause their Affiliates and any purchaser of any Sold Shares after the Closing Date to refrain, from any action which could reasonably be expected to result in a so-called "indirect partial liquidation" in accordance with Swiss tax law and the practice of the Swiss tax authorities. In particular, and without limitation, from the Closing Date until the fifth (5th) anniversary of the Closing Date, CryoLife, Parent and the Buyer shall not, and shall not permit their Affiliates or any purchaser of any Sold Shares after the Closing Date to take any action that results in an “indirect partial liquidation”.

(b)CryoLife’s, Parent’s and the Buyer’s obligations in accordance with this Section 7.11 do not apply if and to the extent the Buyer provides to the Securityholder Representative binding tax rulings for the three Swiss tax resident Securityholders and the Minority Shareholders who are Swiss tax resident in Aargau and Waadt (also known as Vaud) from the competent tax authorities confirming that the relevant transaction does not result in an “indirect partial liquidation” at the federal and cantonal/communal level in accordance with the practice of the Swiss tax authorities; provided that CryoLife’s, Parent’s and Buyer’s obligations shall remain in effect under Section 7.11(c) with respect to each of the Minority Shareholders who are Swiss tax resident in cantons other than Aargau and Waadt (also known as Vaud) until the Buyer provides to the Securityholder Representative binding tax rulings for each such Minority Shareholder from the competent tax authorities confirming that the relevant transaction does not result in an “indirect partial liquidation” at the federal and cantonal/communal level for such Minority Shareholder in accordance with the practice of the Swiss tax authorities. The Buyer is entitled to file tax rulings for all Securityholders and Minority Shareholders with respect to the “indirect partial liquidation” as per this Section 7.11. For that purpose, the Securityholders (also on behalf of the Minority Shareholders who sold their Shares between the date hereof and the Closing Date to one or several Securityholders) hereby agree to sign all necessary powers of attorney, when reasonably requested by the Buyer to do so in writing. Buyer shall only communicate with the competent tax authorities on behalf of Securityholders and the Minority Shareholders who sold their Shares between the date hereof and the Closing Date to one or several Securityholders upon prior written approval by the Securityholders and such Minority Shareholders, such approval, if any, shall not to be unreasonably withheld or delayed by Securityholders or such Minority Shareholders.

(c) If during the period from the Closing Date until the fifth (5th) anniversary of the Closing Date, CryoLife, Parent, Buyer or any of their respective Affiliates engages in any transaction that results in an "indirect partial liquidation", CryoLife, Parent and Buyer shall, regardless of whether there was any fault of CryoLife, Parent, Buyer or any of their respective Affiliates, jointly and severally fully indemnify the Securityholders and the Minority Shareholders who sold their Shares between the date of this Agreement and the Closing Date to one or several Securityholders for, and hold them harmless from, all Swiss income taxes, including default interest and all reasonable legal fees, cost and expenses incurred in connection therewith and in cooperation between the Parties as per this Section 7.11.

(d)In case an "indirect partial liquidation" issue as defined above arises, the respective Securityholder or Minority Shareholder will inform the Buyer without delay and within five (5) Business Days after the earlier of (i) receipt or (ii) knowledge of the written or oral information of the Tax authorities on such issue in order to afford the Buyer reasonable opportunity to take note of all relevant facts in connection with the relevant Tax claims and to direct the respective Securityholder or Minority Shareholder to reasonably contest such Tax claims under reasonable direction and at the cost of the Buyer. Securityholders and Minority Shareholders acknowledge the sensitivity of the timing, in particular in case of formal assessments and/or running time limits to respond or appeal. If an unjustified or excessive Tax claim cannot be defended (as would be reasonably expected) because the respective time limit has elapsed due to late notice of the respective Securityholder or Minority Shareholder, the liabilities of CryoLife, Parent and the Buyer under this Section 7.11 shall be reduced or eliminated if and to the extent the failure of the respective Securityholder or Minority Shareholder is not excusable in the individual case and/or if and to the extent the failure of the respective Securityholder or Minority Shareholder increased the liabilities of CryoLife, Parent, Buyer or any of their respective Affiliates under this Section 7.11.

(e)CryoLife, Parent and Buyer undertake to fully impose their obligations as per this Section 7.11 on any subsequent buyer of the Sold Shares and remains jointly and severally liable for any and all claims arising out of, relating to or in connection with the tax indemnity in accordance with this Section 7.11.

7.12Indemnification of Officers and Directors.    CryoLife, Parent and Buyer covenant and undertake to use best efforts to cause the Company to maintain the D&O Insurance until the sixth anniversary of the Closing occurs existing as of the date hereof in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the “D&O Indemnified Persons”) for their acts and omissions that occurred or accrued prior to the Closing.

7.13No Claims against Directors and Officers; Release.

(a)CryoLife, Parent and Buyer covenant and undertake to cause the Company or any Company Subsidiary not to, and Buyer shall not, make any claim, except for any fraud, willful misconduct, or with respect to their respective obligations under this Agreement as Securityholders (to the extent applicable):

(i)against any director or officer of the Company or any Company Subsidiary who is a Securityholder, a Minority Shareholder or controls a Securityholder or Minority Shareholder in connection with his or her acts or omissions before the Closing Date in his or her capacity as a director or officer of the Company or any Company Subsidiary; and

(ii)against the Securityholders solely in their capacity as shareholders of the Company until the Closing Date (excluding, for the avoidance of doubt, any claim the Company or a Company Subsidiary may have against a Securityholder arising  under the provisions of the Contracts identified in Schedule 6 attached hereto.

(b)Promptly following the Closing Date (or on the Closing Date immediately following Closing if the Securityholders were selling all Shares to the Buyer), the Buyer shall cause

(i)the Company and each Company Subsidiary to hold an extraordinary shareholders' meeting; and

(ii)a resolution to be passed at such extraordinary meeting granting unconditional discharge, except for any fraud or willful misconduct, to the directors and officers of the Company and each Company Subsidiary for their known and disclosed acts or omissions as directors and officers of the Company or Company Subsidiary before the Closing Date (the “Discharge”).

(c)Granting of the Discharge to the directors and officers of the Company and the Company Subsidiaries shall be repeated on the occasion of the next ordinary shareholders’ meeting of the Company or the respective Company Subsidiary following the Closing and any further ordinary shareholders’ meeting covering the period until Closing Date.

(d)A copy of each resolution of the shareholders of the Company and each Company Subsidiary granting Discharge shall be delivered to the Securityholder Representative within ten (10) Business Days after the date of the relevant meeting.

(e)The Buyer shall procure that the Company and each Company Subsidiary will, as soon as practicable but not later than five (5) Business Day after the Closing Date, take the necessary steps to file with the respective commercial register authorities an application for deregistration of their directors and officers who resign as of the Closing Date in the commercial register.

7.14Securityholder Release.    Effective as of the Closing Date, subject to Closing occurring, each Securityholder, on behalf of himself/itself and his/its heirs, executors, estates, devisees, Affiliates, and each of their respective heirs, executors, estates, devisees, successors and assigns (each, a “Releasing Person”), hereby releases, acquits and forever discharges and covenants not to sue, to the fullest extent permitted by applicable Law, CryoLife, Parent and Buyer and each of their respective current and past managers, officers, directors, equity holders, partners, Affiliates, service providers, employees, accountants, attorneys and representatives (each, a “CryoLife Released Person”) of, from and against any and all liabilities, obligations, actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Releasing Person has as of the Closing Date or has had at any time prior to the Closing Date on or by reason of any matter, cause or thing, in each case occurring on or prior to the Closing Date (the “Released Holder Claims”), including matters arising in connection with such Securityholder’s ownership prior to the Closing Date of any Company Securities or such Securityholder’s contractual or other arrangements with the Company or any of the Company Subsidiaries prior to the Closing Date; provided, however, unless specifically provided in this Agreement or in the Related Agreements to which the Releasing Person is a party, nothing contained in this Section 7.14 shall be deemed to release any claims or rights pursuant to (a) if the Releasing Person is an Employee, accrued benefits under employee benefit plans under applicable Law to which such Releasing Person is entitled or for any unpaid salary, expense reimbursement, or any similar employee-related benefits for the period that commenced prior to the Closing Date, (b) any rights each Securityholder has to receive their respective Pro Rata Portion of the Acquisition Consideration ,  as is reflected in the Consideration Schedule and becomes due and payable pursuant to the terms of this Agreement, (c) any other claim arising under the provisions of this Agreement, and (d) claims arising under the provisions of the Contracts between the Company or a Company Subsidiary, on one hand, and a Securityholder or any of its Affiliates, on the other, that are listed on Schedule 6 attached hereto. Each Securityholder (x) understands that the release contained in this Section 7.14 is binding on such Securityholder and its heirs, executors, estates, devisees, Affiliates, and each of their respective heirs, executors, estates, devisees, successors and assigns,  (y) represents and warrants that (i) it has had the opportunity to consult with counsel of its choice, (ii) it is fully informed of the nature and contents of this release and (iii) it has entered into this release freely and without any threat or coercion whatsoever and (z) further agrees and covenants not to participate in any action or proceeding against the Company, any of the Company Subsidiaries or any CryoLife Released Person based upon any of the Released Holder Claims.

7.15Squeeze-Out Merger.  From and after the date of this Agreement, the Securityholders shall use reasonable commercial efforts to cause all remaining shareholders of the Company to sell them their Shares, with the intent the Securityholders obtaining one hundred percent (100%) of all Shares.  In the event that less than one hundred percent (100%) of all Shares would be owned immediately after the Closing by the Buyer (such Shares that are not held by Buyer, the “Minority Shares”), then, Buyer may, subject to Section 7.11, initiate a squeeze-out merger. Upon Buyer’s election to initiate a squeeze-out merger, (a) the Buyer shall then take all necessary and appropriate action to (i) cause a subsidiary of Buyer (formed under the laws of Switzerland) to merge with the Company in accordance with article 8 para. 2 of the Swiss Merger Act (the “Squeeze-Out Merger”), (ii) cause the Squeeze-Out Merger to become effective (the effective time of the Squeeze-Out Merger being referred to herein as the “Effective Time”), and (iii) structure the Squeeze-Out Merger such that at the Effective Time, each Minority Share is converted into the right to receive in cash the same economic benefits as the Securityholders received for the Sold Shares; and (b) the reasonable out-of-pocket fees and expenses (but, for the avoidance of doubt, not the consideration) incurred by CryoLife, Parent, Buyer and the Company in implementing such Squeeze-Out Merger shall be borne by the Securityholders.

7.16Restrictions on Other Share Transfers.  From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, the Securityholders will not sell or transfer any Shares held by them or authorize, consent to or approve any transfer or sale of Shares by any other Securityholder, other than transfers or sales of Shares from Minority Shareholders to any of the Securityholders (an “Other Transfer”), including by withholding consent to any such Other Transfer if such consent is required under applicable Law or the Shareholders Agreement.

7.17Escrow Agent.   CryoLife and Buyer shall use best efforts to procure from the Escrow Agent the execution and delivery to the Securityholder Representative of the Escrow Agreement, and the Securityholder Representative shall provide the documentation reasonably required by the Escrow Agent with respect to “Know-Your-Customer” requirements; provided, however, if the Securityholder Representative fails to deliver the documentation reasonably required by the Escrow Agent with respect to “Know-Your-Customer” requirements, neither CryoLife nor Buyer shall be in breach of this Section 7.17 if the Escrow Agent refuses to execute and deliver the Escrow Agreement.

Article VIII

CONDITIONS TO THE ACQUISITION

8.1Conditions to Obligations of Each Party to Effect the Acquisition.  The respective obligations of the Company and the Securityholders, on the one hand, and of CryoLife, Parent and Buyer, on the other hand, to effect the Acquisition shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition.

(b)No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by any Governmental Authority, seeking any of the foregoing be threatened or pending.

8.2Conditions to the Obligations of Parent and Buyer.  The obligations of CryoLife, Parent, and Buyer to consummate and effect this Agreement and the transactions contemplated in this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Buyer:

(a)Representations, Warranties and Covenants.  (i) Each of the representations and warranties made by the Securityholders and the Company in this Agreement shall be true and correct in all material respects (except for any portion of those representations and warranties that are qualified by materiality, Company Material Adverse Effect or any similar standard or qualification, which portion shall be true and correct in all respects) on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date), and (ii) the Company and the Securityholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.

(b)Governmental Approval.  Approvals from any Governmental Authority required to be obtained by any of the Securityholders, the Company or any of the Company Subsidiaries for the consummation of the transactions contemplated in this Agreement shall have been timely obtained.

(c)Board of Directors Approval.  This Agreement shall have been approved by the Board of Directors of the Company.

(d)Third Party Consents and Notices.  The Company shall have delivered to Buyer all consents, waivers and approvals of, and notices to, parties to any Contract that are set forth on Schedule 7 to this Agreement, in form and substance reasonably satisfactory to Buyer.

(e)Payoff Letters; Release of Liens.  The Buyer shall receive from the Company payoff letters in a form reasonably acceptable to Buyer with respect to any and all Company Debt, to the extent to be repaid at or following Closing and Buyer shall receive from the Company a duly and validly executed copy of all Contracts, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to evidence the release of all Liens identified in Schedule 8 to this Agreement, the effectiveness of which is subject to the payments contemplated in the applicable payoff letter.

(f)No Material Adverse Effect.  Since the date hereof, there shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Company Material Adverse Effect.

(g)Company Certificate. The Company shall deliver to Buyer a true and correct certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, which (i) represents that the conditions to the obligations of Buyer set forth in this Section 8.2 have been satisfied in full (unless otherwise waived in accordance with the terms hereof), (ii) sets forth the Estimated Net Company Debt and Adjustment Amount as of immediately prior to the Closing (the “Company Certificate”).

(h)FIRPTA Certificate. With respect to the Company, Buyer shall have received a certificate to the effect that Company is not, and has not been during the applicable time period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation and, accordingly, the securities of the Company are not U.S. real property interests, which meets the requirements of Treasury Regulation Section 1.1445-2(c)(3).

(i)Key Employee.  The Key Employee (i) shall have signed the applicable Employment Documents and such Contracts shall be in full force and effect as of the Closing, (ii) shall still be employees of the Company or the applicable Company Subsidiary and performing their usual and customary duties for the Company or such Company Subsidiary during the period before the Closing  and (iii) shall not have notified (whether formally or informally) Parent, Buyer, the Company, or the applicable Company Subsidiary of such Employee’s intention of leaving the employ of Parent, Buyer, the Company, or the applicable Company Subsidiary following the Closing.

(j)Termination of Agreements.  Buyer shall have received from the Company a duly and validly executed copy of all Contracts, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to evidence the termination of the Contracts set forth in Schedule 9 to this Agreement.

(k)Amendment of Agreements.  Buyer shall have received from the Company a duly and validly executed copy of all Contracts, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to evidence the amendment of the Contracts set forth in Schedule 10 to this Agreement.

(l)Securityholder Agreements.  Buyer shall have received duly and validly executed Securityholder Agreements from each of the Securityholders and such Contracts shall be in full force and effect as of the Closing.

8.3Conditions to Obligations of the Company and the Securityholders.  The obligations of the Company and the Securityholders to consummate and effect this Agreement and the transactions contemplated in this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)Representations, Warranties and Covenants.  (i) Each of the representations and warranties of CryoLife, Parent and Buyer in this Agreement shall be true and correct in all material respects (except for any portion of those representations and warranties that are qualified by materiality, Material Adverse Effect or any similar standard or qualification, which portion shall be true and correct in all respects) on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date), and (ii) CryoLife, Parent and Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by CryoLife, Parent and Buyer as of the Closing.

(b)Governmental Approval.  Approvals from any Governmental Authority required to be obtained by CryoLife, Parent or Buyer for the consummation of the transactions contemplated in this Agreement shall have been timely obtained.

(c)Certificate of Buyer.  Company shall have received a certificate, validly executed on behalf of Buyer to the effect that, as of the Closing the conditions set forth in Section 8.3 hereof have been satisfied (the “Buyer Certificate”).

Article IX

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1Survival of Representations, Warranties and Covenants.

(a)All representations, warranties, agreements, covenants and obligations of the Securityholders or the Company contained in this Agreement, the Related Agreements, the Company Disclosure Schedule, exhibit to this Agreement or any Contract, instrument, certificate or document specifically required to be delivered under this Agreement or any Related Agreement to any Party incident to the transactions contemplated in this Agreement or any Related Agreement are material and shall be deemed to have been relied upon by such Party.  The representations and warranties of the Securityholders and the Company contained in this Agreement and in the Company Certificate as it pertains to the conditions to Closing set forth in Section 8.2(a) shall survive the Closing for the following periods

(i)the representations and warranties contained in Sections 4.1 (Authority; Non-Contravention; Approvals), 4.2 (Title to Company Securities), 4.4 (Interest in Intellectual Property), 4.5 (Brokers’ and Finders’ Fees), 5.1 (Organization of the Company), 5.2 (Company Capital Structure), 5.4 (Authority), 5.5 (No Conflict), 5.11(Taxes; with respect to subsection 5.11(b)(iii) only), 5.13 (Title to Properties; Absence of Liens and Encumbrances, with respect to subsection 5.13(c) only),  5.14 (Intellectual Property; with respect to subsections 5.14(a) and 5.14(o) only), 5.18 (Company Authorizations), 5.21 (Brokers’ and Finders’ Fees), 5.30 (Products), and 5.31 (Utilization of Assets) (collectively, the “Fundamental Representations”), shall survive until 12:01 a.m. Eastern Time on the fifth (5th) anniversary of the Closing Date;

(ii)the representations and warranties contained in Section 5.14 (Intellectual Property; with the exception of for Section 5.14(a) and 5.14(o), which shall survive for the period provided in (i) above)  which shall survive until 12:01 a.m. Eastern Time on the third (3rd) anniversary of the Closing Date;

(iii)the representations and warranties contained in Section 5.11 (Taxes) which shall survive until 12:01 a.m. Eastern Time on the fifth (5th) anniversary of the Closing Date; except that Section 5.11(b)(iii) is a Fundamental Representations and shall survive for the period specified in (i) above;

(iv)the representations and warranties of the Securityholders not addressed in (i) through (iii) above shall survive the Closing until 12:01 a.m. Eastern Time on the date that is eighteen (18) calendar months after the Closing Date (the “Expiration Date”).

(b)The representations and warranties of CryoLife, Parent and Buyer contained in this Agreement, or in the Parent Certificate shall survive until 12:01 a.m. Eastern Time on the Expiration Date, provided however that the representations and warranties of CryoLife, Parent and Buyer contained in Sections 6.1 (Organization, Standing and Power), 6.2 (Authority), 6.4 (Capitalization), 6.6 (No Conflict) 6.7 (Issuance of CryoLife Common Stock), and 6.13  (CryoLife Operational Representations; with respect to subsections 6.13(a) and 6.13(c) only)  shall survive until 12:01 a.m. Eastern Time on the fifth (5th) anniversary of the Closing Date.

(c)All covenants and agreements contained in this Agreement shall survive the Closing and shall continue to remain in full force and effect after the Closing Date, unless they terminate earlier in accordance with their express terms, and all claims arising out of, resulting from or related to the matters described in Sections 9.2(a)(ii) or 9.2(b)(ii) shall survive until the third (3rd) anniversary of the expiration or termination of such covenants and agreements.

(d)The indemnification rights of the Buyer Indemnified Parties with respect to claims arising out of, resulting from or related to the matters described in Sections 9.2(a)(iii) shall survive until 12:01 a.m. Eastern Time on the third (3rd) anniversary of the Closing Date.

(e)The indemnification rights of the Buyer Indemnified Parties with respect to claims arising out of, resulting from or related to Special Indemnification Matters (as defined below) survive until 12:01 a.m. Eastern Time on the applicable anniversary referred to in Schedule 11.

(f)The indemnification rights of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to claims arising out of, resulting from or related to the matters described in Section 9.2(a)(v) or 9.2(b)(iii), respectively, until 12:01 a.m. Eastern Time on the sixth (6th) anniversary of the Closing Date.

(g)The date until which any representation, warranty, agreement, covenant or obligation survives shall be referred to as the “Survival Date” for such representation, warranty, agreement, covenant or obligation.

(h)Notwithstanding anything in this Section 9.1 to the contrary, (i) if, subject to Section 9.4(b)(i),  at any time prior to 12:01 a.m. Eastern Time on the applicable Survival Date, an Officer’s Certificate (as defined in Section 9.4(b))  or a Claim Certificate (as defined in Section 9.4(b)) is delivered alleging Losses and a claim for recovery under Section 9.4(b), then the Survival Date shall extend automatically with respect to the specific claim asserted in such notice and shall survive beyond the applicable Survival Date until such claim is fully and finally resolved.

9.2Indemnification.

(a)From and after the Closing, each of the Securityholders (each a “Seller Indemnifying Person” and collectively the “Seller Indemnifying Persons”) shall (subject to the limitations set forth in this Agreement) indemnify and hold harmless CryoLife, Parent, Buyer, and their respective officers, directors and Affiliates, including, after the Closing, the Company and each Company Subsidiary (the “Buyer Indemnified Persons”), against Liabilities, including reasonable accounting and auditors’ fees, attorneys’ fees and expenses of investigation and defense, interest, fines, penalties, diminution in value, or restriction (each a “Loss” and collectively “Losses”) paid, incurred or sustained by any of the Buyer Indemnified Persons, directly or indirectly, arising out of, resulting from or related to:

(i)any breach or inaccuracy of any representation or warranty of the Securityholders contained in this Agreement, any of the Related Agreements, the Company Certificate or in any certificate or instrument delivered in connection with the transactions contemplated in this Agreement, including the Acquisition;

(ii)any breach by the Company or a Securityholder of, or any failure by the Company or a Securityholder to perform, fulfill or comply with, any covenant or obligation applicable to the Company or such Securityholder contained in this Agreement, for the purposes of clarification excluding any representation or warranty referred to in (i) above;

(iii)any claims made by a Securityholder or a former securityholder of the Company or any Company Subsidiary in such Securityholder’s or former securityholder’s capacity as a current or former securityholder of the Company or any Company Subsidiary, or by any other Person, seeking to assert, or based upon: (A) ownership or rights to ownership of any securities of the Company or any Company Subsidiary; (B) any rights of a securityholder of the Company (other than the right to receive any portion of the Acquisition Consideration pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (C) any rights under the Charter Documents, including a claim that any distribution of proceeds pursuant to this Agreement, whether by CryoLife, Parent, Buyer, the Securityholder Representative or otherwise, violates the terms of the Charter Documents; (D) any claim that such Person’s securities were wrongfully redeemed or repurchased by the Company; (E) any breach of any Contract between the Company and such Securityholder or former securityholder, in each case in his, her or its capacity as such, occurring prior to the Closing; (F) any claim with respect to the conversion or cancellation of its Shares; and (G) the purchase or sale of Company Securities by one or more Persons (other than the Buyer) prior to or upon the Closing;

(iv)the matters described in Schedule 11 (the “Special Indemnification Matters”); or

(v)fraud committed on or prior to the Closing Date by the Securityholders, the Company, any Company Subsidiary or their respective officers, directors, managers, employees, contractors, agents or Affiliates.

(b)From and after the Closing, CryoLife shall or shall cause Buyer to (subject to Section 9.6(f))  indemnify and hold harmless the Securityholders and their respective officers, directors   and Affiliates (the “Seller Indemnified Persons”), against all Losses paid, incurred or sustained by any of the Seller Indemnified Persons, directly or indirectly, arising out of, resulting from or related to:

(i)any breach or inaccuracy of any representation or warranty of CryoLife, Parent or Buyer contained in this Agreement, any of the Related Agreements, or in any certificate or instrument delivered in connection with the transactions contemplated in this Agreement, including the Acquisition;

(ii)any breach by CryoLife, Parent, or Buyer of, or any failure by CryoLife, Parent, or Buyer to perform, fulfill or comply with, any covenant or obligation applicable to CryoLife, Parent, or Buyer contained in this Agreement, for the purposes of clarification, excluding any representation or warranty referred to in (i) above; or

(iii)fraud committed on or prior to the Closing Date by CryoLife, Parent, Buyer, or their respective officers, directors, managers, employees, contractors, agents or Affiliates (excluding the Company and the Company Subsidiaries).

9.3Escrow Arrangements.

(a)Indemnity Escrow Fund.  On the Closing Date, CryoLife shall or shall cause Buyer to deposit with the Escrow Agent an amount in cash equal to the Escrow Amount, consisting of each Securityholder’s Pro Rata Portion of the Escrow Amount (which amounts shall be set forth in the Consideration Schedule) and shall confirm such deposit in writing with the Escrow Agent, which notice shall confirm the Closing Date.  CryoLife shall or shall cause Buyer to pay fifty percent (50%) of the administrative fees and expenses of the Escrow Agent in connection with the Escrow Amount,  with the remainder of the administrative fees and expenses to be paid by the Securityholders.  The aggregate contributions of the Securityholders’ respective Pro Rata Portion of the Escrow Amount shall equal the amount of the Escrow Amount.  Such deposit of the Escrow Amount, together with all interest and earnings thereon, shall constitute an escrow fund (the “Indemnity Escrow Fund”) to be governed solely by the terms of the Escrow Agreement.  The Indemnity Escrow Fund shall be partial security for the indemnity obligations provided for in Section 9.2(a) hereof and for any other obligations pursuant to  this Agreement or the Related Agreements, subject to the limitations herein, including Section 9.6, and the Indemnity Escrow Fund shall be available to compensate the Buyer Indemnified Persons for any claims by such Buyer Indemnified Persons for any Losses for which they are entitled to recovery under this Article IX.  Interest in the Indemnity Escrow Fund may not be sold, exchanged, transferred or otherwise disposed of, other than by the laws of descent and distribution or succession, and any transfer in violation of this Section 9.3(a) shall be null and void.

(b)Indemnity Escrow Period; Distribution upon Termination of Escrow Periods.

(i)Subject to the following requirements, the Indemnity Escrow Fund shall be in existence immediately following the Closing and shall terminate at 12:01 a.m. Eastern Time on the Expiration Date (the “Indemnity Escrow Period”); provided, however, that the Indemnity Escrow Period shall not terminate with respect to any amount, which is or could reasonably be necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Securityholder Representative in accordance with the provisions of this Agreement prior to 12:01 a.m. Eastern Time on the Expiration Date (each, an “Unsatisfied Claim”).  Any distribution of all or a portion of the cash in the Indemnity Escrow Fund if to Buyer shall be made by wire transfer of immediately available funds equal to the amount of cash being distributed, and if to the Securityholders shall be made to the Paying Agent for further distribution to each of the Securityholders by delivery of payment by check or wire transfer of immediately available funds to each such Securityholder equal to the amount of cash being distributed.

(ii)The Paying Agent will be responsible for the allocation and delivery of cash amounts out of the Indemnity Escrow Fund to the Securityholders pursuant to Section 9.3(b)(i), if any, in proportion to the Securityholders’ respective Pro Rata Portion, with the amount of cash delivered to each Securityholder rounded down to the nearest cent and mailed by first class mail or sent via wire transfer as requested by the Securityholder Representative (and, in the case of a wire transfer, at the expense of the Securityholder) to such Securityholders’ address as set forth on the Consideration Schedule (or to such other address as any such Securityholder or the Securityholder Representative may have previously instructed the Securityholder Representative or Parent in writing). The Parties agree to provide the Paying Agent with a certified Tax identification number by signing and returning the appropriate series of Form W-8, or Form W-9, in case of U.S. Persons, to the Paying Agent, immediately upon completion of the Closing.

9.4Indemnification Claims.

(a)Threshold Amount.  Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this Section 9.4(a),  (i) a Buyer Indemnified Person may not recover any Losses under clause (i) of Section 9.2(a) unless (a) one or more Officer’s Certificates (as defined below) identifying Losses under Section 9.2(a) exceed on a stand-alone basis the amount of $225,000 (the “Qualifying Claim”); provided that the Qualifying Claim limitation shall no longer apply once one or more Officer’s Certificates (as defined below) identifying Losses under Section 9.2(a) exceed in the aggregate the amount of $1,000,000 have been delivered and (b) until one or more Officer’s Certificates (as defined below) identifying Losses under Section 9.2(a) in excess of $2,500,000 (the “Threshold Amount”) has or have been delivered to the Securityholder Representative and the Escrow Agent as provided in Section 9.4(b) hereof, in which case the Buyer Indemnified Persons shall be entitled to recover all Losses so identified without regard to the Threshold Amount from the first dollar of such Losses, and (ii) a Seller Indemnified Person may not recover any Losses under clause (i) of Section 9.2(b) unless (a) one or more Claim Certificates (as defined below) identifying Losses under Section 9.2(b) exceed on a stand-alone basis the amount of a Qualifying Claim have been delivered; provided that the Qualifying Claim limitation shall no longer apply once one or more Claim Certificates (as defined below) identifying Losses under Section 9.2(b) exceed in the aggregate the amount of $1,000,000 have been delivered,  and (b) until one or more Claim Certificates (as defined below) identifying Losses under Section 9.2(b) in excess of the Threshold Amount has or have been delivered to CryoLife as provided in Section 9.4(b) hereof, in which case the Seller Indemnified Persons shall be entitled to recover all Losses so identified without regard to the Threshold Amount from the first dollar of such Losses.  Notwithstanding the foregoing, (i) a Buyer Indemnified Person shall be entitled to recover for, and the Qualifying Claim or the Threshold Amount shall not apply as a limit or threshold to, any and all claims or payments made with respect to Losses paid, incurred or sustained arising out of or resulting from or related to clauses (ii) through (v) of Section 9.2(a) or any breach or inaccuracy of a representation or warranty contained in any of the Fundamental Representations, and (ii) a Seller Indemnified Person shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to Losses paid, incurred or sustained arising out of or resulting from or related to clauses (ii) through (iii) of Section 9.2(b).

(b)Claims for Indemnification.

(i)In order to seek indemnification pursuant to Section 9.2(a) (including with regard to a Third Party Claim (as defined below)),  CryoLife shall or shall cause Buyer to deliver an Officer’s Certificate to the Securityholder Representative and, if such claim involves a claim against the Indemnity Escrow Fund, to the Escrow Agent, and such Officer’s Certificate must be delivered prior to the applicable Survival Date; CryoLife shall or shall cause Buyer to deliver an Officer’s Certificate promptly upon CryoLife concluding it intends to assert a claim for indemnification provided, however, the failure to promptly deliver an Officer’s Certificate shall not affect the Buyer Indemnified Persons’ right to recover Losses under Section 9.2(a), except to the extent the Seller Indemnifying Parties are prejudiced by such failure.  For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of CryoLife or Buyer:  (x) stating that a Buyer Indemnified Person has paid, sustained or incurred or reasonably anticipates that it will have to pay, sustain or incur Losses, and (y) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained or incurred, or the basis for such anticipated liability, and the nature of the (1) misrepresentation, (2) breach or inaccuracy of a representation or warranty, (3) breach or failure to perform a covenant or other agreement, or (4) other basis for indemnity to which such item is related, but in each case only to the extent such information is reasonably available to CryoLife as of the date of such Officer’s Certificate.

(ii)In order to seek indemnification pursuant to Section 9.2(b), the Securityholder Representative shall deliver a Claim Certificate to CryoLife at any time prior to the applicable Survival Date; the Securityholder Representative shall deliver a Claim Certificate promptly upon the Securityholder Representative (on behalf of the Seller Indemnified Persons) concluding he intends to assert a claim for indemnification; provided, however, the failure to promptly deliver a Claim Certificate shall not affect the Seller Indemnified Persons’ right to recover Losses under Section 9.2(b), except to the extent the Buyer Indemnifying Parties are prejudiced by such failure.  For the purposes hereof, “Claim Certificate” shall mean a certificate signed by the Securityholder Representative: (x) stating that a Seller Indemnified Person has paid, sustained or incurred or reasonably anticipates that it will have to pay, sustain or incur Losses, and (y) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained or incurred, or the basis for such anticipated liability, and the nature of the (1) misrepresentation, (2) breach or inaccuracy of a representation or warranty, (3) breach or failure to perform a covenant or other agreement, or (4) other basis for indemnity to which such item is related, but in each case only to the extent such information is reasonably available to the Securityholder Representative as of the date of such Claim Certificate.

(iii)If a Buyer Indemnified Person is entitled to recover a Loss pursuant to Section 9.2(a) then, subject to the limitations set forth in this Agreement,  the Buyer Indemnified Person shall, except for indemnification (a) pursuant to Sections 9.2(a)(ii) through 9.2(a)(v), and (b) for breach or misrepresentation of a Fundamental Representation, first receive proceeds from the Indemnity Escrow Fund, and then, if the Indemnity Escrow Fund is insufficient to the cover the Loss, the Securityholders shall be directly liable for the remaining excess amount of such Loss, in which case the Securityholders shall make payment directly to such Buyer Indemnified Person by wire transfer of immediately available cash funds to an account designated by such Buyer Indemnified Person.  If a Seller Indemnified Person is entitled to recover a Loss pursuant to Section 9.2(b), then, subject to the limitations set forth in this Agreement,  CryoLife shall or shall cause Buyer to pay the amount of such Loss directly to such Seller Indemnified Person by wire transfer of immediately available cash funds to an account designated by such Seller Indemnified Person.

(c)Securityholders Right to Cure.  With respect to any claim for indemnification pursuant to Section 9.2(a) notified by CryoLife pursuant to Section 9.4(b)(i),  CryoLife shall use commercially reasonable efforts to give the Securityholder Representative the reasonable opportunity to cure the source of the potential Losses in connection with such claim.

(d)Objections to Claims for Indemnification.  The payment of any amount under Section 9.4(b) shall be delayed pending resolution pursuant to Section 9.4(e) if (i) with respect to any claim for indemnification pursuant to Section 9.2(a), the Securityholder Representative shall object to the claim made in the Officer’s Certificate in a written statement labeled “Objection Notice” (an “Objection Notice”), and such Objection Notice shall have been received by CryoLife and the Escrow Agent prior to 12:01 a.m. Eastern Time on the sixty-fifth (65th)  Business Day after its receipt of the Officer’s Certificate, or (ii) with respect to any claim for indemnification pursuant to Section 9.2(b), CryoLife shall object to the claim made in the Claim Certificate in an Objection Notice, and such Objection Notice shall have been received by the Securityholder Representative prior to 12:01 a.m. Eastern Time on the sixty-fifth (65th)  Business Day after its receipt of the Claim Certificate.  If the Securityholder Representative

(with respect to any claim for indemnification pursuant to Section 9.2(a)) or CryoLife (with respect to any claim for indemnification pursuant to Section 9.2(b)) (as applicable, the “Responding Party”) does not object in writing within such sixty-five (65) Business Day period, such failure to so object shall be an irrevocable acknowledgment by the Responding Party that the Buyer Indemnified Person or Seller Indemnified Person, as applicable, is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate or Claim Certificate, and payment in respect of such Losses shall thereafter be made in accordance with Section 9.4(b).

(e)Resolution of Conflicts.

(i)In case the Responding Party delivers an Objection Notice in accordance with Section 9.4(c), the Securityholder Representative and CryoLife shall attempt in good faith to agree upon the rights of the respective Persons with respect to each of such claims.  If the Securityholder Representative and CryoLife should so agree, and such claim involves a claim against the Indemnity Escrow Fund, a document setting forth such agreement shall be prepared and signed by both the Securityholder Representative and CryoLife or Buyer and furnished to the Escrow Agent in accordance with the Escrow Agreement.

(ii)At any time following delivery of an Objection Notice by the Responding Party or in the event of any dispute arising pursuant to this Article IX, either CryoLife, on the one hand, or the Securityholder Representative, on the other hand, may pursue any and all legal or equitable remedies available to them under applicable Law.

(f)Third-Party Claims.  If CryoLife becomes aware of a third party claim (a “Third Party Claim”) that CryoLife reasonably believes may result in a demand for indemnification pursuant to this Article IX,  CryoLife shall or shall cause Buyer to notify the Escrow Agent (if the Third Party Claim is made by CryoLife or a Buyer Indemnified Person prior to the release of the Indemnity Escrow Fund and may result in a claim against the Indemnity Escrow Fund) and the Securityholder Representative in writing of such claim.  If the Third Party Claim may result in a claim against the Indemnity Escrow Fund, the Securityholder Representative, on behalf of the Securityholders, shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim; provided, however, that the Securityholders agree and consent, as a condition of such entitlement of participation, that CryoLife’s legal counsel in the Third Party Claim shall not be precluded from representing CryoLife as against the Securityholders in the event that the Securityholders dispute the fact or amount of CryoLife’s claim of a Loss related to such matter.  CryoLife shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, that,  in the event that any claim is settled without the written consent of the Securityholder Representative, such settlement shall not be dispositive of the existence of an indemnifiable claim or the amount of Losses.  In the event that the Securityholder Representative has consented to any such settlement, the Securityholders shall have no power or authority to object to the amount of any Third Party Claim.  If CryoLife does not use commercially reasonable efforts to conduct or assume the defense of a Third Party Claim, then the Securityholder Representative, on behalf of the Securityholders, may, by providing written notice to CryoLife, assume the defense of such

Third Party Claim at the Securityholders’ expense, and all legal fees and costs incurred by the Securityholder Representative shall be timely paid by the Securityholders.

9.5Securityholder Representative.

(a)By virtue of the approval of the Acquisition and this Agreement by each of the Securityholders, each of the Securityholders shall be deemed to have agreed to appoint Lars Sunnanväder as his, her or its, as applicable, agent and attorney-in-fact, as the Securityholder Representative for and on behalf of the Securityholders to take all actions under this Agreement that are to be taken by the Securityholder Representative, including to amend this Agreement, to waive any provision of this Agreement, to negotiate payments due pursuant to this Article IX, to give and receive notices and communications, to authorize payment to any Buyer Indemnified Person from the Indemnity Escrow Fund in satisfaction of claims by any Buyer Indemnified Person, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Buyer Indemnified Person against any of the Securityholders or by any of the Securityholders against any Buyer Indemnified Person or any dispute between any Buyer Indemnified Person and any of the Securityholders, in each case relating to this Agreement or the transactions contemplated in this Agreement, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.  Such agency may be changed by the Securityholders from time to time upon not less than thirty (30) days prior written notice to CryoLife, Parent and Buyer;  provided, however, that the Securityholder Representative may not be removed unless Securityholders representing the holders of at least a two-thirds interest of the Indemnity Escrow Fund agree to such removal and to the identity of the substituted agent.  A vacancy in the position of Securityholder Representative may be filled by the Securityholders representing the holders of a majority in interest of the Indemnity Escrow Fund.  In the event a vacancy in the position of Securityholder Representative exists for thirty  (30) or more days or Securityholder Representative breaches or fails to perform its obligations under this Agreement (after a 30 calendar day advance notice period to cure, which period shall not apply in exigent circumstances),  CryoLife, Parent and Buyer shall have the right to petition a court of competent jurisdiction to appoint a replacement Securityholder Representative, and Securityholder Representative shall not receive any compensation for its services from CryoLife, Parent, Buyer or the Company.  No bond shall be required of the Securityholder Representative.  Notices or communications to or from the Securityholder Representative shall constitute notice to or from the Securityholders.

(b)Each of the Securityholders represents and warrants to CryoLife, Parent and Buyer that the Securityholder Representative has the irrevocable right, power and authority (i) to enter into and perform this Agreement and to bind each of the Securityholders to its terms, (ii) to give and receive directions and notices hereunder and (iii) to make all determinations that may be required or that it deems appropriate under this Agreement.

(c)Until notified in writing by the Securityholder Representative that it has resigned, or that it has been removed by at least two-thirds in interest of the Indemnity Escrow Fund, CryoLife, Parent, Buyer and the Escrow Agent may rely conclusively and act upon the directions, instructions and notices of the Securityholder Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Indemnity Escrow Fund filed with the Escrow Agent or a successor appointed by a court of competent jurisdiction.

(d)The Securityholders each hereby authorize the Securityholder Representative to:

(i)Receive all notices or documents given or to be given to the Securityholders pursuant hereto or in connection herewith and to receive and accept service of legal process and file pleadings on behalf of the Securityholders in connection with any suit or proceeding arising under this Agreement; provided, however, that the Securityholders acknowledge and agree that even if Securityholder Representative is unable, unwilling, refuses, resists or objects to receiving notice or receiving or accepting service of process, notice to and service of process with respect to each of the Securityholders shall be effective if made pursuant to Section 11.1;

(ii)Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the transactions contemplated in this Agreement as the Securityholder Representative may in its sole discretion deem appropriate; and

(iii)Take such action as the Securityholder Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of CryoLife, Parent or Buyer contained in this Agreement or in any document delivered by Buyer pursuant hereto; (B) taking such other action as the Securityholder Representative is authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Securityholder Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated in this Agreement, including the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article IX and any waiver of any obligation of Buyer.

(e)A decision, act, consent or instruction of the Securityholder Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Securityholders and shall be final, binding and conclusive upon the Securityholders; and the Escrow Agent and CryoLife, Parent and Buyer may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Securityholders.  The Escrow Agent and CryoLife, Parent and Buyer are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Securityholder Representative.

(f)The Securityholders shall indemnify, defend and hold harmless the Securityholder Representative and its directors, officers, agents and employees from and against any and all Losses arising out of or in connection with the Securityholder Representative’s execution and performance of this Agreement, or otherwise in connection with acting as the Securityholder Representative, in each case as such Losses are incurred.  Any such Losses shall be recovered (i) first from any distribution of the Indemnity Escrow Fund, but only if and when required to be distributed to the Securityholders, pursuant to the terms of this Agreement at the time of distribution in accordance with written instructions delivered by the Securityholder Representative to the Escrow Agent (the “Distributable Funds”), and (ii) secondly, directly from the Securityholders severally and not jointly and in accordance with their respective Pro Rata Portion.

9.6Maximum Payments; Remedy.

(a)Except as set forth in Sections 9.6(b) through 9.6(d) hereof, the maximum amount a Buyer Indemnified Person may recover from the Securityholders pursuant to clause (i) of Section 9.2(a) hereof shall be limited to the amounts comprising the Indemnity Escrow Fund. Except as set forth in Sections 9.6(b) through 9.6(c), the aggregate maximum amount the Seller Indemnified Persons may recover from CryoLife, Parent or Buyer pursuant to clause (i) of Section 9.2(b) shall be limited to $22,500,000.

(b)Notwithstanding Section 9.6(a) and except as set forth in Section 9.6(c): (i) the maximum amount a Buyer Indemnified Person may recover from a Securityholder (i) pursuant to clause (i) of Section 9.2(a) in respect of any breach or inaccuracy of a representation or warranty contained in any of the Fundamental Representations, or (ii) pursuant to clauses (ii) and (iii) of Section 9.2(a),  shall be limited, in the aggregate, to the Pro Rata Portion of the Acquisition Consideration; and (ii) the maximum amount Seller Indemnified Persons may recover from CryoLife, Parent or Buyer (A) pursuant to clause (i) of Section 9.2(b) in respect of any breach or inaccuracy of a representation or warranty contained in Sections 6.1 (Organization, Standing and Power), 6.2 (Authority), 6.4 (Capitalization), 6.6 (No Conflict), or 6.13 (CryoLife Operational Representations) or (B) pursuant to clause (ii) of Section 9.2(b), shall be limited, in the aggregate, the amount of the Acquisition Consideration.

(c)The liability of a Securityholder in respect of Losses paid, incurred, or sustained, arising out of, resulting from, or related to the matters described in Section 9.2(a)(v) shall be limited in the aggregate, to the Pro Rata Portion amount of the Acquisition Consideration. The liability of CryoLife, Parent and Buyer in respect of Losses paid, incurred, or sustained, arising out of, resulting from, or related to the matters described in Section 9.2(b)(iii) shall be limited to an amount equal to the Acquisition Consideration.

(d)Notwithstanding Section 9.6(a) and except as set forth in Section  9.6(b), the maximum amount a Buyer Indemnified Person may recover from a Securityholder (i) pursuant to Section 9.2(a)(iv), shall be limited, by the respective amounts set forth in Schedule 11; provided, however, that the Company or the relevant Company Subsidiary must first resolve respective accruals, provisions, reserves or allowances set forth in the Financials, and then, the Securityholders shall only be liable, subject to the limitations set forth in Schedule 11,  if such accruals, provisions, reserves or allowances is insufficient to the cover the Loss.

(e)The Parties’ respective liability for indemnification for a claim for Losses under this Agreement shall be reduced or excluded to the extent the party seeking indemnification:

(i)has recovered any amount in respect of such claim for Losses under an insurance policy, in an amount equal to the amount of such actual recovery, provided that this clause (i) shall not require any party to seek recovery under an insurance policy; or

(ii)such claim arises or the Losses related to such claim are increased by, in each case, any Law that becomes effective only after the date hereof.

(f)Each Securityholder’s indemnification obligations pursuant to Section 9.2(a), other than from the Indemnity Escrow Fund, shall be in accordance with such Securityholder’s Pro Rata Portion and not joint and several with respect to Losses.

(g)Each of the Parties shall use commercially reasonable efforts to mitigate the Losses sustained by such Party. In no event shall a Buyer Indemnified Person or a Seller Indemnified Person be entitled to recover the same Loss twice.

9.7Purchase Price Adjustments.  Amounts paid to or on behalf of any person as indemnification under this Agreement shall be treated for all purposes as adjustments to the Acquisition Consideration, except as otherwise required by applicable Law.

9.8Sole Remedy.  Following the Closing, the Parties agree that, except for (i) the availability of injunctive or other equitable relief, (ii) the provisions of Section 3.1,  and (iii) fraud, the rights to indemnification under this Article IX shall be the sole remedy that any Buyer Indemnified Person or Seller Indemnified Person will have in connection with the transactions under this Agreement.

9.9Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)With the mutual written consent of each of the Securityholder Representative (on behalf of the Securityholders) and CryoLife;

(b)By either the Securityholder Representative (on behalf of the Securityholders) or CryoLife, if the Closing shall not have occurred by 12:01 a.m. Eastern Time on the date that is ninety (90) days after the date of this Agreement  (the “Termination Date”);

(c)By the Securityholder Representative (on behalf of the Securityholders), if CryoLife, Parent, or Buyer shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise, if occurring or continuing on the Closing Date, to the failure of a condition set forth in Section 8.3 and (B) has not been or is incapable of being cured by such Party prior to the earlier of the (x) Termination Date and (y) thirtieth (30th) calendar day after such Party’s receipt of written notice thereof from the Company;

(d)By CryoLife, if the Company or any of the Securityholders shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise, if occurring or continuing on the Closing Date, to the failure of a condition set forth in Section 8.2 and (B) has not been or is incapable of being cured by the Company prior to the earlier of the (x) Termination Date and (y) thirtieth (30th) calendar day after its receipt of written notice thereof from Buyer; or

(e)By the Securityholder Representative (on behalf of the Securityholders) or CryoLife, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition; or (ii) any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall then be in effect, or any proceeding brought by any Governmental Authority, seeking any of the foregoing shall be then threatened or pending.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 9.9 shall not be available to any Party whose breach of its representations or warranties set forth herein or whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the primary cause of, or primarily resulted in, the failure to satisfy any condition to the obligations of the other Party or Parties hereunder.

Article X

AMENDMENT AND WAIVER

10.1Amendment.  This Agreement,  may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of the Parties; provided that none of Article X (Amendment and Waiver), Section 11.7 (Governing Law; Venue), this Section 11.11 (Third Party Beneficiaries), Section 11.12 (No Recourse; Certain Limitations on Remedies), and Section 11.13 (Waiver of Jury Trial) may be amended, modified or supplemented in any way that is adverse to the Financing Sources.  For purposes of this Section 10.1, the Securityholders agree that any amendment of this Agreement signed by the Securityholder Representative shall be binding upon and effective against each of the Securityholders whether or not they have signed such amendment.

10.2Extension; Waiver.  CryoLife, Parent and the Buyer (as a group), on the one hand, and the Securityholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other Party, (b) waive any inaccuracies in the representations and warranties made by the other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such Party contained herein; provided that no waiver or extension shall be valid with respect to Article X (Amendment and

Waiver), Section 11.7 (Governing Law; Venue), this Section 11.11 (Third Party Beneficiaries), Section 11.12 (No Recourse; Certain Limitations on Remedies), and Section 11.13 (Waiver of Jury Trial) without the prior written consent of the Financing Sources.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  For purposes of this Section 10.2, the Securityholders agree that any extension or waiver signed by the Securityholder Representative shall, subject to Section 11.11,  be binding upon and effective against each of the Securityholders whether or not they have signed such extension or waiver.

Article XI

GENERAL PROVISIONS

11.1Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given: (i) upon delivery, if delivered personally or by commercial messenger; (ii) one (1) Business Day after deposited with an overnight courier service of international reputation (including Federal Express); (iii) upon successful transmission of both facsimile (with confirmation of complete transmission) and electronic mail (upon acknowledgment from recipient or reception of read receipt), in each case during ordinary business hours of the recipient, or, if outside the recipient’s ordinary business hours, the next Business Day to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice); or (iv) upon receipt, if sent by mail; in each case if addressed to:

(a)if to CryoLife, Parent or Buyer, to:

CryoLife, Inc.

1655 Roberts Blvd.

Kennesaw, GA 30144

U.S.A.

Attention: General Counsel

Facsimile No. and email address: 770-429-5250; Holloway.jean@cryolife.com with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

2801 Via Fortuna, Suite 100

Austin, TX 78746-7568

U.S.A.

Attention: Paul R. Tobias

Facsimile No. and email address: 512.236.3266 and ptobias@velaw.com

(b)if to the Company, a Securityholder or the Securityholder Representative, to:

Mr. Lars Sunnanväder

c/o LS medcap GmbH

Lotzenäker 3

72379 Hechingen

Germany

with a copy (which shall not constitute notice) to:

Walder Wyss Ltd

Seefeldstrasse 123, P.O. Box, 8034 Zurich, Switzerland

Attention: Markus Vischer and Urs Gnos

Facsimile No. and email address: +41 58 658 59 59 and markus.vischer@walderwyss.com and urs.gnos@walderwyss.com

And with a copy (which shall not constitute notice) to:

SmithAmundsen LLC

150 North Michigan Avenue,  Suite 3300

Chicago, IL 60601

U.S.A.

Attention: Eric M. Fogel

Facsimile No. and email address: 312-997-1791 and efogel@salawus.com

or

the applicable Securityholder at the address of the Securityholder listed in the Company Disclosure Schedule with a copy (which shall not constitute notice) to:

Walder Wyss Ltd

Seefeldstrasse 123, P.O. Box, 8034 Zurich, Switzerland

Attention: Markus Vischer and Urs Gnos

Facsimile No. and email address: +41 58 658 59 59 and markus.vischer@walderwyss.com and urs.gnos@walderwyss.com

And with a copy (which shall not constitute notice) to:

SmithAmundsen LLC

150 North Michigan Avenue,  Suite 3300

Chicago, IL 60601

U.S.A.

Attention: Eric M. Fogel

Facsimile No. and email address: 312-997-1791 and efogel@salawus.com

11.2Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Except for the section references or headings in the Company Disclosure Schedule or Parent Disclosure Schedule, the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.3Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Contract and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

11.4Entire Agreement; Assignment.  This Agreement, the Related Agreements, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the Parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise without the consent of the Parties;  provided, however, that each of CryoLife Parent and Buyer may assign this Agreement and any of the Related Agreements to which CryoLife, Parent or Buyer is a party to an Affiliate of CryoLife or Parent; provided further that no such assignment by CryoLife will relieve CryoLife of its obligations hereunder.

11.5Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6Other Remedies; Specific Performance. Except as otherwise provided in Section 9.8 of this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred in this Agreement, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

11.7Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each of the Parties irrevocably and unconditionally consents to and submits, for itself and its assets and properties, to the exclusive jurisdiction (including personal jurisdiction) and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.  Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 11.1.  NOTWITHSTANDING THE FOREGOING, EACH PARTY AGREES THAT SUCH PARTY SHALL NOT BRING OR SUPPORT ANY DISPUTE, CONTROVERSY, CLAIM OR ACTION OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, AGAINST ANY MEMBER OF THE FINANCING GROUP IN ANY WAY RELATING TO THIS AGREEMENT, THE COMMITMENT LETTER, THE FEE LETTER OR THE FINANCING AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE FINANCING), INCLUDING ANY DISPUTE, CONTROVERSY, CLAIM OR ACTION ARISING OUT OF OR RELATING TO THE FINANCING OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR IF UNDER APPLICABLE LAWS EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND THE APPELLATE COURTS THEREOF).  EACH OF THE PARTIES TO THIS AGREEMENT (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH DISPUTE, CONTROVERSY, CLAIM OR ACTION, (II) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO VENUE OR TO AN INCONVENIENT FORUM, (III) AGREES THAT ALL SUCH DISPUTES, CONTROVERSIES, CLAIMS AND ACTIONS SHALL BE HEARD AND DETERMINED ONLY IN SUCH COURTS AND (IV) WAIVES ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY SUCH DISPUTE, CONTROVERSY, CLAIM OR ACTION.

11.8Rules of Construction.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in a Contract or other document will be construed against the Party drafting such Contract or document. For purposes of this Agreement, references to the terms “delivered to Buyer”, “delivered to Parent”, “made available to Buyer” or “made Available to Parent” will mean that the Company has posted true, complete and accurate copies of such materials to the appropriate folder that corresponds with the subject matter of such materials of the VDR and has given CryoLife, Parent, Buyer and each of their representatives access to the materials so posted, no later than 11:59 p.m. Eastern Time on October 9, 2017.  The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.    If any Party has breached any representation, warranty or covenant contained in this Agreement or any of the Related Agreements in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.  In addition, each of the Parties acknowledges and agrees that any purchase price adjustment as a result of the application of any provision of this Agreement, the Related Agreements or any of the other Contracts contemplated in this Agreement or the Related Agreements does not prejudice or limit in any respect whatsoever any Person’s rights to indemnification under any other provision of this Agreement, the Related Agreements or any other Contracts contemplated in this Agreement or the Related Agreements. All references to dollars or “$” shall refer to United States Dollars unless otherwise indicated.  All references to Euros or “€” shall refer to Eurozone Euros unless otherwise indicated.  Unless otherwise specified in this Agreement, cash payments made by the Parties pursuant to this Agreement first will be calculated in United States Dollars and then converted prior to payment into Euros as of the close of business in New York two Business Days prior to the date such payment is made based on the foreign-exchange rate published by the Wall Street Journal on its website at http://online.wsj.com on the “Exchange Rates: New York Closing Snapshot” page (or such other page as may replace such page on such service for the purpose of displaying the New York Closing foreign-exchange rate for the conversion of United States Dollars into Euros or Euros into United States Dollars); provided, however, that the cash portion of the Closing Consideration shall be paid to the Paying Agent in Dollars by wire transfer of immediately available funds.

11.9Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

11.10Taking of Necessary Action.  If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession to all assets, property, rights privileges, powers and franchises of the Securityholders, the Company, the Company Subsidiaries, CryoLife, Parent, and Buyer and the officers and directors of the Company and Buyer are fully authorized in the name of their respective entities or otherwise to take, and together with their respective subsidiaries, will take, all such lawful and necessary action.

11.11Third Party Beneficiaries.  Except for the provisions of Section 7.10(a) and Article IX relating to the Buyer Indemnified Persons, Seller Indemnified Persons, and the Securityholders, the provisions of Section 7.11 relating to the Minority Shareholders that sell their Shares to the Securityholders for delivery by the Securityholders to Buyer at the Closing, and the immediately following proviso, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement;  provided, however, that each agent, arranger, bookrunner, lender, letter of credit issuer or other financing party that is a party to the Commitment Letter (including the Financing Sources), any of their respective Affiliates or any of their respective officers, directors, employees, agents and representatives and their successors and assigns (collectively, the “Financing Group”) is an intended third-party beneficiary of, and only with respect to, (i) any liability cap or other limitation on remedies or damages in this Agreement that are for the benefit of CryoLife, Parent, or Buyer, and (ii) the provisions of Article X (Amendment and Waiver), Section 11.7 (Governing Law; Venue), this Section 11.11 (Third Party Beneficiaries), Section 11.12 (No Recourse; Certain Limitations on Remedies), and Section 11.13 (Waiver of Jury Trial), and each such Section will be enforceable by each member of the Financing Group.

11.12No Recourse; Certain Limitations on Remedies    Notwithstanding anything to the contrary herein, no member of the Financing Group shall have any liability to the Company or the Securityholders for any obligation or liability, or for any claim for any loss suffered as a result of CryoLife’s, Parent’s or Buyer’s breach of this Agreement or the Commitment Letter, or any document related thereto (including any willful breach thereof) or the failure of the transactions contemplated hereby or thereby to be consummated, or in respect of any oral or written representation made or alleged to have been made, in connection herewith or therewith, whether at equity, at law, in contract, in tort or otherwise. In no event shall any member of the Financing Group have liability to the Company or any Securityholder under this Agreement for any consequential, special, incidental, indirect or punitive damages or for any damages of a tortious nature.    Notwithstanding anything to the contrary contained in this Agreement, the Company and each of the Securityholders acknowledges and agrees that (i) none of the Securityholders derive, and neither the Company nor any of the Company Subsidiaries derive, any contractual rights, whether as third party beneficiary or otherwise, under the Commitment Letter and will not be entitled to enforce the Commitment Letter against any member of the Financing Group, (ii) the Company and each Company Subsidiary and each Securityholder waives and agrees not to pursue any claim (including any claim under contracts, any claim in tort and any claim for specific performance) it may have against any member of the Financing Group with respect to the failure of the Financing to close, (iii) no member of the Financing Group shall have any liability to the Company, any Company Subsidiary or any of their respective Affiliates or any of the Participating Securityholders hereunder, and (iv) the members of the Financing Group will have no obligation to provide any Financing except in accordance with the terms and conditions of the Commitment Letter.

11.13Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF,  the Parties have caused this Securities Purchase Agreement to be signed, all as of the date first written above.

CRYOLIFE GERMANY HOLDCO GMBH

By:_________________________________________________________________________________________
Name:
Title:

JOLLY BUYER ACQUISITION GMBH

By:_________________________________________________________________________________________
Name:
Title:

CRYOLIFE, INC.

By:_________________________________________________________________________________________
Name:
Title:

Project Jolly

Securities Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Securities Purchase Agreement to be signed, all as of the date first written above.

JOTEC AG

Power of Attorney Confirmation

This Agreement has been executed by Lars Sunnanväder on behalf of the Company pursuant to the power of attorney granted under that certain Proxy between the undersigned and the Company, dated on or about October 9, 2017, a copy of which has been made available to Buyer.  By executing this Agreement on behalf of the Company pursuant to such power of attorney, the undersigned represents and warrants to CryoLife, Parent and Buyer that the power of attorney granted pursuant to such Proxy is valid and enforceable and has not been revoked by the Company, and that the Company has reviewed and understands the terms of the Agreement and agrees to be bound hereby.

By: Lars Sunnanväder

Project Jolly

Securities Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Securities Purchase Agreement to be signed, all as of the date first written above.

SECURITYHOLDER REPRESENTATIVE

By:_________________________________________________________________________________________________________________

       Lars Sunnanväder

Project Jolly

Securities Purchase Agreement

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Agreement to be signed, all as of the date first written above.

SECURITYHOLDERS

By:_________________________________________________________________________
Name: Urs Christen

Power of Attorney Confirmation

This Agreement has been executed by Lars Sunnanväder on behalf of Urs Christen (the “Represented Securityholder”) pursuant to the power of attorney granted under that certain Proxy between the undersigned and the Represented Securityholder, dated on or about October 9, 2017, a copy of which has been made available to Buyer.  By executing this Agreement on behalf of the Represented Securityholder pursuant to such power of attorney, the undersigned represents and warrants to CryoLife, Parent and Buyer that the power of attorney granted pursuant to such Proxy is valid and enforceable and has not been revoked by the Represented Securityholder, and that the Represented Securityholder has reviewed and understands the terms of the Agreement and agrees to be bound hereby.

By: Lars Sunnanväder

Project Jolly

Securities Purchase Agreement

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Agreement to be signed, all as of the date first written above.

SECURITYHOLDERS

By:_______________________________________________________________
Name: Dr. med. Josef Gut

Power of Attorney Confirmation

This Agreement has been executed by Lars Sunnanväder on behalf of Dr. med. Josef Gut (the “Represented Securityholder”) pursuant to the power of attorney granted under that certain Proxy between the undersigned and the Represented Securityholder, dated on or about October 9, 2017, a copy of which has been made available to Buyer.  By executing this Agreement on behalf of the Represented Securityholder pursuant to such power of attorney, the undersigned represents and warrants to CryoLife, Parent and Buyer that the power of attorney granted pursuant to such Proxy is valid and enforceable and has not been revoked by the Represented Securityholder, and that the Represented Securityholder has reviewed and understands the terms of the Agreement and agrees to be bound hereby.

By: Lars Sunnanväder

Project Jolly

Securities Purchase Agreement

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Agreement to be signed, all as of the date first written above.

SECURITYHOLDERS

LS MEDCAP GMBH

By:___________________________________________________________________________________________________
Name:

Title:

Project Jolly

Securities Purchase Agreement

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Agreement to be signed, all as of the date first written above.

SECURITYHOLDERS

By:_______________________________________________________________
Name: Anna Sunnanväder

Power of Attorney Confirmation

This Agreement has been executed by Lars Sunnanväder on behalf of Anna Sunnanväder (the “Represented Securityholder”) pursuant to the power of attorney granted under that certain Proxy between the undersigned and the Represented Securityholder, dated on or about October 9, 2017, a copy of which has been made available to Buyer.  By executing this Agreement on behalf of the Represented Securityholder pursuant to such power of attorney, the undersigned represents and warrants to CryoLife, Parent and Buyer that the power of attorney granted pursuant to such Proxy is valid and enforceable and has not been revoked by the Represented Securityholder, and that the Represented Securityholder has reviewed and understands the terms of the Agreement and agrees to be bound hereby.

By: Lars Sunnanväder

Project Jolly

Securities Purchase Agreement

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Agreement to be signed, all as of the date first written above.

SECURITYHOLDERS

By:_________________________________________________________
Name: Monika Sunnanväder

Power of Attorney Confirmation

This Agreement has been executed by Lars Sunnanväder on behalf of Monika Sunnanväder (the “Represented Securityholder”) pursuant to the power of attorney granted under that certain Proxy between the undersigned and the Represented Securityholder, dated on or about October 9, 2017, a copy of which has been made available to Buyer.  By executing this Agreement on behalf of the Represented Securityholder pursuant to such power of attorney, the undersigned represents and warrants to CryoLife, Parent and Buyer that the power of attorney granted pursuant to such Proxy is valid and enforceable and has not been revoked by the Represented Securityholder, and that the Represented Securityholder has reviewed and understands the terms of the Agreement and agrees to be bound hereby.

By: Lars Sunnanväder

Project Jolly

Securities Purchase Agreement

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Agreement to be signed, all as of the date first written above.

SECURITYHOLDERS

By:___________________________________________________________
Name: Annika Sunnanväder

Power of Attorney Confirmation

This Agreement has been executed by Lars Sunnanväder on behalf of Annika Sunnanväder (the “Represented Securityholder”) pursuant to the power of attorney granted under that certain Proxy between the undersigned and the Represented Securityholder, dated on or about October 9, 2017, a copy of which has been made available to Buyer.  By executing this Agreement on behalf of the Represented Securityholder pursuant to such power of attorney, the undersigned represents and warrants to CryoLife, Parent and Buyer that the power of attorney granted pursuant to such Proxy is valid and enforceable and has not been revoked by the Represented Securityholder, and that the Represented Securityholder has reviewed and understands the terms of the Agreement and agrees to be bound hereby.

By: Lars Sunnanväder

Project Jolly

Securities Purchase Agreement

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Agreement to be signed, all as of the date first written above.

SECURITYHOLDERS

By:_________________________________________________________
Name: Thomas Bogenschütz

Project Jolly

Securities Purchase Agreement

Schedule 1

Securityholders

Surname/Company	First Name	Address	Country, ZIP, City	Shares	Ownership (in %)

Christen	Urs	Hagenmatt	CH-5637 Geltwil	31,803	29.4%
Gut	Josef Dr. med.	Heideggstrasse 12	CH-5630 Muri AG	13,200	12.2%
LS MedCap GmbH		Lotzenäcker 3	D-72379 Hechingen	27,740	25.7%
Sunnanväder	Anna	Silberburgstrasse 12	D-72379 Hechingen	9,600	8.9%
Sunnanväder	Monika	Sumatrakade 185	NL-1019 PJ Amsterdam	9,600	8.9%
Sunnanväder	Annika	Rue de Lausanne 11, App. 19 B	CH-1110 Morges	9,600	8.9%
Bogenschütz	Thomas	Ortsteil Stein, Staigstrasse 22	D-72379 Hechingen	380	0.4%
Total Shareholding as of the date of this Agreement				101,923	94.4%

Schedule 1-1

Schedule 2

Company Subsidiaries

JOTEC GmbH

Lotzenäcker 23

72379 Hechingen

Germany

An entity organized under the laws of Germany, also having operations in Belgium, the Netherlands, Luxembourg, and Austria

JOTEC sales AG

Luzernerstrasse 91

5630 Muri

Switzerland

An entity organized under the laws of Switzerland

JOTEC S.r.l.

Vicolo Valtellina n.15

20092 Milano, Cinisello Balsamo

Italy

An entity organized under the laws of Italy

JOTEC Polska Sp. z o.o.

ul. Pory 78

02-757 Warszawa

Poland

An entity organized under the laws of Poland

JOTEC UK Limited

6 Abbey Lane Court

Evesham WR11 4BY

United Kingdom

A limited company organized under the laws of England and Wales

JOTEC Cardiovascular, S.L.

Av. Castilla, 2 P.E. San Fernando

28830 San Fernando de Henares,

Madrid

Spain

An entity organized under the laws of Spain

JOTEC do Brasil Importação e Comércio de Equipamentos Hospitalares Ltda.

Rua Doutor Eraldo Aurélio Franzese,

nr. 215, Paiquerê, CEP 13271-608,

Valinhos

Brazil

An entity organized under the laws of Brazil

Schedule 2-1

Schedule 3

Company Products

JOTEC®  FlowLine Bipore; ePTFE Vascular Grafts

JOTEC® FlowLine Bipore HEPARIN; ePTFE Vascular Grafts

JOTEC® Flow Weave; Textile Vascular Grafts

JOTEC® FlowWeave Bioseal; Textile Vascular Grafts

JOTEC® Flow Weave PLUS; Textile Vascular Grafts

JOTEC® FlowNit; Textile Vascular Grafts

JOTEC® FlowNit Bioseal; Textile Vascular Grafts

JOTEC® E-vita thoracic 3G; TAA Stent Graft System

JOTEC® E-vita open plus; Hybrid Stent Graft System

JOTEC® E-vita abdominal XT; AAA Stent Graft System; MB (Main Body), CL (Contralateral leg), AE (Aortic Extension), IE (Iliac Extension)

JOTEC® E-tegra; AAA Stent Graft System; MB (Main Body), CL (Contralateral leg), AE (Aortic Extension), IE (Iliac Extension)

JOTEC® E-liac; Stent Graft System

JOTEC® E-XL; Aortic Bare Stent

Schedule 3-1

JOTEC® E-xpand; Stentgraft Balloon Catheter

JOTEC® E-wire; Guidewire to TAA Stent Graft

JOTEC® E-ventus BX; Peripheral Stent Graft System

E-xtra Design Engineering services

Schedule 3-2

Schedule 3-3

Schedule 4

Consideration Schedule

[circulated separately]

Schedule 4-1

Schedule 5

Defined Terms

“$” shall have the meaning set forth in Section 11.8.

“Accounts Payable” shall mean each of the accounts payable, notes payable and other payables generated in connection with the Business of the Company and the Company Subsidiaries.

“Accounts Receivable” shall mean each of the accounts receivable, notes receivable and other receivables generated in connection with the Business of the Company and the Company Subsidiaries.

“Acquisition” shall have the meaning set forth in the Recitals.

“Acquisition Consideration”  shall mean the sum of (a) the Cash Base Amount plus (b) the Equity Base Amount minus (c) the Estimated Net Company Debt as of the Closing, as adjusted pursuant to Section 3.1;  provided, however, that, for the avoidance of doubt, (x) the aggregate amount specified in (c) will first reduce the Cash Base Amount until the Cash Base Amount has been reduced to zero before reducing the Equity Base Amount and (y) any reduction of the Equity Base Amount shall equal the amount of the reduction divided by the Deemed Share Price, rounded up to the nearest whole share of CryoLife Common Stock.

“Adjustment Amount” shall mean the Upward Adjustment Amount or the Downward Adjustment Amount, as applicable.

“Adjustment Item Statement” shall have the meaning as set forth in Section 3.1(a).

 “Affiliate” means any Person that is controlled by, controls, or is under common control with a Party, for so long as such control continues. For purposes of this definition, “control” means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the first sentence of this Agreement.

“Anti-Corruption and Anti-Bribery Laws” shall mean any anti-corruption or anti-bribery Law, including the Foreign Corrupt Practices Act of 1977, as amended, Swiss Criminal Code, Title Nineteen, Bribery, i.e. Art. 322ter – Art. 322decies Swiss Criminal Code, Section 331-338 of the German Criminal Code (Strafgesetzbuch), Section 299b of the German Criminal Code, and the U.K. Bribery Act.

“Applicable Tax Law” shall have the meaning set forth in Section 5.11(a)(ii).

“Arbitration Firm” shall mean PricewaterhouseCoopers LLP.

Schedule 5-1

“Audited Annual Financials” shall have the meaning set forth in Section 7.9(b).

“Balance Sheet Date” shall have the meaning set forth in Section 5.7(a).

“Board of Directors” shall have the meaning set forth in Section 2.6(a).

“Bonus Payor” and “Bonus Payors” shall each have the meaning set forth in Section 2.2.

“Business” shall have the meaning set forth in the Recitals.

“Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in Atlanta, Georgia, New York, New York or Zurich, Switzerland are closed.

“Buyer” shall have the meaning set forth in the first sentence of this Agreement.

“Buyer Authorization” and  “Buyer Authorizations”  shall have the meaning set forth in Section 6.13(a).

“Buyer Certificate” shall have the meaning set forth in Section 8.3(c).

“Buyer Indemnified Persons” shall have the meaning set forth in Section 9.2.

“Cash Base Amount” shall mean an amount equal to (a) $168,750,000 in cash  divided by the number of all Shares issued and outstanding as of immediately prior to the Closing and (b) multiplied by the number of Sold Shares.

“Charter Documents” shall have the meaning set forth in Section 5.1.

“Claim Certificate” shall have the meaning set forth in Section 9.4(b)(ii).

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Adjustment Statement” shall have the meaning set forth in Section 3.1(b).

 “Closing Consideration” shall mean, subject to adjustment pursuant to Section 3.1, (a) the Cash Base Amount,  plus (b) the Equity Base Amount, minus (c) the Estimated Net Debt as of the Closing, minus (d) a cash amount equal to the Escrow Amount;  provided, however, that, for the avoidance of doubt, (x) the aggregate amount specified in (c) will first reduce the Cash Base Amount until the Cash Base Amount has been reduced to zero before reducing the Equity Base Amount and (y) any reduction of the Equity Base Amount shall equal the amount of the reduction divided by the Deemed Share Price, rounded up to the nearest whole share of CryoLife Common Stock.

“Closing Date” shall have the meaning set forth in Section 2.3.

Schedule 5-2

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Commitment Letter” shall have the meaning set forth in Section 6.12(a).

“Committed Lenders” shall have the meaning set forth in Section 6.12(a).

“Company” shall have the meaning set forth in the first sentence of this Agreement.

“Company Authorizations” shall have the meaning set forth in Section 5.18.

“Company Certificate” shall have the meaning set forth in Section 8.2(g).

“Company Debt”  shall mean any Indebtedness of the Company or any of the Company Subsidiaries, including the following: (i) (A) the outstanding principal and accrued but unpaid interest on the €1.6 million Sparkasse government subsidized innovation loan for specific research and development projects having an interest at a rate of approximately 2.5% and a maturity date of March 30, 2024, for which Kreditanstalt für Wiederaufbau, a German government-owned development bank  (“KfW”) subsidizes the interest, plus (B) the applicable prepayment penalty, if any; (ii) (A) the outstanding principal and accrued but unpaid interest on the €1.4 million Sparkasse government-subsidized innovation loan having an interest at a rate of approximately 1.4% and a maturity date of September 30, 2025, for which KfW subsidizes the interest, plus (B) the applicable prepayment penalty, if any; and (iii) the Shareholders Loans.

“Company Disclosure Schedule” shall have the meaning set forth in Article V.

“Company Employee Plan”  shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe, retirement, death, disability, welfare or medical benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by the Company or any of the Company Subsidiaries, for the benefit of any Employee, or with respect to which the Company or any of the Company Subsidiaries has or may have any liability or obligation.    For clarity, the term Company Employee Plan does not include any Employee Agreements.

“Company Intellectual Property” shall have the meaning set forth in Section 5.14(a).

“Company IP Contract” shall mean any Contract to which the Company or any Company Subsidiary is or was a party or by which the Company or any Company Subsidiary is or was bound, that contains any assignment, authorization, immunity, covenant not to sue, access to, or some other license, right or covenant with respect to any Intellectual Property Right or Technology or that otherwise relates to Company Intellectual Property Rights or any Intellectual Property Rights developed by, with or for the Company or any Company Subsidiary.

 “Company Material Adverse Effect” shall mean any change, event or effect that is or could reasonably be expected to be materially adverse to the business, prospects, assets (whether

Schedule 5-3

tangible or intangible), liabilities, condition (financial or otherwise), operations or capitalization of the Company and the Company Subsidiaries, taken as a whole; provided, however, that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Company Material Adverse Effect shall have occurred: (a) any change or development in general economic conditions in the industries or markets in which the Company or any of the Company Subsidiaries operates, (b) any change in financing, banking or securities markets generally or (c) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto; provided, in each case, that such effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to other Persons in the industries or markets in which the Company or any of the Company Subsidiaries operates.

“Company Net Debt Statement” shall have the meaning as set forth in Section 3.1(b).

“Company Options” shall mean options to purchase shares of the share capital of the Company pursuant to a plan or otherwise, whether from the Company or Securityholders, including the options to purchase shares of the share capital of the Company from the Option Grantors (the “Shareholder Options”).

“Company Patents” shall have the meaning set forth in Section 5.14(d).

“Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company or any Company Subsidiary, including any policy relating to: (a) the privacy of users of the properties, products and services of the Company or any of the Company Subsidiaries; (b) the collection, storage, disclosure, and transfer of any User Data or Personal Information; and (c) any employee information.

“Company Products” shall mean all medical devices, products, services and Technology offerings designed, developed, distributed, sold, marketed, licensed, supplied, or otherwise provided, made available by or for the Company or any of the Company Subsidiaries (including all versions and releases of those products, services and Technology offerings, whether already distributed, provided or made available, under development, planned or conceived, or otherwise), together with any related documentation, materials, or information.

“Company Promissory Notes” shall mean the outstanding promissory notes as of immediately prior to the Closing evidencing the portion of the Company Indebtedness payable by the Company or any of the Company Subsidiaries, including the outstanding loans payable by the Company to Securityholders (the “Shareholder Loans”), which are described in the Consideration Schedule, including the name of the holder of each such promissory note, the amount of principal, interest and other amounts outstanding for each of such promissory notes as of the Closing, and the daily interest rate accrual with respect to each of such promissory notes.

“Company Registered Intellectual Property Rights” shall have the meaning set forth in Section 5.14(b).

Schedule 5-4

“Company Securities” shall mean, collectively, the Shares and the Convertible Securities.

“Company Subsidiaries” shall mean each Company Subsidiary collectively as a group.

“Competing Transaction” shall have the meaning set forth in Section 7.2.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.3.

“Conflict” shall have the meaning set forth in Section 5.5(a).

“Consideration for the Shareholder Loans” shall have the meaning set forth in the Recitals.

“Consideration Schedule” shall have the meaning set forth in the Recitals.

“Contract” shall mean any written, oral, express, implied or other agreement, contract, subcontract, lease, license, covenant, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or commitment or undertaking of any nature, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Convertible Securities” shall mean one or more of any of the following securities of the Company: the Company Options; and any other convertible securities of the Company or instruments exercisable for securities of the Company.

“Copyrights” shall mean any copyrights, license rights and all other rights with respect to Works of Authorship, and all registrations thereof and applications therefor and renewals, extensions and reversions thereof, and all other rights corresponding thereto throughout the world (including moral and economic rights, however denominated).

“CryoLife”  shall have the meaning set forth in the first sentence of this Agreement.

“CryoLife Common Stock” means shares of CryoLife’s common stock, $0.01 par value per share.

 “CryoLife Material Adverse Effect” shall mean any change, event or effect that is or could reasonably be expected to be materially adverse to the business, prospects, assets (whether tangible or intangible), liabilities, condition (financial or otherwise), operations or capitalization of CryoLife taken as a whole; provided, however, that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a CryoLife Material Adverse Effect shall have occurred: (a) any change or development in general economic conditions in the industries or markets in which CryoLife operates, (b) any change in financing, banking or securities markets generally or (c) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto; provided, in each case, that such effects do not, individually or in the aggregate, have a

Schedule 5-5

materially disproportionate adverse impact on CryoLife, taken as a whole, relative to other Persons in the industries or markets in which CryoLife operates.

“CryoLife Released Person” shall have the meaning set forth in Section 7.14.

“CryoLife Subsidiaries” shall mean CryoLife, Parent and Buyer as well as all their Affiliates, including, immediately after Closing, the Company and the Company Subsidiaries.

“Current Balance Sheet” shall have the meaning set forth in Section 5.7(a).

“Current Employee” shall mean any Employee that, as of the date of this Agreement, is currently providing services to the Company or any Company Subsidiary.

“Customers” shall have the meaning set forth in Section 5.28(a).

“D&O Indemnified Persons” shall have the meaning set forth in Section 7.12.

“Databases” shall mean databases and other compilations and collections of data or information.

“Deemed Share Price” shall mean an amount equal to the volume-weighted average price of a share of CryoLife Common Stock reported by NYSE during the period of sixty  (60) trading days ending on the date preceding the date of this Agreement.

“Discharge”  shall have the meaning set forth in Section 7.13(b)(ii)

“Distributable Funds” shall have the meaning set forth in Section 9.5(f).

“Domain Names”  shall mean domain names, uniform resource locators and other names and locators associated with the internet.

“Downward Adjustment Amount” shall have the meaning set forth in Section 3.1(d).

“Eastern Time” shall mean either U.S. Eastern Daylight Time (GMT – 4) or U.S. Eastern Standard Time (GMT – 5), as may be in effect on any applicable date.

“Effective Time” shall have the meaning set forth in Section 7.15.

“Employee” shall mean any current or former employee (whether full time or part time), intern, consultant, independent contractor, director, officer or manager of the Company or any of the Company Subsidiaries.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, internship, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit, Company Option or other Contract or understanding (including any offer letter or any Contract providing for acceleration of Company Options that is unvested, or any other Contract providing for compensation or benefits) between

Schedule 5-6

the Company or any of any of the Company Subsidiaries and any Employee, and pursuant to which the Company or any of the Company Subsidiaries has or may have any liability or obligation.    For clarity, the term Employee Agreement does not include any Company Employee Plans and rights and obligations pursuant to an applicable Law, such as a pension Law or occupational injury insurance Law.

“Environmental Claim” shall have the meaning set forth in Section 5.21.

“Environmental Laws” shall mean all Laws relating to: (i) pollution; (ii) protection of human health or safety or the environment, including any natural resources; (iii) the presence, Release or threatened Release of, or exposure of any Person or property to, Hazardous Materials; and (iv) the generation, manufacture, processing, registration, distribution, labeling, sale, or the exposure of others to, recycling, use, treatment, storage, disposal, or transport, arrangement for disposal or transport or handling of Hazardous Materials or any product containing or mixed with any Hazardous Material.

“EPO” shall have the meaning set forth in Section 5.14(b).

“Equity Base Amount” shall mean the number of shares equal to (i)(a) $56,250,000 divided by the number of all Shares issued and outstanding as of immediately prior to the Closing, (b) multiplied by the number of Sold Shares, divided by (ii) the Deemed Share Price.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Escrow Agent” shall have the meaning set forth in the Recitals.

“Escrow Amount” shall mean an amount in cash equal to $22,500,000.

 “Escrow Agreement” shall have the meaning set forth in the Recitals.

“Estimated Net Debt” shall have the meaning set forth in Section 3.1(a).

“Excess Withholding Amount” shall have the meaning set forth in Section 2.2.

“Exchange Act” shall have the meaning set forth in Section 6.10.

“Expiration Date” shall have the meaning set forth in Section 9.1.

“Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Authority, that are required for compliance with applicable Export and Import Control Laws.

“Export and Import Control Laws” shall mean any regulation or law governing (i) imports, exports, reexports, or transfers of products, services, software, or technologies from or to Germany or from or to another country or jurisdiction; (ii) economic sanctions or embargoes; or (iii) compliance with unsanctioned boycotts.

Schedule 5-7

“Fee Letter” shall have the meaning set forth in Section 6.12(a).

“Financials” shall have the meaning set forth in Section 5.7(a).

“Financing” shall have the meaning set forth in Section 6.12(a).

“Financing Conditions” shall have the meaning set forth in Section 6.12(b).

“Financing Group” shall have the meaning set forth in Section 11.11.

“Financing Sources”  means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Financing, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto.

“Foreign Benefit Plan” shall have the meaning set forth in Section 5.23(b).

“Fundamental Representations” shall have the meaning set forth in Section 9.1.

“GAAP” shall mean the Swiss generally accepted accounting principles pursuant to the Swiss Code of Obligations (Obligationenrecht).

“Gain Recognition Agreement” shall have the meaning set forth in Section 5.11(b)(xxv).

 “Governmental Authority” shall have the meaning set forth in Section 5.6.

“Hazardous Materials”  means any substance, whether by its nature or its use, that is regulated, or as to which Liability might arise, under or pursuant to any Environmental Law or due to a requirement of a Governmental Authority, including (i) any waste (including any infectious, biological, pathological, pharmaceutical or medical waste), pollutant or contaminant; and (ii) any chemical, product, material,  or substance that has been designated under Environmental Law or by a Governmental Authority to be hazardous, toxic, radioactive, noxious, flammable, corrosive, caustic or otherwise a danger to health, reproduction or the environment (including asbestos-containing materials, mold, or sharps).

“Health Care Legal Requirement” means all applicable Laws relating to health care, including healthcare industry regulation, third-party reimbursement, and compliance matters and programs.

“Indebtedness” shall mean all principal, fees, penalties (including with respect to any prepayment thereof), interest, premiums and any other costs and expenses, (a) for borrowed money, or (b) evidenced by notes (including the Company Promissory Notes), bonds, debentures or similar obligations.

 “Indemnity Escrow Fund” shall have the meaning set forth in Section 9.3(a).

Schedule 5-8

“Indemnity Escrow Period” shall have the meaning set forth in Section 9.3(b)(i).

 “In-Licensed Intellectual Property” shall have the meaning set forth in Section 5.14(i).

“Intellectual Property” shall mean Intellectual Property Rights and Technology.

“Intellectual Property Rights” shall mean any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Technology, including (a) Patents, (b) Copyrights, (c) other rights with respect to Software, including registrations thereof and applications therefor, (d) rights with respect to Trademarks, and all registrations thereof and applications therefor, (e) rights with respect to Domain Names, including registrations thereof and applications therefor, (f) rights with respect to Know-How, Trade Secrets or propriety information, including rights to limit the use or disclosure thereof by any Person, (g) rights with respect to Databases, including registrations thereof and applications therefor, (h) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials and (i) any rights equivalent or similar to any of the foregoing.  Without limiting the foregoing, this includes rights to derivatives, improvements, modifications, enhancements, revisions, and releases relating to any of the foregoing, claims and causes of action arising out of or related to infringement, misappropriation, violation or unlawful use of any of the foregoing and other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“Interim Financials” shall have the meaning set forth in Section 5.7(a).

“Interim Period” shall mean the period between the signing and effectiveness of this Agreement and the Closing.

“Invention Assignment Agreements” shall have the meaning set forth in Section 5.14(r).

“IT Systems” shall mean all computer systems, servers, network equipment and other computer hardware owned, leased, licensed or used by the Company or any of the Company Subsidiaries.

“JOTEC Brazil” shall mean JOTEC do Brasil Importação e Comércio de Equipamentos Hospitalares Ltda., an entity formed in Brazil that is a Company Subsidiary.

“JOTEC GmbH” shall mean JOTEC GmbH, an entity formed in Germany that is a Company Subsidiary.

“JOTEC Spain” shall mean JOTEC Cardiovascular, S.L., an entity formed in Spain that is a Company Subsidiary.

“Key Employee” shall mean Thomas Bogenschütz.

“Key Employee Documents” shall have the meaning set forth in the Recitals.

Schedule 5-9

 “Know-How”  shall mean any and all proprietary know-how, inventions, discoveries, trade secrets, information, data and materials, including ideas, concepts, formulas, methods, assays, practices, processes, software, sequences, devices, techniques, procedures, designs, compositions, constructs, compounds, plans, applications, research, preclinical and clinical data, regulatory information, manufacturing process, scale-up and other technical data, reports, documentation and samples,  including:  biological, chemical, toxicological, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, in each case whether or not patentable and that is not generally known. Know-How excludes Patents.

“Knowledge of CryoLife, Parent, and Buyer” shall mean, with respect to the CryoLife, Parent, and Buyer, the actual knowledge of J. Patrick Mackin, Delen Boyd, Andrew Crouse, Karen Dabbs, John Davis, Jean Holloway, Amy D. Horton, D. Ashley Lee, William R. Matthews, Dennis Maier, Joshua Wells, Jim McDermid, Sherry Saurini, John Ferros, or Scott Capps after reviewing the applicable representation and warranty qualified by the Knowledge of the CryoLife, Parent or Buyer with the CryoLife, Parent and Buyer Employees, if any, responsible for managing the subject matter covered in the representation and warranty.

“Knowledge of the Company” shall mean, with respect to the Company, the actual knowledge of Thomas Bogenschütz, Peter Barthold, Enrico Cremer, Dorota Farkas, Dr. Heike Fischer, Antonio Gonzalez, Katharina Hiller, Jörg Horn, Rainer Lesmeister, Jürgen Merz, Jenny Raab, Dr. Kerstin Ragnitz, Steffen Rauschenberger, Fabio Rocchi, Fernando Saraiva, Monika Schulze, Florian Tyrs, Maximiljane Tyrs, Jan Ulmer, or Christian Wörne after reviewing the applicable representation and warranty qualified by Knowledge of the Company or any of the Company’s Subsidiaries with the Company Employees responsible for managing the subject matter covered in the representation and warranty.

“Law” shall mean any law, statute, regulation, constitution, ordinance, code, edict, rule, requirement, order, injunction, judgment, doctrine, decree, directive, ruling, writ, requirement, assessment, award (including arbitration award) or Company Authorization, in each case, which is enacted, promulgated, entered into, imposed or enforced by, any Governmental Authority (including, for the sake of clarity, common law), including any settlement or Contract with any Governmental Authority.

“Lease Agreements” shall have the meaning set forth in Section 5.13(a).

“Leased Real Property” shall have the meaning set forth in Section 5.13(a).

“Letter of Intent” shall have the meaning set forth in Section 7.3.

“Liability” means liability, indebtedness, obligation, claim, loss, damage, cost, expense, deficiency, Taxes, guaranty or endorsement of any type, in each case whether accrued, absolute, contingent, matured, unmatured or otherwise.  More than one Liability is referred to in this Agreement as “Liabilities”.

Schedule 5-10

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

“Loss” and collectively “Losses” shall have the meaning set forth in Section 9.2(a).

“Material Contract” shall mean any of the following, in each case by which either the Company and/or any Company Subsidiary is bound:

(i)any (A) employment, contractor or consulting Contract with a Current Employee, (B) consulting Contract with a firm or organization in excess of €75,000 per annum,  or (C) consulting Contract with a health care consultant, doctor or hospital in excess of €75,000 per annum (excluding, in each of (A) and (B), (i) the Invention Assignment Agreements, and (ii) any Contract or offer letter that is terminable with a notice period of three months  or shorter or does not provide severance or termination payments, continuation coverage or payments as required by applicable Law);

(ii)other than as contemplated in this Agreement, any Contract, contract or commitment to grant a severance or termination pay or benefits (in cash or otherwise) to any Employee,  or any consulting or sales Contract, contract, or commitment with a firm or other organization (excluding any applicable severance or termination pay or benefits to employees pursuant to applicable Law);

(iii)any Contract or plan (including any stock option plan, stock appreciation rights plan or stock purchase plan), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated in this Agreement (either alone or upon the occurrence of any additional subsequent events);

(iv)any fidelity or surety bond or completion bond;

(v)any lease of personal property or equipment having a value in excess of €50,000 per annum individually or €100,000 per annum in the aggregate;

(vi)any Contract of indemnification or guaranty, but excluding Contracts of indemnification or guaranty with respect to the infringement by the Company Products of the Intellectual Property Rights of third parties that are contained in the Company’s or the Company Subsidiaries’ written Contracts with their customers that have been entered into in the ordinary course of business of the Company or the Company Subsidiaries, consistent with their respective past practices, substantially on their respective standard forms of customer Contract;

(vii)any Contract relating to capital expenditures involving future payments in excess of €50,000 individually or €100,000 in the aggregate;

(viii)any Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of business of the Company or the Company Subsidiaries, not consistent with their respective past practices;

Schedule 5-11

(ix)any mortgages, indentures, guarantees, loans or credit Contracts, security Contracts or other Contracts or instruments relating to the borrowing of money or extension of credit, excluding any such items less than €10,000 individually but not more than €50,000 in the aggregate;

(x)any purchase order or Contract obligating the Company or any Company Subsidiary to purchase materials or services after the date hereof at a cost in excess of €50,000 individually or €100,000 in the aggregate, excluding Contracts entered into the ordinary course of business consistent with the Company’s or the Company Subsidiaries’ past practices;

(xi)any Contract containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, “most favored nations,” or material restriction on the operation or scope of its businesses or operations, or similar terms;

(xii)any Contract providing a customer with refund rights other than those offered in the ordinary course of business, consistent with past practices of the Company or the Company Subsidiaries;

(xiii)any Contract for the use, distribution or integration of the Company Products, other than by the consumer end-user, including dealer, distribution, marketing, development, sales representative, original equipment manufacturer, manufacturing, supply, value added, remarketer, reseller, vendor, business partner, service provider and joint venture Contracts;

(xiv)any Contract pursuant to which the Company or any Company Subsidiary has received revenue or other payments or benefits (including any Tax or other Governmental Authority subsidy), in excess of €50,000 individually or €100,000 in the aggregate within the past twelve (12) months from the Balance Sheet Date;

(xv)any terms of use or terms of services, including those posted or implemented as “browsewrap” or “clickwrap” Contracts, for third-party Web sites and other publicly accessible on-line sources from which the Company, any Company Subsidiary, or any person acting on behalf of the foregoing has extracted or collected information through the use of any “scrapers,” “spiders,” “bots” or other automated software programs or processes;

(xvi)any Contracts and licenses to which the Company is a party with respect to any Technology or Intellectual Property Rights, including any in-bound licenses, out-bound licenses and cross-licenses, other than commercially available, “off-the-shelf” licenses used in the ordinary course of business of the Company or the Company Subsidiaries, consistent with their respective past practices,  and involving payments not in excess of €50,000 individually or €100,000 in the aggregate; or

(xvii)any other Contract or commitment that involves €50,000 individually or €100,000 in the aggregate or more and is not cancelable by the Company or the

Schedule 5-12

relevant Company Subsidiary, as applicable, without penalty within one hundred and twenty (120) days.

“Minority Shareholder” and “Minority Shareholders” shall have the respective meanings set forth in the Recitals.

 “Minority Shares” shall have the meaning set forth in Section 7.15.

“Neomex” means Neomex Hospitalar Ltda., an entity organized under the laws of Brazil.

 “Net Company Debt” shall mean the amount of the Company Debt,  minus the amount of cash and cash equivalents in the accounts of the Company and Company Subsidiaries as of the Closing, in each case, determined as of 12:00 a.m., Eastern Time on the Closing Date (immediately prior to the Closing).

“Non-U.S. person” shall have the meaning set forth in Section 4.7(d).

“Objection Notice” shall have the meaning set forth in Section 9.4(d).

“Officer’s Certificate” shall have the meaning set forth in Section 9.4(b)(i).

“Option Grantor” and “Option Grantors” shall each have the meaning set forth in the Recitals.

“Other Transfer”  shall have the meaning set forth in Section 7.16

“Parent” shall have the meaning set forth in the first sentence of this Agreement.

“Parent Disclosure Schedule” shall have the meaning set forth in Article VI.

“Parties” shall have the meaning set forth in the second sentence of this Agreement.

“Patents”  shall mean (a) any national, regional and international issued patents and pending patent applications, including provisional patent applications, (b) any patent applications filed either from the foregoing or from an application claiming priority to the foregoing, including all provisional applications, converted provisionals, substitutions, continuations, continuations-in-part, divisional, renewals, and continued prosecution applications, and all patents granted thereon, (c) patents-of-addition, revalidations, reissues, reexaminations and extensions or restorations (including any supplementary protection certificates and the like) by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, utility models, petty patents, innovation patents and design patents, (e) other forms of government-issued rights comparable in scope to any of the foregoing, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing and (f) United States and foreign counterparts of any of the foregoing.

Schedule 5-13

“Paying Agent” shall mean U.S. Bank, N.A.

“Person” shall mean any individual or entity, including any company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Personal Information” shall mean, in addition to any definition provided by the Company or any Company Subsidiary for any similar term (e.g., “personally identifiable information” or “PII”) in any privacy policy of the Company or any of the Company Subsidiaries or other public-facing statement, all information regarding or capable of being associated with an individual person or device, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information), (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted or web pages or content visited or viewed), (d) Internet Protocol addresses, unique device identifiers or other persistent identifiers, and (e) any other data which constitutes “personal data” under applicable Laws, including but not limited to the European Data Protection Directive 95/46, its local law implementations and/or any EU directive (including local implementations) or regulation succeeding the European Data Protection Directive 95/46.  Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Privacy Obligations” shall have the meaning set forth in Section 5.14(v).

“Pro Rata Portion” shall mean with respect to each Securityholder, the quotient obtained by dividing (a) the portion of the Acquisition Consideration payable to such Securityholder with respect of such Securityholder’s Sold Shares divided by (b) the portion of the Acquisition Consideration payable to all Securityholders with respect to the Sold Shares held by all Securityholders.

“PTO” shall have the meaning set forth in Section 5.14(b).

“Qualifying Claim” shall have the meaning set forth in Section 9.4(a).

“Quarterly Financials” shall have the meaning set forth in Section 7.9(b).

“Registered Intellectual Property Rights” shall mean any and all Intellectual Property Rights that have been registered, applied for, filed, approved, granted, certified or otherwise requested, perfected, issued, or recorded with or by any Governmental Authority.

Schedule 5-14

“Related Agreements” shall mean the Key Employee Documents, the Securityholder Agreements, the Escrow Agreement, and the Company Certificate.

“Related Party” shall have the meaning set forth in Section 5.16(a)

“Released” shall have the meaning set forth in Section 5.21.

“Released Holder Claims” shall have the meaning set forth in Section 7.14.

“Releasing Person” shall have the meaning set forth in Section 7.14.

“Relevant Employee” shall mean any of Thomas Bogenschütz, Peter Barthold, Enrico Cremer, Dorota Farkas, Dr. Heike Fischer, Antonio Gonzalez, Katharina Hiller, Jörg Horn, Rainer Lesmeister, Jürgen Merz, Jenny Raab, Dr. Kerstin Ragnitz, Steffen Rauschenberger, Fabio Rocchi, Fernando Saraiva, Monika Schulze, Florian Tyrs, Maximiljane Tyrs, Jan Ulmer, and Christian Wörne.

“Representatives” shall have the meaning set forth in Section 7.9(b).

 “Required Withholding Tax” shall have the meaning set forth in Section 2.2.

“Responding Party” shall have the meaning set forth in Section 9.4(d).

“Restricted Period” shall have the meaning set forth in Section 4.7(b)(iv).

“SEC” shall have the meaning set forth in Section 6.10.

“SEC Documents” shall have the meaning set forth in Section 6.10.

“Securities Act” shall have the meaning set forth in Section 4.10.

“Securityholder Agreements” shall have the meaning set forth in the Recitals.

“Securityholder Expenses” shall have the meaning set forth in Section 7.4.

“Securityholder Representative” shall have the meaning set forth in the first sentence of this Agreement.

“Securityholders” shall have the meaning set forth in the first sentence of this Agreement, and “Securityholder” shall mean each of the Securityholders, individually.

“Seller Indemnified Persons” shall have the meaning set forth in Section 9.2(b).

“Seller Indemnifying Persons” shall have the meaning set forth in Section 9.2(a).

 “Share” shall mean a share of the share capital of the Company and “Shares” shall mean more than one share of the share capital of the Company, whether acquired from the Company or any of the Securityholders.

Schedule 5-15

“Shareholder Loans” shall have the meaning set forth in the definition of the “Company Promissory Notes”.

“Shareholders Agreement” shall have the meaning set forth in Section 4.2.

“Social Media Account” shall mean any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any: (a) social media or social networking website or online service; (b) blog or microblog; (c) mobile application; (d) photo, video or other content-sharing website; (e) virtual game world or virtual social world; (f) rating and review website; (g) wiki or similar collaborative content website; or (h) message board, bulletin board, or similar forum.

“Software” shall mean all (a) computer programs and other software, including firmware and microcode, and including software implementations of algorithms, models, and methodologies, whether in Source Code, object code or other form, including libraries, frameworks, software development kits and tools, application programming interfaces, subroutines and other components thereof; (b) computerized Databases and other computerized compilations and collections of data or information, including all data and information included in such Databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons related to any of the foregoing; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize, or develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Sold Shares” shall have the meaning set forth in Section 2.1.

“Solvent” shall have the meaning set forth in Section 6.11.

“Special Indemnification Matters” has the meaning set forth in Section 9.2(a)(iv).

“Specified Company Products” means the following Company Products:

Product (Registration Name)	Risk class	(Certificate) Registration No.	Valid until
E-wire guide Wire (GUIAS METALICOS JOTEC)	IV	80152120001	10/1/2022
E-vita open plus Stent Graft System / E-vita thoracic 3G Stent Graft System (PROTESE VASCULAR E-VITA JOTEC)	IV	80152120002	10/1/2022
E-njoy Peripheral Stent (FAMÍLIA DE STENTS PERIFÉRICOS JOTEC)	IV	80152120003	11/12/2017
FlowLine Bipore ePTFE Vascular Graft (FAMÍLIA DE ENXERTOS VASCULARES EPTFE JOTEC)	IV	80152120005	12/10/2022
Textile Vascular Grafts FlowNit Bioseal / FlowWeave Bioseal (FAMÍLIA DE ENXERTOS VASCULARES INORGÂNICOS JOTEC)	IV	80152120011	12/8/2018
E-vita abdominal XT Stent Graft System (PRÓTESE VASCULAR ABDOMINAL E-VITA JOTEC)	IV	80152120016	9/28/2019

Schedule 5-16

E-asy plus Introducer Sheath (INTRODUTOR EASY)	II	80152120017	10/26/2019
E-xpand Stent Graft Balloon Catheter (CATETER BALÃO E-XPAND JOTEC)	IV	80152120019	2/25/2020
E-xl Aortic Stent (ENDOPRÓTESE AÓRTICA E-XL)	IV	80152120021	5/31/2020
E-liac Stent Graft System (E®-LIAC SISTEMA STENT GRAFT )	III	80152120025	5/4/2020
E-ventus BX Peripheral Stent Graft System (Stent Periférico Recoberto E-ventus BX )	III	80152120026	6/6/2021
E-tegra Stent Graft System (Sistema de Endoprótese E-Tegra)	III	80152120027	9/5/2021

“Specified Countries” means Turkey, Serbia, Egypt, Israel, Morocco, Tunisia, Belarus, South Africa, Argentina, Brazil, Hong Kong, Ecuador, Honduras, Peru, Uruguay, Australia, China, and Thailand.

“Squeeze-Out Merger” shall have the meaning set forth in Section 7.15.

“Suppliers” shall have the meaning set forth in Section 5.28(b).

“Survival Date” shall have the meaning set forth in Section 9.1.

 “Tax” or collectively, “Taxes” shall have the meaning set forth in Section 5.11(a).

“Tax Group” shall have the meaning set forth in Section 5.11(b)(xiv).

“Tax Incentive” shall have the meaning set forth in Section 5.11(b)(xix).

“Tax Returns” shall have the meaning set forth in Section 5.11(b)(ii).

“Technology” shall mean any and all: (a) technology, formulae, algorithms, procedures, processes, methods, techniques, systems, models, compositions, Know-How, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel, and other information, research, and materials; (c) specifications, designs, models, devices; prototypes, schematics, manuals and development tools; (d) Software, content, and other Works of Authorship;  (e) Databases; (f) Trademarks; (g) Domain Names; (h) Trade Secrets; and (i) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.

“Termination Date” shall have the meaning set forth in Section 9.9.

“Third Party Claim” shall have the meaning set forth in Section 9.4(f).

“Third Party Expenses” shall have the meaning set forth in Section 7.4.

Schedule 5-17

“Threshold Amount” shall have the meaning set forth in Section 9.4(a).

“Trade Secrets”  shall mean any confidential and proprietary information, whether oral or written, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable, of any nature in any form, including all writings, memoranda, copies, reports, papers, surveys, analyses, drawings, letters, computer printouts, computer programs, computer applications, specifications, business methods, business processes, business techniques, business plans, data (including customer data), graphs, charts, sound recordings and/or pictorial reproductions that (a) derive independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

“Trademarks” shall mean any domestic or foreign unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress, symbols, logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.

“Transfer Agent” shall have the meaning set forth in Section 2.4(a).

“United States” shall have the meaning set forth in Section 4.7(c).

“Unsatisfied Claim” shall have the meaning set forth in Section 9.3(b)(i).

“Upward Adjustment Amount” shall have the meaning set forth in Section 3.1(e).

“U.S. person” shall have the meaning set forth in Section 4.7(c).

“U.S. Tax Person” shall have the meaning set forth in Section 4.8(b).

“User Data” shall mean any Personal Information or other data or information collected by or on behalf of the Company or any of the Company Subsidiaries from users of the Company Products and services.

“VDR” shall have the meaning set forth in Section 4.11.

“Works of Authorship”  shall mean any computer programs, source code, and executable code, whether embodied in Software, firmware or otherwise, architecture, documentation, designs, files, records, databases, data, documentation, scripts, verification components, test suites, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter.

“Year-End Financials” shall have the meaning set forth in Section 5.7(a).

Schedule 5-18

Schedule 6

Excluded Contracts

(excluded from releases as per sections 7.13(a)(ii) and 7.14)

(A) All Contracts which are to be amended pursuant to Schedule 10; including underlying Contracts, if applicable, and subsequent amendments thereof.

(B) Further, the following Contracts:

1.Chief Executive Agreement, dated as of December 19, 2002, amended as of July 28, 2006 and as of November 22, 2013, by and between Thomas J. Bogenschütz and JOTEC GmbH.

2.Service Contract, by and between Thomas J. Bogenschütz and CryoLife, Inc. (signing pending).

3.Mietvertrag (Lease Agreement) for the property located at Lotzenäcker 17, dated as of May 16, 2014, by and between NVT GmbH and JOTEC GmbH.

4.Mietvertrag (Lease Agreement) for the property located at Lotzenäcker 9, dated as of November 12, 2015, by and between NVT GmbH and JOTEC GmbH.

5.Dienstleistungsvereinbarung (Service Agreement), dated as of March 1, 2017, by and between NVT AG and JOTEC GmbH.

6.Dienstleistungsvereinbarung (Service Agreement), dated as of June 23, 2015, by and between NVT GmbH and JOTEC GmbH (as amended by that certain Ergänzungsvereinbarung dated January 10, 2016 and that certain Ergänzungsvereinbarung dated January 1, 2017).

7.Dienstleistungsvereinbarung (Service Agreement), dated as of March 1, 2017, by and between NVT Sales GmbH and JOTEC GmbH.

8.Outsourcing-Vereinbarung (Outsourcing Agreement), dated as of June 24, 2014, by and between Fumedica AG and JOTEC Sales AG.

9.Vereinbarung Auflösung Vetriebszusammenarbeit (Earn-out Agreement), dated January 21/22, 2016, by and between Fumedica Intertrade AG, Fumedica AG and JOTEC sales AG.

Schedule 6-1

Schedule 7

Third Party Consents and Notices

NONE

Schedule 7-1

Schedule 8

Liens to be Released

NONE

Schedule 8-1

Schedule 9

Contracts to be Terminated

1.Entwicklungs- und Liefervertrag (Development and Supply Agreement), dated as of December 22, 2011, by and between Bentley Innomed GmbH and JOTEC GmbH.

2.Vereinbarung über die Übernahme von Geschäftsführungskosten (Agreement regarding cost allocation of CEO services), dated as of November 22, 2011, by and between JOTEC GmbH and NVT GmbH.

Schedule 9-1

Schedule 10

Contracts to be Amended

1.Mietvertrag (Lease Agreement) for the property located at Lotzenäcker 23, dated as of June 30, 2002, by and between Lars Sunnanväder and Jotec GmbH.

2.Mietvertrag (Lease Agreement) for the property located at Lotzenäcker 25, dated as of December 16, 2014, by and between Lars Sunnanväder and Jotec GmbH.

3.Lizenzvertrag (License Agreement), dated as of December 16, 2016, by and between NVT AG and Jotec GmbH.

4.Produktions und Liefervertrag (Production and Supply Agreement), dated as of June 2, 2017, by and between NVT GmbH and Jotec GmbH.

5.Private Label Agreement dated 02.12.2013, as amended, by and between Bentley InnoMed GmbH and Jotec GmbH.

6.Vereinbarung zur Nutzung der IT-Infrastruktur und Dienstleistungen der LSmedcap GmbH (IT Services Agreement), dated 01.01.2004, as amended, by and between LS medcap GmbH and Jotec GmbH.

7.Arrangements between Joline GmbH & Co. KG and Jotec GmbH – to be supplemented with Supply Agreement (signing pending).

Schedule 10-1

Schedule 11

Special Indemnification Matters

Special Indemnity Matter	Accrual or Reserve	Estimated Liability	Limitation Amount	Survival Period
Liabilities arising from 2012-2014 open Tax audits and Liabilities associated with the transfer pricing scheme of the Company and the Company Subsidiaries	€449,000	€929,000	€9,290,000	5 years
Claims by Company Employees pending against the Company or any Company Subsidiary	None	€50,000	€500,000	3 years
Claims by Cook Incorporated or related parties related to use of fenestrations	€1,000,000	€2,000,000	€10,000,000	3 years
Liabilities arising from termination of Johannes Zodl	€50,000	€500,000	€1,000,000	3 years
Claims related to E-tegra recall and pending litigation	None	€500,000	€5,000,000	3 years
Undisclosed liabilities to Securityholders or their Affiliates	€0	Unknown	Acquisition Consideration	3 years

Schedule 11-1

Any Losses arising from the information and documents disclosed in Section 5.2(a)(i) or Section 5.2(a)(iv) of the Company Disclosure Schedule with respect to the Company and its UK subsidiary	€0	Unknown	Acquisition Consideration	5 years

Schedule 11-2

Schedule 12

Already Considered Purchase Price Reductions

•Other loans as of April 2017 in the amount of approximately €4,000

•Contingent consideration payable regarding termination of Swiss distribution Contract in the amount of approximately €1,290,000

•Contingent consideration payable regarding the acquisition of customers lists and other assets in Brazil estimated to be in the amount of approximately €2,500,000

•Amount needed to buyout remainder of the equity in JOTEC Brazil estimated to be in the amount of approximately €180,000

•Amount needed to buyout remainder of the equity in JOTEC Spain estimated to be in the amount of approximately €630,000

•Potential severance payments or change of control payments under the change of control agreements between the Company or Company Subsidiaries and each of Enrico Cremer and Christian Wörne

Schedule 12-1

Exhibit A

Escrow Agreement

Exhibit A-1

Exhibit B

Securityholder Agreement

Exhibit B-1